     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 1998

                                                      REGISTRATION NO. 333-42791
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 3 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 NANOGEN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3826                          33-0489621
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                           10398 PACIFIC CENTER COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 546-7700

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               HOWARD C. BIRNDORF
   CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
                                 NANOGEN, INC.
                           10398 PACIFIC CENTER COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 546-7700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   Copies to:


                THOMAS E. SPARKS, JR.                                     DAVID J. SEGRE
                   JOHN L. DONAHUE                                       ROBERT M. TARKOFF
                  WILLIAM A. HINES                                          AMY E. REES
            Pillsbury Madison & Sutro LLP                               ELIZABETH C. HEWITT
                    P.O. Box 7880                                Wilson Sonsini Goodrich & Rosati
        San Francisco, California 94120-7880                         Professional Corporation
                   (415) 983-1000                                       650 Page Mill Road
                                                                    Palo Alto, California 94304
                                                                          (650) 493-9300


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


======================================================================================================================
                                                            PROPOSED              PROPOSED
                                                            MAXIMUM               MAXIMUM              AMOUNT OF
TITLE OF EACH CLASS OF              AMOUNT TO BE         OFFERING PRICE          AGGREGATE            REGISTRATION
SECURITIES TO BE REGISTERED        REGISTERED(1)          PER SHARE(2)       OFFERING PRICE(2)           FEE(3)
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par
  value.......................       4,140,000               $12.00             $49,680,000             $14,656
======================================================================================================================



(1) Includes 540,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.


(2) Estimated solely for the purpose of calculating the registration fee.


(3) $11,800 of this filing fee has been previously paid; $2,856 is being paid in connection with this amendment.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)

Issued April 10, 1998


                                3,600,000 Shares
                                 Nanogen, Inc.

                                  COMMON STOCK
                                                                    NANOGEN LOGO

                            ------------------------

  ALL OF THE SHARES OF COMMON STOCK, $0.001 PAR VALUE OFFERED HEREBY ARE BEING SOLD BY NANOGEN, INC. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET
FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE PER SHARE OF THE COMMON STOCK WILL BE BETWEEN $10 AND $12
 PER SHARE. SEE "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED
               IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.
                            ------------------------


CONCURRENT WITH THIS OFFERING, SUBJECT TO CERTAIN CONDITIONS, BECTON, DICKINSON AND COMPANY, A SUBSIDIARY OF HOECHST AG AND ELAN CORPORATION, PLC HAVE AGREED TO
  PURCHASE SHARES OF COMMON STOCK FROM THE COMPANY IN A PRIVATE PLACEMENT AT A PRICE PER SHARE EQUAL TO THE PRICE TO PUBLIC, FOR AN AGGREGATE PURCHASE PRICE OF $6.0 MILLION, $10.0 MILLION AND $5.0 MILLION, RESPECTIVELY, PURSUANT TO EXISTING
    AGREEMENTS WITH THE COMPANY. SEE "BUSINESS -- COLLABORATIVE ALLIANCES."

                            ------------------------


         THE COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ

                    NATIONAL MARKET UNDER THE SYMBOL "NGEN."
                            ------------------------

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 7.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                            PRICE $          A SHARE
                            ------------------------

                                                                   UNDERWRITING
                                           PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                            PUBLIC               COMMISSIONS (1)             COMPANY (2)
                                           --------              ---------------             -----------
Per Share........................             $                         $                         $
Total(3).........................             $                         $                         $

------------

    (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."

    (2)  Before deducting expenses payable by the Company estimated at $900,000.

    (3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 540,000 additional shares of Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions
         and proceeds to company will be $      , $      and $      ,
         respectively. See "Underwriters."
                            ------------------------

     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to the approval of certain legal matters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Underwriters. It is expected that the delivery of the Shares will be made
on or about April   , 1998, at the office of Morgan Stanley & Co. Incorporated,
New York, N.Y., against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY DEAN WITTER
               LEHMAN BROTHERS

                              SBC WARBURG DILLON READ INC.

April   , 1998

                               THE NANOGEN SYSTEM

[Photo depicting instrument, disposable cartridge, semiconductor microchip and cross-section of microchip]


     The Company has not applied for FDA or other regulatory approvals with respect to any of its products under development. There can be no assurance that such approvals can be obtained on a timely basis, if at all. See "Risk
Factors -- No Assurance of Obtaining Regulatory Approvals; Government Regulatory Process."


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

ELECTRONIC ADDRESSING
Programming the Microchip

             [Graphic depicting site by site electronic addressing]

An array of specifically bound DNA probes can be assembled or addressed site by site, row by row on Nanogen's semiconductor microchip. A total of five sets of different capture probes are electronically addressed to the microchip illustrated above.

                   ELECTRONIC CONCENTRATION AND HYBRIDIZATION

INTRODUCING THE TEST SAMPLE                        [Graphic depicting target DNA in solution
Add test sample containing target DNA to           above test site on microchip]
microchip with DNA capture probes addressed
to test sites.

ELECTRONIC CONCENTRATION AND HYBRIDIZATION         [Graphic depicting concentration of target
                                                   probes and hybridization to capture probes]
Apply positive electrical potential to
electrode at test site. The resulting
electric field in the solution concentrates
target DNA in the test sample at the test
site. Enhanced concentration of the target
DNA increases the rate of hybridization, or
binding, to the complementary DNA capture
probes.

FLUORESCENT DETECTION OF TEST RESULTS              [Graphic depicting attachment of reporter
                                                   probes to captured target probe]
Apply negative electrical potential to
electrodes at test site. The resulting
electric field forces the sample DNA that is
not hybridized or incompletely hybridized
back into the test sample, leaving only
specifically hybridized target DNA at the
test site. Once hybridization is complete,
results are determined by scanning for
fluorescent dye-labeled reporter probes.

                         ELECTRONIC STRINGENCY CONTROL

Electronic stringency control is used to           [Graphic depicting perfect match and single
ensure the accuracy of the hybridization           base pair mismatch]
process. As part of this process, a positive
electrical potential is applied to the
electrode at each test site. A perfect match
for the target is shown on the left; a
single base pair mismatch G:A (see insert)
is present on the right.

To eliminate these mismatches, a precise           [Graphic depicting mismatch being driven
negative potential is applied. The mismatch        away while perfect match remains bound to
DNA is forced back into the solution away          capture probe]
from the test site in a matter of minutes.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

     UNTIL            , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     4
Risk Factors................................................     7
Use of Proceeds.............................................    17
Dividend Policy.............................................    17
Capitalization..............................................    18
Dilution....................................................    19
Selected Financial Data.....................................    20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    21
Business....................................................    25
Management..................................................    43
Certain Transactions........................................    54
Principal Stockholders......................................    58
Description of Capital Stock................................    59
Shares Eligible for Future Sale.............................    62
Underwriters................................................    64
Legal Matters...............................................    65
Experts.....................................................    65
Additional Information......................................    66
Index to Financial Statements...............................   F-1

                            ------------------------

     The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by an independent certified public accounting firm and quarterly reports for the first three quarters of each year containing unaudited consolidated financial information.
                            ------------------------

     NANOGEN(R) AND THE COMPANY'S LOGO ARE TRADEMARKS OF THE COMPANY. THIS PROSPECTUS ALSO INCLUDES TRADE NAMES AND TRADEMARKS OF COMPANIES OTHER THAN NANOGEN.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Except as set forth in the financial statements and notes thereto or otherwise as specified herein, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and reflects (i) the reincorporation of the Company from California into Delaware in November 1997, (ii) a two-for-three reverse split of the Company's Common Stock effected in April 1998 (all Preferred Stock share amounts and prices have been similarly adjusted) and (iii) the conversion of all of the Company's outstanding shares of Preferred Stock into 9,254,876 shares of Common Stock upon the closing of this offering. See "Description of Capital Stock" and "Underwriters." This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed under "Risk Factors" and elsewhere in this Prospectus.


                                  THE COMPANY

     Nanogen, Inc. ("Nanogen" or the "Company") integrates advanced microelectronics and molecular biology into a platform technology with broad commercial applications in the fields of medical diagnostics, biomedical research, genomics, genetic testing and drug discovery. Nanogen's fully automated system, which incorporates a proprietary semiconductor microchip, provides a flexible tool for the rapid identification and analysis of any test sample containing charged molecules. Through the use of microelectronics, the Company's technology enables the active movement and concentration of charged molecules to and from designated microlocations, or test sites, on the semiconductor microchip. This electronic concentration of molecules greatly accelerates molecular binding at each microlocation. In addition, Nanogen's technology allows the simultaneous analysis of multiple test results, or multiplexing, from a single sample. The open architecture design of the Nanogen system enables the Company to offer microchips with arrays designed and built by Nanogen for specific applications or with arrays that can be customized by the end user. The Company believes its technology will accelerate the development of products that capitalize on the increasing availability of genetic information and its relationship to human disease. The Company further believes its semiconductor based platform technology provides a low cost, highly efficient, accurate and versatile integrated system that will shift the paradigm from current manual and mechanical methods to microelectronic systems, thereby significantly improving the quality of healthcare.

     The Company has established corporate alliances in certain areas of infectious disease diagnostics, drug discovery and genomics as part of its strategy to expand the applications and accelerate the commercialization of products derived from its technology. The Company is developing products to expedite the diagnosis of infectious disease through its joint venture with Becton, Dickinson and Company ("Becton Dickinson"). The Company has also entered into agreements for the establishment of a collaboration and joint venture with Hoechst AG ("Hoechst") to develop drug discovery tools, and a collaboration with Elan Corporation, plc ("Elan") for genomic applications. In addition to their commitments to provide research funding, these corporate partners have agreed to purchase an aggregate of $21.0 million of Common Stock directly from the Company in a private placement (the "Private Placement") to occur concurrent with this offering. The Company's collaborations permit integration of the Company's technology with the resources and technology of its partners, while allowing the Company to independently pursue diagnostics, drug discovery and genomics opportunities outside the scope of these collaborations.

     The Company's commercialization strategy is to establish its platform technology as the standard for molecular identification and analysis. Nanogen will provide its products initially to leading research institutions and opinion leaders to enable them to exploit the open architecture design in developing additional novel applications. Concurrently, the Company is developing commercial products in medical diagnostics, biomedical research, genomics, genetic testing and drug discovery either by itself or with its corporate partners. In addition, the Company believes its platform technology has the potential to address a broad range of applications, including combinatorial chemistry, industrial process control, forensics and environmental and food pathogen testing. The Company also plans to develop fully integrated "sample-to-answer" systems for both the clinical research and point-of-care settings using microelectronics to process and analyze samples in a wide variety of applications.

     The Company was incorporated in California in 1991 as Nanophore, Inc. ("Nanophore"), a wholly-owned subsidiary of Nanotronics, Inc. ("Nanotronics"), and pursuant to a Plan of Corporate Separation and Reorganization, Nanophore issued shares of its common stock to the Nanotronics shareholders and commenced operations as Nanogen, Inc. in September 1993 (the "Spin-Off"). Nanogen reincorporated in Delaware in November 1997. The terms "Nanogen" and the "Company" refer to Nanogen, Inc., a Delaware corporation, and its predecessor. The Company's executive offices are located at 10398 Pacific Center Court, San Diego, California 92121 and its telephone number is (619) 546-7700.

                                  THE OFFERING


Common Stock offered.......................................  3,600,000 shares
Common Stock to be outstanding after the offering..........  17,941,843 shares(1)
Use of proceeds............................................  To fund research and development, expansion of manufacturing operations and
                                                             activities, expansion of sales and
                                                             marketing activities, working capital and
                                                             for general corporate purposes. See "Use
                                                             of Proceeds."
Nasdaq National Market symbol..............................  NGEN


                             SUMMARY FINANCIAL DATA


                                              PERIOD FROM
                                               INCEPTION
                                          (SEPTEMBER 1, 1993)           YEARS ENDED DECEMBER 31,
                                            TO DECEMBER 31,      --------------------------------------
                                                  1993            1994      1995      1996       1997
                                          --------------------   -------   -------   -------   --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Contract and grant revenue............        $    --          $    --   $   318   $ 1,644   $  2,123
  Sponsored research....................             --               --        --        --      1,243
                                                -------          -------   -------   -------   --------
     Total revenues.....................             --               --       318     1,644      3,366
Operating expenses:
  Research and development..............            183            1,345     3,356     6,931     11,769
  General and administrative............            225            1,065     1,646     2,427      3,910
                                                -------          -------   -------   -------   --------
     Total operating expenses...........            408            2,410     5,002     9,358     15,679
Interest income (expense), net..........             --               34        96       (64)       975
                                                -------          -------   -------   -------   --------
Net loss................................        $  (408)         $(2,376)  $(4,588)  $(7,778)  $(11,338)
                                                =======          =======   =======   =======   ========
Pro forma net loss per share -- basic
  and diluted(2)........................                                                       $  (1.13)
                                                                                               ========
Number of shares used in computing
  pro forma net loss per share -- basic
     and diluted(2).....................                                                         10,072
                                                                                               ========



                                                               AS OF DECEMBER 31, 1997
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(3)
                                                              --------    --------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 19,498       $ 76,426
Working capital.............................................    16,775         73,703
Total assets................................................    23,215         80,143
Capital lease obligations, less current portion.............     1,193          1,193
Accumulated deficit.........................................   (26,488)       (26,488)
Total stockholders' equity..................................    18,599         75,527


---------------

(1) Based on the number of shares outstanding at February 28, 1998. Includes an aggregate of 1,909,089 shares of Common Stock (based on the assumed initial public offering price of $11.00 per share) to be issued in the Private Placement. Excludes 1,514,525 shares of Common Stock reserved for issuance and available for grant or sale under the Company's Stock Option Plans, under which there were options outstanding to purchase an aggregate of 521,109 shares of Common Stock as of February 28, 1998. Also excludes (i) 420,703 shares of Common Stock subject to outstanding warrants, (ii) 40,993 shares of Preferred Stock subject to outstanding warrants, which will convert into warrants to purchase 40,993 shares of Common Stock upon the closing of this offering and (iii) 6,000 shares of Preferred Stock subject to outstanding warrants which will expire on the day prior to effectiveness of the Registration Statement of which this Prospectus forms a part. See "Capitalization," "Management -- Stock Option Plans," "Description of Capital Stock -- Warrants," and Note 4 of Notes to Financial Statements.


(2) Computed on the basis described in Note 1 of Notes to Financial Statements.


(3) Adjusted to reflect the sale by the Company of (i) 3,600,000 shares of Common Stock offered hereby at an assumed public offering price of $11.00 per share and (ii) 1,909,089 shares of Common Stock to be issued in the Private Placement at an assumed price of $11.00 per share, and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors in addition to the other information presented in this Prospectus, before purchasing the shares of Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. When used herein, the words "expects," "anticipates," "estimates," "intends," "plans" and similar expressions are intended to identify forward-looking statements. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus.

EARLY STAGE OF DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY WHETHER PRODUCTS CAN BE SUCCESSFULLY DEVELOPED

     Nanogen is at an early stage of development. The Company has completed the initial development of its platform and is developing products in the fields of medical diagnostics, biomedical research, genomics, genetic testing and drug discovery. There can be no assurances that the Company will be able to successfully complete the development of products in any or all of these fields. All of the Company's products are currently under development, and there can be no assurance that such products will be successfully developed or commercialized on a timely basis, if at all. Since the Company's commencement of operations in 1993, substantially all of the Company's resources have been dedicated to the research and development of potential products based on its proprietary semiconductor microchip technology, and no revenues have been generated from product sales. The Company believes that its revenue growth and profitability will depend substantially upon its ability to overcome significant technological challenges and successfully introduce these new products into the marketplace. In addition, the successful development of some of these new products will depend on the development and incorporation of new technologies developed through the Company's current and future collaborations. A number of applications envisioned by the Company will require significant enhancements in the basic technology platform including complete sample-to-answer capabilities. If the Company is unable, for technological or other reasons, to complete the development, introduction or scale-up of manufacturing of any new product, or if such product does not achieve a significant level of market acceptance, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Business -- Nanogen's Platform Technology," "-- Applications and Products Under Development" and
"-- Manufacturing."

LACK OF MARKET ACCEPTANCE

     The Company's strategy of using its proprietary semiconductor microchip technology for the purposes of developing products in the fields of medical diagnostics, biomedical research, genomics, genetic testing and drug discovery is unproven and there can be no assurance that the Company will be able to develop commercially viable products in any or all of these fields or that any such products will be accepted in the marketplace. Additionally, there can be no assurance that the Company will be successful in achieving adoption of its system. Market acceptance will depend on many factors, including demonstrating to customers that the Company's technology platform is a viable alternative to currently available technologies. In addition, the Company's technology platform could be adversely affected by limited funding available for capital acquisitions by the Company's customers, as well as internal obstacles to customer approvals of purchases of the Company's products. If the Company is unable to achieve market acceptance, the Company's business, financial condition and results of operations would be materially and adversely affected. See
"-- Dependence on Collaborative Alliances; Reliance on Collaborators."

DEPENDENCE ON COLLABORATIVE ALLIANCES; RELIANCE ON COLLABORATORS

     The Company's strategy for development and commercialization of its proprietary semiconductor microchip technology and related products includes and depends on the formation of various strategic alliances and licensing arrangements with collaborative partners. The Company's strategy is to enter into collaborative arrangements with select companies to partially fund development of, assist in obtaining regulatory approval and clearances for, and commercialize its products. As a result, the Company's strategy for development and commercialization of such products depends on the feasibility and continuity of arrangements with existing and future collaborative partners and licensees. There can be no assurance that the Company will be successful in entering into or maintaining such collaborations to develop commercial applications of its semiconductor microchip products. Failure to do so would have a material adverse impact on the Company. The Company may have limited or no control over the time, effort or financial resources that any partner may devote to the development or marketing of the Company's products. There can be no assurance that any of the Company's collaborative partners will perform their obligations as expected or will devote sufficient resources to the development, clinical testing or marketing of the Company's potential products. Any concomitant development by a partner of competitive technologies, preclusion from entering into competitive arrangements with other potential partners, disputes over ownership rights to any intellectual property, know-how or technologies developed with a partner, failure to obtain timely regulatory approvals or clearances, premature termination of an agreement, or failure by a partner to devote sufficient resources to the development and commercialization of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations of the Company.

     Under the terms of the Company's joint venture arrangement with Becton Dickinson, if the Company fails to achieve certain milestones by June 30, 1998, the joint venture arrangement may be terminated, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company anticipates that the revenues derived from such arrangement will be a significant source of funding for the Company's research and development activities. In addition, certain milestones will need to be agreed upon in the future. There can be no assurance that the parties will agree to such milestones, and if agreed upon, there can be no assurances that such milestones will be achieved. The Company will rely in part on Becton Dickinson to manufacture certain components of its infectious disease products. Any failure on the part of either the Company or Becton Dickinson to meet the expected timelines could adversely affect the ability of the parties to achieve timely submission of products for regulatory approval or to successfully introduce the products in the commercial marketplace. Such delays in either the regulatory process or the commercial introduction of such products would have a material adverse effect on the Company's business, financial condition, and results of operations. Additionally, the Company will rely on Becton Dickinson's distribution capabilities to market the joint venture products. Any interruption in this distribution channel or failure of Becton Dickinson to adequately fund the marketing and sales commitments of the joint venture would have a material adverse affect on the Company's business, financial condition and results of operations. See "Business -- Collaborative Alliances--Becton, Dickinson and Company."

     The Company has recently signed agreements with Hoechst and Elan that contemplate the commercialization of products resulting from research and development collaboration agreements between the parties. There can be no assurance that such agreements will result in commercially viable collaborations between the parties, or that any resulting collaborations will be successful. See "Business -- Collaborative Alliances -- Hoechst AG" and "-- Collaborative Alliances -- Elan Corporation, plc."

HISTORY OF LOSSES AND ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY; QUARTERLY FLUCTUATIONS


     The Company has incurred net losses since its inception, and at December 31, 1997, had an accumulated deficit of approximately $26.5 million. For the years ended December 31, 1995, 1996 and 1997, Nanogen had net losses of approximately $4.6 million, $7.8 million and $11.3 million, respectively. The Company anticipates that it will continue to incur additional operating losses for at least the next several years. The estimates above and elsewhere in this Prospectus of the minimum period during which the Company expects to incur losses are forward-looking statements that involve risks and uncertainties. There can be no assurance that the Company will not incur losses for periods of time in excess of those set forth herein and elsewhere in this Prospectus and actual results may differ materially. At this time, the Company has no products available for sale and no revenues have been generated from commercialization of products arising out of its technology. There can be no assurance that the Company will ever attain profitability or will remain profitable on a quarterly or annual basis in the future. The Company expects that its revenues will be generated principally from the sale of its instrument system and the recurring sale of its disposable cartridges. There can be no assurance that the Company will sell a sufficient number of instruments and disposable cartridges at a gross margin sufficient to achieve profitability. The Company intends to significantly increase its investments in research and development, sales and marketing, manufacturing, clinical trials, regulatory approvals and related infrastructure. As a result of the anticipated increases in the Company's operating expenses, the Company's financial prospects must be considered in light of the risks, expenses and difficulties frequently encountered by early stage development companies, particularly companies in new and rapidly evolving markets. The Company believes that future operating results will be subject to quarterly fluctuations due to a variety of factors, including the timing of payments from collaborators, whether and when new products are successfully developed and introduced by the Company or its competitors, market acceptance of future products, regulatory delays, product recalls, manufacturing delays, shipment problems, product seasonality and changes in the mix of products sold. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

     While the Company believes that its available cash, together with the proceeds of this offering and the Private Placement, will be sufficient to satisfy its funding needs for current operations for at least the next 24 months, the Company has incurred negative cash flow from operations since inception and does not expect to generate positive cash flow to fund its operations for at least the next several years. Thus, the Company may need to raise additional capital to fund its research and development programs, to scale up manufacturing activities and establish its sales and marketing capability. The Company's current collaborations will, and future collaborations may, require the Company to commit substantial amounts of capital. There can be no assurance that the Company will be able to make such scheduled capital contributions. The Company's future liquidity and capital funding requirements will depend on numerous factors, including the extent to which the Company's products under development are successfully developed and gain market acceptance, the timing of regulatory actions regarding the Company's potential products, the costs and timing of expansion of sales, marketing and manufacturing activities, prosecution and enforcement of patents important to the Company's business, the results of clinical trials, competitive developments, and the Company's ability to enter into additional collaborative arrangements. There can be no assurance that such additional capital will be available on terms acceptable to the Company, if at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may include restrictive covenants. If adequate funds are not available, the Company may be required to curtail its operations significantly or to obtain funds through entering into collaborative agreements or other arrangements on less favorable terms. The failure by the Company to raise capital on acceptable terms when needed could have a material adverse effect on the Company's business, financial condition or results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE ON KEY PERSONNEL


     The Company's future success is highly dependent on the efforts of its senior management and scientific team, including its Chief Executive Officer, President, Vice President -- Research and Product Development and Chief Technical Officer. The loss of the services of any member of its senior management or scientific staff may significantly delay or prevent the achievement of product development and other business objectives. Because of the specialized scientific nature of the Company's business, the Company is highly dependent on its ability to attract and retain qualified scientific and technical personnel. There is intense competition among major pharmaceutical and chemical companies, semiconductor companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of the Company's activities. Loss of the services of, or failure to recruit, key scientific and technical personnel could adversely affect the Company's business, financial condition or results of operations. In addition, a substantial portion of the stock and stock options currently held by many of the Company's key employees is vested and the remaining portion may become fully vested over the next several years before the Company achieves significant revenues or profitability. The Company may have to grant more stock or stock options to give these employees additional incentives to remain with the Company, resulting in dilution to stockholders. There can be no assurance that granting additional stock or stock options will be sufficient to attract or retain key employees. See "Business -- Employees" and "Management -- Directors, Executive Officers and Key Scientific Personnel and Consultants."

INTENSE COMPETITION; COMPETING TECHNOLOGIES

     As the Company develops applications for its technology, it expects to encounter intense competition from a number of companies that offer products in its targeted application areas. The Company anticipates that its competitors in these areas will include health care companies that manufacture laboratory-based tests and analyzers, diagnostic and pharmaceutical companies, as well as companies developing drug discovery technologies. To the extent the Company is successful in developing products in these areas, the Company will face competition from established companies and numerous development-stage companies that continually enter these markets.

     In many instances, the Company's competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations than the Company. Moreover, such competitors may offer broader product lines and have greater name recognition than the Company, and may offer discounts as a competitive tactic. In addition, several development stage companies are currently making or developing products that compete with or will compete with those of the Company. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies or products that are more effective or commercially attractive than the Company's current or future products, or that would render the Company's technologies and products obsolete. Also, there can be no assurance that the Company will have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future. The Company's future success will depend in large part on its ability to maintain a competitive position with respect to the technologies in which it competes. Rapid technological development by the Company or others may result in competing products or technology. See
"Business -- Nanogen's Platform Technology," "-- Applications and Products Under Development" and "-- Competition."

UNCERTAINTY OF PATENT AND PROPRIETARY TECHNOLOGY PROTECTION; POTENTIAL INABILITY TO LICENSE TECHNOLOGY FROM THIRD PARTIES

     The Company's commercial success will depend in part on obtaining and maintaining meaningful patent protection on its inventions, technologies and discoveries. The Company's strategy is to actively pursue patent protection in the U.S. and foreign jurisdictions for technology it believes to be proprietary and that offers competitive advantages for its products. The Company's ability to compete effectively will therefore depend in part on its ability to develop and maintain proprietary aspects of its technology, and to operate without infringing the proprietary rights of others, or to obtain rights to such third-party proprietary rights, if necessary. While Nanogen has four U.S. and one foreign issued patents and is currently prosecuting additional patent applications in the U.S. and with certain foreign patent offices, there can be no assurance that any of the Company's pending patent applications will result in the issuance of any patents, that the Company's patent applications will have priority over others' applications, or that, if issued, any of the Company's patents will offer protection against competitors with similar technologies. There can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented in the future or that the rights created thereunder will afford the Company a competitive advantage.

     The commercial success of the Company also depends in part on the Company neither infringing valid, enforceable patents or proprietary rights of third parties, nor breaching any licenses that may relate to the Company's technologies and products. The Company is aware of certain third-party patents that may relate to the Company's technology. There can be no assurance that the Company does not or will not infringe these patents or other patents or proprietary rights of third parties. In addition, the Company has received and may in the future receive notices claiming infringement from third parties as well as invitations to take licenses under third-party patents. Any legal action against the Company or its collaborative partners claiming damages and seeking to enjoin commercial activities relating to the Company's products and processes affected by third-party rights, in addition to subjecting the Company to potential liability for damages, may require the Company or its collaborative partners to obtain licenses in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its collaborative partners would prevail in any such action or that any license (including licenses proposed by third parties) required under any such patent would be made available on commercially acceptable terms, if at all. There are a significant number of U.S. and foreign patents and patent applications held by third parties in the Company's areas of interest, and the Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, the defense and prosecution of interference proceedings before the U.S. Patent and Trademark Office ("USPTO") and related administrative proceedings will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. There can be no assurance that the Company will not in the future become subject to USPTO interference proceedings to determine the priority of inventions. In addition, laws of certain foreign countries do not protect intellectual property to the same extent as do laws in the U.S., which may subject the Company to additional difficulties in protecting its intellectual property in those countries.

     The Company also relies upon trade secrets, technical know-how and continuing inventions to develop and maintain its competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, that the Company can meaningfully protect its trade secrets, or that the Company will be capable of protecting its rights to its trade secrets. The Company seeks to protect its proprietary technology and patents, in part, by confidentiality agreements with its employees and certain contractors. There can be no assurance that the Company's own employees will not breach their existing Proprietary Information, Inventions, and Dispute Resolution Agreements or that such agreements will otherwise protect the Company's intellectual property, each of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Proprietary Technology and Patents."

NO ASSURANCE OF OBTAINING REGULATORY APPROVALS; GOVERNMENT REGULATORY PROCESS


     The Company anticipates that the manufacturing, labeling, distribution and marketing of a number of its diagnostic products will be subject to regulation in the U.S. and in certain other countries. In the U.S., the Federal Drug Administration ("FDA") regulates, as medical devices, most diagnostic tests and in vitro reagents that are marketed as finished test kits and equipment. Pursuant to the Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, design, efficacy, safety, manufacture, labeling, distribution and promotion of medical devices. The Company will not be able to commence marketing or commercial sales in the U.S. of such products until it receives clearance or approval from the FDA, which can be a lengthy, expensive and uncertain process. The Company has not applied for FDA or other regulatory approvals with respect to any of its products under development. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products, that regulatory clearance or approval or clearance of any new products will be granted by the FDA or foreign regulatory authorities on a timely basis, if at all, or that the new products will be successfully commercialized. Noncompliance with applicable FDA requirements can result in, among other things, administrative sanctions or judicially imposed sanctions such as injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution. The FDA also has the authority to request recall, repair, replacement or refund of the cost of any device manufactured or distributed by the Company.


     Any devices manufactured or distributed by the Company pursuant to FDA clearance or approvals are subject to pervasive and continuing regulation by the FDA and certain state agencies. Before a new device can be introduced in the U.S. market, the manufacturer must generally obtain FDA clearance of a 510(k) notification or FDA approval of a premarket approval ("PMA") application. A 510(k) clearance will generally only be granted if the information submitted to the FDA establishes that the device is "substantially equivalent" to a legally marketed Class I or Class II device or a preamendment Class III device (i.e. a device that has been on the market since before May 28, 1976) for which the FDA has not called for PMAs. The

PMA approval process is more expensive, uncertain and lengthy than the 510(k) clearance process. To obtain a PMA, the Company, either alone or with the assistance of its strategic partners, must submit extensive data, including preclinical and clinical trial data, to demonstrate the safety and efficacy of a product. There can be no assurance that with respect to any of the Company's products in development, the FDA will not determine that the Company must adhere to the more costly, lengthy and uncertain PMA approval process. Significant modifications of the labeling, manufacturing and design of a cleared or approved device will require clearance or approval by the FDA. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances for its products on a timely basis, if at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, limitations on intended uses imposed as a condition of such approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

     If marketed outside the U.S., the Company's products will be subject to foreign regulatory requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement, which vary from country to country and are becoming more restrictive throughout the European Union. The process of obtaining foreign regulatory approvals can be lengthy and require the expenditure of substantial capital and resources, and there can be no assurance that the Company or its collaboration partners will be successful in obtaining the necessary approvals. Any delay or failure by the Company or its collaboration partners to obtain regulatory approvals for its products would adversely affect the Company's ability to generate product and royalty revenues, which could have a material adverse effect on the Company's business, financial condition and operating results.

     The Company intends to conduct clinical investigations of its products under development, which will entail distributing them in the U.S. on an Investigational Use Only ("IUO") basis. Although clinical investigations of most devices are subject to the investigational device exemption ("IDE") requirements, clinical investigations of in vitro diagnostic ("IVD") tests, such as a number of the Company's products, are exempt from IDE requirements including the need to obtain the FDA's prior approval, provided the testing is noninvasive, does not require an invasive sampling procedure that presents a significant risk, does not intentionally introduce energy into a patient, and is not used as a diagnostic procedure without confirmation by another medically established test procedure. In addition, the IVD must be labeled for Research Use Only ("RUO") or IUO, and distribution controls must be in place to limit the use of the product to such use. There can be no assurance that the FDA would agree that the Company's IUO distribution of its IVD products under development will meet the requirements for IDE exemption. Furthermore, failure by the Company or the recipients of its products under development to maintain compliance with the IDE exemption requirements could result in enforcement action by the FDA, including, among other things, the loss of the IDE exemption or the imposition of other restrictions on the Company's distribution of its products under development, which would adversely affect the Company's ability to conduct the clinical investigations necessary to support marketing clearance or approval.

     Subsequent to the receipt of an FDA approval or clearance, the Company will be required to adhere to the Quality System Regulation ("QSR") (formerly Good Manufacturing Practices), which includes testing, control and documentation requirements. Manufacturers must also comply with Medical Device Reporting ("MDR") requirements that a manufacturer report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and would be likely to cause or contribute to a death or serious injury upon recurrence. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses.

     The Company is subject to routine inspection by the FDA and certain state agencies for compliance with QSR requirements, MDR requirements and other applicable regulations. The recently finalized QSR requirements include design controls that will likely increase the cost of compliance. There can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that such laws and regulations will not have a material adverse effect upon the Company's business, financial condition and results of operation.

     Any of the Company's customers using its diagnostic devices for clinical use in the U.S. may be regulated under the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"). CLIA is intended to ensure the quality and reliability of clinical laboratories in the U.S. by mandating specific standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of diagnostic tests ("waived," "moderately complex" and "highly complex") and the standards applicable to a clinical laboratory depend on the level of the tests it performs. CLIA requirements may prevent some clinical laboratories from using certain of the Company's diagnostic products. Therefore, there can be no assurance that the CLIA regulations and future administrative interpretations of CLIA will not have a material adverse impact on the Company by limiting the potential market for the Company's products. See "Business -- Government Regulation."

DEPENDENCE ON SUPPLIERS

     Certain key components and raw materials used in the manufacture of the Company's products are currently provided from limited sources or in some cases by single-source vendors. Although the Company believes that alternative sources for such components and raw materials are available, any supply interruption in a sole-sourced component of raw material would have a material adverse effect on the Company's ability to manufacture its products until a new source of supply is qualified and, as a result, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, an uncorrected impurity or supplier's variation in a raw material, either unknown to the Company or incompatible with the Company's manufacturing process, could have a material adverse effect on the Company's ability to manufacture products. The Company may be unable to find a sufficient alternative supply channel in a reasonable time period, or on commercially reasonable terms, if at all. Failure to obtain a supplier for the manufacture of components of its future products, if any, could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Manufacturing."

LIMITED MANUFACTURING EXPERIENCE; POTENTIAL INABILITY TO SCALE UP MANUFACTURING

     The Company has no experience manufacturing products for commercial purposes. The Company presently relies on subcontractors to manufacture the limited quantities of semiconductor microchips and other components it currently requires for internal and collaborative purposes, as well as for use in clinical trials and prototype products. The Company is currently qualifying new contract manufacturers for large scale wafer fabrication, and there can be no assurance that the Company will qualify and secure sufficient capacity on satisfactory terms for commercial production. There can be no assurance that manufacturing, supply and quality control problems will not arise as the Company either alone or with subcontractors attempts to scale up manufacturing procedures or that such scale-up can be achieved in a timely manner or at a commercially reasonable cost. Any such failure to surmount such problems could lead to delays or pose a threat to the ultimate commercialization of the Company's products and result in a material adverse effect on the Company. If the Company or any of its contract manufacturers encounter future manufacturing difficulties, including problems involving the ability to scale up manufacturing capacity, production yields, quality control and assurance, or shortages of components or qualified personnel, it could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's manufacturing facilities and those of its contract manufacturers are or will be subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies and such facilities are subject to QSR requirements of the FDA. Furthermore, prior to approval of a PMA, the Company's and any third-party manufacturer's facilities, procedures and practices will be subject to a pre-approved inspection by the FDA. Failure by the Company or its third-party manufacturer to maintain its facilities in accordance with QSR regulations, other international quality standards or other regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

LIMITED MARKETING AND SALES CAPABILITY

     Nanogen intends to market and sell its products, if successfully developed, directly and through strategic alliances and distribution arrangements with third parties, including its collaborative partners. There can be no assurance that any efforts to establish such strategic alliances or distribution arrangements will be successful. The Company currently has limited product marketing and sales capabilities, although it intends to recruit experienced marketing and sales personnel as the Company grows closer to product commercialization. In attracting, establishing and maintaining a marketing and sales force, or entering into third-party marketing or distribution arrangements with other companies, the Company expects to incur significant additional expenses. No assurance can be given that the Company will be able to successfully establish such a sales and marketing capability or enter into third-party marketing or distribution arrangements or that it will be successful in achieving marketplace acceptance for its products. See "Business -- Sales and Marketing."

MANAGEMENT OF GROWTH

     The Company has recently experienced, and expects to continue to experience growth in the number of its employees and the scope of its operating and financial systems. This growth has resulted in an increase in responsibilities for both existing and new management personnel. The Company's ability to manage growth effectively will require it to continue to implement and improve its operational, financial and management information systems and to recruit, train, motivate and manage its employees. There can be no assurance that the Company will be able to manage its growth and expansion, and a failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY EXPOSURE; INADEQUACY OR UNAVAILABILITY OF INSURANCE COVERAGE

     The testing, manufacturing and marketing of the Company's products entails an inherent risk of product liability claims. To date, the Company has not experienced any product liability claims, but any such claims arising in the future could have a material adverse effect on the Company's business, financial condition and results of operations. The Company intends to secure limited product liability/clinical liability insurance coverage, but there can be no assurance that the Company will be able to obtain such insurance on acceptable terms with adequate coverage, or at reasonable costs. Potential product liability claims may exceed the amount of the Company's insurance coverage or may be excluded from coverage under the terms of the policy. There can be no assurance that the Company's insurance once obtained can be renewed at a cost and level of coverage comparable to that then in effect. Any claims against the Company, regardless of their merit or eventual outcome, could have a material adverse effect upon the Company's business, financial condition, and results of operations.

ETHICAL AND PRIVACY CONSIDERATIONS

     The Company's success in diagnostics and genetic testing applications will depend in large part upon its ability to secure a market for certain of its products under development. Genetic tests, including those performed using Nanogen's technology platform, may be difficult to interpret and may lead to misinformation or misdiagnosis. Even when a genetic test identifies the existence of a mutation in an individual, the interpretation of the result is often limited to the identification of a statistical probability that the tested individual will develop the disease or condition for which the test is performed. In addition, the inability to test for unknown genes which may cause a particular genetic disorder may result in misdiagnosis. The prospect of broadly available genetic testing has raised societal and governmental concerns regarding the appropriate use and confidentiality of information provided by such testing. Government authorities could, for social or other purposes, limit the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, either of which could adversely affect the use of the Company's products. In addition, there are additional issues regarding the appropriate use of genetic testing information by entities such as insurance companies and employers. It is possible that discrimination by insurance companies could occur through the raising of premiums by insurers to prohibitive levels, outright cancellation of insurance or unwillingness to provide coverage to patients shown to have a genetic predisposition to a particular disease. In addition, employers could discriminate against employees with a positive genetic predisposition due to the increased risk for disease resulting in possible cost increases for health insurance and the potential for lost employment time. Legislation has been proposed to govern the confidentiality of genetic testing information, but there can be no assurance that such legislation will be widely adopted, if at all, or if adopted that it will adequately protect the privacy interests of genetic testing patients. There can be no assurance that ethical concerns about genetic testing will not materially adversely affect market acceptance of the Company's technology for diagnostic applications, which could materially and adversely affect the Company's business, financial condition and operating results. See
"Business -- Applications and Products Under Development -- Genetic Testing Applications."

CONTINUED CONTROL BY DIRECTORS, EXECUTIVE OFFICERS, PRINCIPAL STOCKHOLDERS AND AFFILIATED ENTITIES

     The Company's directors, executive officers, principal stockholders and entities affiliated with them will, in the aggregate, beneficially own approximately 41.3% of the Company's outstanding Common Stock following the completion of this offering and the Private Placement. These stockholders, if acting together, would be able to control substantially all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions. See "Principal Stockholders."

LACK OF PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering. The initial public offering price will be determined through negotiations between the Company and the Underwriters and may bear no relationship to the price at which the Common Stock will trade after the closing of this offering. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly held medical device companies have in the past been, and can in the future be, especially volatile. Announcements of technological innovations or new products by the Company or its competitors, clinical investigation results, release of reports by securities analysts, developments or disputes concerning patents or proprietary rights, regulatory developments, changes in regulatory or medical reimbursement policies, economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant impact on the market price of the Common Stock. In the past, securities class action litigation has often been instituted following periods of volatility in the market price for a company's securities. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Underwriters."

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of Common Stock by existing stockholders under Rule 144 and Rule 701 of the Securities Act of 1933, as amended (the "Securities Act"), or through the exercise of outstanding registration rights or otherwise could have an adverse effect on the price of the Company's Common Stock. The 3,600,000 shares of Common Stock being sold hereby, not including the Private Placement, will be eligible for sale in the public market upon the effectiveness of this offering. Excluding the shares of Common Stock being sold hereby and in the Private Placement, the remaining 11,076,398 shares of Common Stock (excluding shares purchased pursuant to the exercise of unvested options and subject to repurchase by the Company) may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. As a result of lockups with the Underwriters and the provisions of Rule 144 and 701, additional shares will be available for sale in the public market as follows: (i) approximately 71,400 shares will be eligible for immediate sale on the date of this Prospectus, (ii) approximately 10,969,000 shares of Common Stock will be eligible for sale 180 days after the date of this Prospectus upon expiration of lockup agreements, and
(iii) the remainder of the shares of Common Stock will be eligible for sale from time to time thereafter upon expiration of their respective holding periods. The holders of the 1,909,089 shares issued in the Private Placement (assuming an initial public offering price of

$11.00 per share) will have the right to register such shares for future sale and such shares will otherwise be eligible for sale one year from the closing date of this offering, subject to the limitations of Rule 144. The Company intends to register approximately 2,800,000 shares of Common Stock reserved for issuance under its stock plans as soon as practicable following the date of this Prospectus. Certain existing stockholders have rights under certain circumstances to require the Company to register their shares for future sale. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."


POTENTIAL ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE LAW

     Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders, provide for a classified board of directors, eliminate the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. See "Management" and "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

     The initial public offering price will be substantially higher than the net tangible book value per share of Common Stock. Assuming an initial public offering price of $11.00 per share, purchasers of shares of Common Stock in this offering will incur immediate and substantial dilution of $6.76 per share. Such purchasers will experience additional dilution upon the exercise of outstanding stock options and warrants. Future capital funding transactions may also result in dilution to purchasers in this offering. See "Dilution."

ABSENCE OF DIVIDENDS

     The Company has never paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS


     The proceeds to the Company from the sale of the 3,600,000 shares of Common Stock being offered by the Company are estimated to be approximately $35.9 million (approximately $41.5 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. Additionally, pursuant to the Private Placement, and assuming an initial public offering price of $11.00 per share, the Company plans to sell directly to Becton Dickinson, a subsidiary of Hoechst and Elan an aggregate of 1,909,089 shares of its Common Stock for an aggregate purchase price of $21.0 million.


     Of the aggregate estimated net proceeds of $56.9 million, the Company currently expects to use approximately $27.9 million for research and product development, including internal development, acquisitions, licenses or as part of commitments for third-party collaborative arrangements; approximately $13.2 million for operational and capital expenditures, including facilities expansion, manufacturing scale-up and manufacturing and laboratory equipment; and approximately $5.2 million for establishing regulatory and sales and marketing capabilities. The Company will use the balance of approximately $10.6 million of the net proceeds for working capital and other general corporate purposes. The cost, timing and amount of funds required by the Company cannot be precisely determined at this time and will be based upon numerous factors, including the following: the Company's progress in research and development; the results of clinical trials; the timing and costs of obtaining regulatory approvals; the ability of the Company to establish and receive payments under collaborative agreements; the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; competing technological and market developments; changes in the Company's existing research relationships; evaluation of the commercial viability of potential products; effective commercialization activities and arrangements; and the cost and availability of alternative methods of financing. The Board of Directors has broad discretion in determining how the proceeds of this offering will be applied. Pending such uses, the Company intends to invest the net proceeds in short-term, interest-bearing obligations.

                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its capital stock and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, for the development and expansion of its business.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997 (i) on a pro forma basis to give effect to the conversion of all outstanding shares of the Company's Preferred Stock into Common Stock and the authorization of 5,000,000 shares of Preferred Stock and 50,000,000 shares of Common Stock upon the closing of this offering, and (ii) as adjusted to give effect to the sale of 1,909,089 shares of Common Stock to be issued in the Private Placement at an assumed price of $11.00 per share and the sale of the 3,600,000 shares of Common Stock being offered hereby at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.


                                                                 DECEMBER 31, 1997
                                                              ------------------------
                                                              PRO FORMA    AS ADJUSTED
                                                              ---------    -----------
                                                                   (IN THOUSANDS)
Capital lease obligations, less current portion.............  $  1,193      $  1,193
Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000 shares
     authorized; no shares issued and outstanding, pro forma
     and as adjusted........................................        --            --
  Common stock, $0.001 par value; 50,000,000 shares
     authorized, pro forma and as adjusted; 12,306,065
     shares issued and outstanding, pro forma; 17,815,154
     shares issued and outstanding, as adjusted(1)..........        12            18
  Additional paid-in capital................................    48,528       105,450
  Notes receivable from stockholders........................    (1,130)       (1,130)
  Deferred compensation.....................................    (2,323)       (2,323)
  Accumulated deficit.......................................   (26,488)      (26,488)
                                                              --------      --------
     Total stockholders' equity.............................    18,599        75,527
                                                              --------      --------
          Total capitalization..............................  $ 19,792      $ 76,720
                                                              ========      ========


---------------


(1) Based on the number of shares of Common Stock outstanding at December 31, 1997. Includes 1,543,939 shares of Common Stock purchased through early exercise of incentive stock options which remain subject to repurchase by the Company. Excludes (i) 1,508,852 shares of Common Stock reserved for issuance and available for grant or sale under the Company's Stock Option Plans, under which there were options outstanding to purchase an aggregate of 416,716 shares of Common Stock as of December 31, 1997, (ii) warrants to purchase 420,703 shares of Common Stock, (iii) warrants to purchase 40,993 shares of Preferred Stock, which will convert into warrants for the purchase of 40,993 shares of Common Stock upon the closing of this offering and (iv) warrants to purchase 6,000 shares of Preferred Stock which will expire on the day prior to effectiveness of the Registration Statement of which this Prospectus forms a part.

                                    DILUTION

     The pro forma net tangible book value of the Company as of December 31, 1997 was approximately $18,599,000, or $1.51 per share. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities of the Company, divided by the number of shares of Common Stock outstanding (after giving effect to the conversion of all outstanding shares of the Company's Preferred Stock). After giving effect to the sale of 1,909,089 shares of Common Stock in the Private Placement at a price of $11.00 per share, the pro forma net tangible book value at December 31, 1997 would have been approximately $39,599,000 or $2.79 per share. After giving effect to the sale of the 3,600,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $11.00 per share and after deduction of estimated underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company at December 31, 1997 would have been approximately $75,527,000 or $4.24 per share. This represents an immediate increase in such net tangible book value of $1.45 per share to existing stockholders and an immediate dilution of $6.76 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price.......................            $11.00
                                                                        ------
  Pro forma net tangible book value before offering.........  $ 1.51
  Increase attributable to the Private Placement............    1.28
                                                              ------
  Pro forma net tangible book value per share after the
     Private Placement......................................    2.79
  Pro forma increase attributable to new investors..........    1.45
                                                              ------
Pro forma net tangible book value after offering............    4.24      4.24
                                                                        ------
Dilution to new investors...................................            $ 6.76
                                                                        ======

     The following table summarizes, on a pro forma basis as of December 31, 1997 (after giving effect to the Private Placement and the conversion of all outstanding shares of Preferred Stock into Common Stock upon completion of this offering), the differences between existing stockholders (including, without limitation, Becton Dickinson, Hoechst and Elan) and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average consideration paid per share (based upon an assumed initial public offering price of $11.00 per share and before deduction of estimated underwriting discounts and commissions and offering expenses):


                                      SHARES PURCHASED         TOTAL CONSIDERATION
                                   ----------------------    -----------------------    AVERAGE PRICE
                                     NUMBER       PERCENT       AMOUNT       PERCENT      PER SHARE
                                   -----------    -------    ------------    -------    -------------
Existing stockholders............   14,215,154      79.8%    $ 67,844,060      63.1%       $ 4.77
New investors....................    3,600,000      20.2       39,600,000      36.9        $11.00
                                   -----------     -----     ------------     -----
          Total..................   17,815,154     100.0%    $107,444,060     100.0%
                                   ===========     =====     ============     =====



     The foregoing table assumes no exercise of the Underwriters' over-allotment option or of any outstanding stock options or warrants. As of February 28, 1998, there were (i) options to purchase an aggregate of 521,109 shares of Common Stock at exercise prices ranging from $.02 to $3.00 per share, (ii) warrants to purchase 420,703 shares of Common Stock, (iii) warrants to purchase 40,933 shares of Preferred Stock, which will convert into warrants for the purchase of 40,933 shares of Common Stock upon the closing of this offering and (iv) warrants to purchase 6,000 shares of Preferred Stock which will expire on the day prior to effectiveness of the Registration Statement of which this Prospectus forms a part. To the extent these options and warrants are exercised, there will be further dilution to new investors. See "Management -- Stock Option Plans" and Note 4 of the Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's statements of operations for each of the three years in the period ended December 31, 1997, and the Company's balance sheet data at December 31, 1996 and 1997, are derived from the financial statements of the Company that have been audited by Ernst & Young LLP, which are included elsewhere herein and are qualified by reference to such financial statements. The balance sheet data at December 31, 1993, 1994 and 1995, and the statement of operations data for the period from inception (September 1, 1993) to December 31, 1993 and for the year ended December 31, 1994, have been derived from financial statements audited by Ernst & Young LLP which are not included herein. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto appearing elsewhere in this Prospectus.


                                            PERIOD FROM
                                             INCEPTION
                                        (SEPTEMBER 1, 1993)
                                                TO                     YEARS ENDED DECEMBER 31,
                                           DECEMBER 31,        -----------------------------------------
                                               1993             1994      1995      1996        1997
                                       ---------------------   -------   -------   -------   -----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Contract and grant revenue.........         $    --          $    --   $   318   $ 1,644   $     2,123
  Sponsored research.................              --               --        --        --         1,243
                                              -------          -------   -------   -------   -----------
     Total revenues..................              --               --       318     1,644         3,366
Operating expenses:
  Research and development...........             183            1,345     3,356     6,931        11,769
  General and administrative.........             225            1,065     1,646     2,427         3,910
                                              -------          -------   -------   -------   -----------
     Total operating expenses........             408            2,410     5,002     9,358        15,679
Interest income (expense), net.......              --               34        96       (64)          975
                                              -------          -------   -------   -------   -----------
Net loss.............................         $  (408)         $(2,376)  $(4,588)  $(7,778)  $   (11,338)
                                              =======          =======   =======   =======   ===========
Pro forma net loss per share -- basic
  and diluted(1).....................                                                        $     (1.13)
                                                                                             ===========
Number of shares used in computing
  pro forma net loss per
     share -- basic and diluted(1)...                                                         10,072,324
                                                                                             ===========



                                                                 AS OF DECEMBER 31,
                                                  ------------------------------------------------
                                                   1993      1994      1995      1996       1997
                                                  -------   -------   -------   -------   --------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......................  $   118   $   206   $ 4,318   $16,775   $ 19,498
Working capital (deficit).......................     (264)      (22)    3,931    14,853     16,775
Total assets....................................      118     1,622     6,339    19,090     23,215
Capital lease obligations, less current
  portion.......................................       --       347       631       935      1,193
Accumulated deficit.............................     (408)   (2,784)   (7,372)  (15,151)   (26,488)
Total stockholders' equity (net capital
  deficiency)...................................     (264)      865     4,950    15,680     18,599


---------------

(1) Computed on the basis described in Note 1 of Notes to Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     Nanogen integrates advanced microelectronics and molecular biology into a platform technology with broad commercial applications in the fields of medical diagnostics, biomedical research, genomics, genetic testing and drug discovery. Nanogen's fully automated system, which incorporates a proprietary semiconductor microchip, provides a flexible tool for the rapid identification and analysis of any test sample containing charged molecules. Through the use of microelectronics, the Company's technology enables the active movement and concentration of charged molecules to and from designated microlocations, or test sites, on the semiconductor microchip. This electronic concentration of molecules greatly accelerates molecular binding at each microlocation. In addition, Nanogen's technology allows the simultaneous analysis of multiple test results, or multiplexing, from a single sample. The open architecture design of the Nanogen system enables the Company to offer microchips with arrays designed and built by Nanogen for specific applications or with arrays that can be customized by the end user. The Company believes its technology will accelerate the development of products that capitalize on the increasing availability of genetic information and its relationship to human disease. The Company further believes its semiconductor based platform technology provides a low cost, highly efficient, accurate and versatile integrated system that will shift the paradigm from current manual and mechanical methods to microelectronic systems, thereby significantly improving the quality of healthcare.


     Since commencing operations in 1993, Nanogen has applied substantially all of its resources to its research and development programs. The Company has incurred losses since inception and, as of December 31, 1997, had an accumulated deficit of approximately $26.5 million. The Company expects to incur significant losses over at least the next several years as it expands its research and product development efforts including clinical studies and regulatory approvals, and expands its sales and marketing, manufacturing and related infrastructure.


     The Company does not anticipate revenues from product sales for the next several years and anticipates its main sources of revenues during such period will be payments from contracts, grants and sponsored research. At this time, the Company has no products available for sale and no revenues have been generated from the sale of products arising out of its technology. There can be no assurance that the Company will ever attain profitability or will remain profitable on a quarterly or annual basis in the future. The Company believes that future operating results will be subject to quarterly fluctuations due to a variety of factors, including the achievement of certain milestones under its collaborative agreements, whether and when new products are successfully developed and introduced by the Company or its competitors, market acceptance of products under development or new products, regulatory and manufacturing delays. Payments under sponsored research contracts will be subject to significant fluctuations in both timing and amount and therefore the Company's results of operations for any period may not be comparable to the results of operations for any other period. See "Risk Factors -- Early Stage of Development; Technological Uncertainty Whether Products Can Be Successfully Developed," "-- Lack of Market Acceptance," "-- History of Losses and Accumulated Deficit; Uncertainty of Future Profitability; Quarterly Fluctuations," "Business -- Collaborative Alliances -- Becton, Dickinson and Company," "-- Collaborative
Alliances -- Hoechst AG" and "-- Collaborative Alliances -- Elan Corporation, plc."

RESULTS OF OPERATIONS

     YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

     Revenues. For the year ended December 31, 1997, revenue from contracts, grants and sponsored research totaled approximately $3.4 million compared to approximately $1.6 million and approximately $300,000 for the years ended December 31, 1996 and 1995, respectively. This increase was due to an increase in the number of active contracts to six during the year ended December 31, 1997 from three and one during the years ended December 31, 1996 and 1995, respectively. In 1997, the Company received funding from The National Institute of Standards and Technology -- Advanced Technology Program (ATP II) under a $2.0 million two-year award initiated in May 1997, a one-year grant of $900,000 from the Bode Technology Group ("Bode") initiated in May 1997, funding from The National Institute of Justice under a $700,000 one-year award initiated in March 1997, and funding from The Potomac Institute for Policy Studies under an approximately $128,000 grant initiated in August 1997. Additionally, the Company entered into a sponsored research agreement with Becton Dickinson pursuant to which the Company began generating revenue in May 1997. In October 1997, such research agreement was superseded by a series of agreements between the Company and Becton Dickinson in connection with the establishment of a joint venture collaboration. See "Business -- Collaborative Alliances -- Becton, Dickinson and Company." In 1996, the Company received funding from The National Institute of Standards and Technology -- Advanced Technology Program ("ATP I") under a $2.0 million two-year award initiated in August 1995, as well as funding from the California Trade and Commerce Agency Defense Conversion Program under a one-year grant in the amount of approximately $250,000 initiated in June 1996, and a one-year renewable grant of approximately $500,000 from Bode initiated in March 1996. In 1995, revenue was only recognized under the ATP I award. The Company had no sponsored research revenue in 1996 or 1995.


     Research and Development Expenses. Research and development expenses increased to approximately $11.8 million during the year ended December 31, 1997 from approximately $6.9 million and $3.4 million in the years ended December 31, 1996 and 1995, respectively. Research and development expenses include salaries, lab supplies, consulting, travel, facilities and other expenditures relating to research and product development. The increases from year to year are attributable to the continued growth of research activities, including hiring of additional scientific personnel, increased purchases of laboratory supplies and services to support the increased number of contracts and grants and the sponsored research program with Becton Dickinson, and expansion of research and development facilities. The Company expects research and development spending to increase significantly over the next several years as the Company expands research and product development efforts, including initiation of clinical studies required to obtain regulatory approvals.


     General and Administrative Expenses. General and administrative expenses were approximately $3.9 million in 1997 compared to approximately $2.4 million in 1996 and approximately $1.6 million in 1995, primarily due to the hiring of additional personnel, administrative support and increased legal costs primarily relating to the Company's intellectual property. General and administrative expenses are expected to continue to increase over the next several years in support of the Company's expanding operations, research and development efforts, commercialization of products as well as the costs associated with operating as a public company.

     Interest Income (Expense), Net. The Company had net interest income of approximately $975,000 in 1997 compared to net interest expense of approximately $64,000 in 1996 and net interest income of $96,000 in 1995. The significant increase in 1997 was primarily attributable to increased cash balances as a result of private placements of the Company's equity securities between December 1996 and May 1997 totaling approximately $32.2 million.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations since inception primarily through the net proceeds received from private placements of preferred equity securities and with certain short term borrowings that were subsequently converted into equity securities. As of December 31, 1997, the Company had received net proceeds aggregating approximately $44.1 million from these transactions. In addition, the Company has received proceeds from equipment financing totaling approximately $3.4 million through December 31, 1997. The Company anticipates that it will continue to use capital equipment leasing facilities to fund certain of its equipment acquisitions and leasehold improvements.

     Net cash used in operating activities was approximately $9.6 million, $6.1 million and $4.2 million for 1997, 1996 and 1995, respectively. Cash used for operations was primarily related to the funding of expanding research and development activities along with the establishment of an administrative infrastructure. Pursuant to the terms of a licensing agreement, at December 31, 1997 the Company was committed to expend $5.75 million over the next six years for the further development of products utilizing technology licensed thereunder. The Company will require additional capital to expand research and product development efforts including clinical trials and regulatory approvals, expand sales and marketing, manufacturing and related infrastructure, to expand its leased research and administrative facility and to construct a manufacturing facility.

     At December 31, 1997, the Company's principal source of liquidity was approximately $19.5 million in cash and cash equivalents. While the Company believes that its sources of liquidity, together with the proceeds of this offering and the Private Placement, will be sufficient to satisfy its funding needs for current operations for at least the next 24 months, the Company has incurred negative cash flow from operations since inception and does not expect to generate positive cash flow to fund its operations for at least the next several years. This estimate of the period for which the Company expects its available sources of liquidity to be sufficient to meet its capital requirements is a forward-looking statement that involves risks and uncertainties. There can be no assurance that the Company will be able to meet its capital requirements for this period as a result of certain factors set forth under "Risk
Factors -- Future Capital Requirements; Uncertainty of Additional Funding" and elsewhere in this Prospectus. In the event the Company's capital requirements are greater than estimated, the Company may need to raise additional capital to fund its research and development programs, to scale up manufacturing activities and expand its sales and marketing efforts to support the commercialization of its products under development. The Company's future liquidity and capital funding requirements will depend on numerous factors, including the extent to which the Company's products under development are successfully developed and gain market acceptance, the timing of regulatory actions regarding the Company's potential products, the costs and timing of expansion of sales, marketing and manufacturing activities, procurement and enforcement of patents important to the Company's business, and results of clinical trials, regulatory approvals and competition. There can be no assurance that such additional capital will be available on terms acceptable to the Company, if at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may include restrictive covenants. If adequate funds are not available, the Company may be required to curtail its operations significantly or to obtain funds through entering into collaborative agreements or other arrangements on unfavorable terms. The failure by the Company to raise capital on acceptable terms when needed could have a material adverse effect on the Company's business, financial condition or results of operations.


     In December 1997, the Company entered into an Agreement and Plan of Merger with Nanotronics. Nanotronics' research, which is currently funded through government grants with the Department of the Air Force, is exploratory in nature and at a very early stage. The in-process technology, which was acquired as a result of the Company's purchase of Nanotronics on January 29, 1998 relates generally to nanotechnology and molecular electronics. Potential applications of the technology include high density optical storage systems for electronics applications and self-assembly applications relating to microfabrication and nanofabrication. Currently, the Company anticipates that funding for Nanotronics will continue primarily through government grant sources until feasibility is demonstrated. If technological feasibility is demonstrated, the Company expects to pursue corporate partnership opportunities. Given the early stage of the technology and the recency of the acquisition, the Company has not yet determined which applications may be developed and the extent of its resources to be committed to each such application.


NET OPERATING LOSS CARRYFORWARDS

     As of December 31, 1997, the Company had federal and California net operating loss ("NOL") carryforwards of approximately $25.0 million and $6.1 million, respectively, and approximately $820,000 and

$502,000 of research and development ("R&D") tax credits available to offset future federal and state income taxes, respectively. The federal and California NOL carryforwards, which are subject to alternative minimum tax limitations and to examination by the tax authorities, will begin expiring in 2006 and 1998, respectively, unless previously utilized. The federal and California R&D tax credit carryforwards will begin expiring in 2007 unless previously utilized. The Company believes that this offering combined with the Private Placement may constitute a "change of ownership" under federal income tax regulations. As such, the Company may be limited in the amount of NOLs incurred prior to this offering which may be utilized to offset future taxable income. Similar limitations may also apply to utilization of R&D tax credits to offset taxes payable. However, the Company does not believe such limitations will have a material impact on its ability to utilize such NOLs. See Note 5 of Notes to Financial Statements.

YEAR 2000 ISSUES

     The Company is currently developing a plan to insure that its systems and software infrastructure are Year 2000 compliant. Key financial, information and operational systems will be assessed and plans will be developed to address required systems modifications. Given the relatively small size of the Company's systems and the predominantly new hardware, software and operating systems, management does not anticipate any significant delays in becoming Year 2000 compliant. However, the Company is unable to control whether its current and future partners' systems are Year 2000 compliant. To the extent that partners would be unable to order products or pay invoices or suppliers would be unable to manufacture and ship product, the Company's operations could be affected. However, management does not believe that Year 2000 changes will have a material impact on the Company's business, financial condition or results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. This standard is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company does not believe that comprehensive income will be materially different than net income or loss.

                                    BUSINESS

OVERVIEW

     Nanogen integrates advanced microelectronics and molecular biology into a platform technology with broad commercial applications in the fields of medical diagnostics, biomedical research, genomics, genetic testing and drug discovery. Nanogen's fully automated system, which incorporates a proprietary semiconductor microchip, provides a flexible tool for the rapid identification and analysis of any test sample containing charged molecules. Through the use of microelectronics, the Company's technology enables the active movement and concentration of charged molecules to and from designated microlocations, or test sites, on the semiconductor microchip. This electronic concentration of molecules greatly accelerates molecular binding at each microlocation. In addition, Nanogen's technology allows the simultaneous analysis of multiple test results, or multiplexing, from a single sample. The open architecture design of the Nanogen system enables the Company to offer microchips with arrays designed and built by Nanogen for specific applications or with arrays that can be customized by the end user. The Company believes its technology will accelerate the development of products that capitalize on the increasing availability of genetic information and its relationship to human disease. The Company further believes its semiconductor based platform technology provides a low cost, highly efficient, accurate and versatile integrated system that will shift the paradigm from current manual and mechanical methods to microelectronic systems, thereby significantly improving the quality of healthcare.

     The Company has established corporate alliances in certain areas of infectious disease diagnostics, drug discovery and genomics as part of its strategy to expand the applications and accelerate the commercialization of products derived from its technology. The Company is developing products to expedite the diagnosis of infectious disease through its joint venture with Becton Dickinson. The Company has also entered into agreements for the establishment of a collaboration and joint venture with Hoechst to develop drug discovery tools, and a collaboration with Elan for genomic applications. In addition to their commitments to provide research funding, these corporate partners have agreed to purchase an aggregate of $21.0 million of Common Stock directly from the Company in the Private Placement to occur concurrent with this offering. The Company's collaborations permit integration of the Company's technology with the resources and technology of its partners, while allowing the Company to independently pursue diagnostics, drug discovery and genomics opportunities outside the scope of these collaborations.

     The Company's commercialization strategy is to establish its platform technology as the standard for molecular identification and analysis. Nanogen will provide its products initially to leading research institutions and opinion leaders to enable them to exploit the open architecture design in developing additional novel applications. Concurrently, the Company is developing commercial products in medical diagnostics, biomedical research, genomics, genetic testing and drug discovery either by itself or with its corporate partners. In addition, the Company believes its platform technology has the potential to address a broad range of applications, including combinatorial chemistry, industrial process control, forensics and environmental and food pathogen testing. The Company also plans to develop fully integrated sample-to-answer systems for both the clinical research and point-of-care settings using microelectronics to process and analyze samples in a wide variety of applications.

NANOGEN'S PLATFORM TECHNOLOGY

     Nanogen's proprietary platform technology takes advantage of the fact that most biological molecules are either positively or negatively charged and is ideally suited to unravelling complex genetic information. Through the use of microelectronics, Nanogen's technology enables the active movement and concentration of electronically charged molecules to and from designated test sites on its semiconductor microchip. These test sites are arranged in an array on the Company's microchip. In addition, Nanogen's technology allows for the simultaneous analysis of multiple test results, or "multiplexing," from a single sample.

     Nanogen's proprietary technology has broad applications for the analysis of any unknown charged biological molecule which is capable of binding specifically to a known capture molecule on a microchip. The Company has initially focused on DNA-based sample analysis in developing applications utilizing its platform.

     The Company's technology allows small sequences of DNA capture probes to be electronically placed at, or "addressed" to, specific sites on the microchip. A test sample can then be analyzed for the presence of target DNA molecules by determining which of the DNA capture probes on the array bind, or hybridize, with complementary DNA in the test sample. In contrast to nonelectronic or passive hybridization with conventional arrays on paper or glass "chips," the use of electronically mediated active hybridization to move and concentrate target DNA molecules accelerates hybridization so that hybridization occurs in minutes rather than the hours required for passive hybridization techniques. In addition to DNA applications, the Company believes its technology can be applied to a number of other analyses, including antigen-antibody, enzyme-substrate, cell-receptor and cell separation techniques.

     The Nanogen system can integrate in a single platform the following electronic operational features which are illustrated on the inside front cover:

     Electronic Addressing. Electronic addressing is the placement of charged molecules at specific test sites. Since DNA has a strong negative charge, it can be electronically moved to an area of positive charge. A test site or a row of test sites on the microchip is electronically activated with a positive charge. A solution of DNA probes is introduced onto the microchip. The negatively charged probes rapidly move to the positively charged sites, where they concentrate and are chemically bound to that site. The microchip is then washed and another solution of distinct DNA probes can be added. Site by site, row by row, an array of specifically bound DNA probes can be assembled or addressed on the microchip. In the electronic addressing illustration on the inside front cover, a total of five sets of different capture probes have been electronically addressed to the microchip. With the ability to electronically address capture probes to specific sites, the Nanogen system allows end users to build custom arrays through the placement of specific capture probes on a microchip. In contrast to current technologies, these microchip arrays can be built in a matter of minutes at a minimal cost, providing research professionals with a powerful and versatile tool to process and analyze molecular information.

     Electronic Concentration and Hybridization. Following electronic addressing, Nanogen uses electronics to move and concentrate target molecules to one or more test sites on the microchip. The electronic concentration of sample DNA at each test site promotes rapid hybridization of sample DNA with complementary capture probes. In contrast to the passive hybridization process, the electronic concentration process has the distinct advantage of significantly accelerating the rate of hybridization. To remove any unbound or nonspecifically bound DNA from each site, the polarity or charge of the site is reversed to negative, thereby forcing any unbound or nonspecifically bound DNA back into solution away from the capture probes. In addition, since the test molecules are electronically concentrated over the test site, a lower concentration of target DNA molecules is required, thus reducing the time and labor otherwise required for pre-test sample preparation.

     Electronic Stringency Control. Electronic stringency control is the reversal of electrical potential to quickly and easily remove unbound and nonspecifically bound DNA as part of the hybridization process. Electronic stringency provides quality control for the hybridization process and ensures that any bound pairs of DNA are truly complementary. The precision, control, and accuracy of Nanogen's platform technology, through the use of the controlled delivery of current in the electronic stringency process, permits the detection of single point mutations, single base pair mismatches, or other genetic mutations, which have significant implications in a number of diagnostic and research areas. Electronic stringency is achieved without the cumbersome processing and handling otherwise required to achieve the same results through conventional methods. In contrast to passive arrays, Nanogen's technology can accommodate both short and long single-stranded fragments of DNA. The use of longer probes increases the certainty that the DNA which hybridizes with the capture probe is the correct target. Nanogen's electronic stringency control reduces the required number of probes and therefore test sites on the microchip, relative to conventional DNA arrays. In contrast, traditional passive hybridization processes are difficult to control and require more replicants of every possible base pair match so that correct matches can be positively identified.

     Electronic Multiplexing. Nanogen's electronic multiplexing feature allows the simultaneous analysis of multiple tests from a single sample. Electronic multiplexing is facilitated by the ability to independently control individual test sites (for addressing of capture probes and concentration of test sample molecules) which allows for the simultaneous use of biochemically unrelated molecules on the same microchip. Sites on a conventional DNA array cannot be individually controlled, and therefore the same process steps must be performed on the entire array. The use of electronics in the Company's technology provides increased versatility and flexibility over such conventional methods.

     Strand Displacement Amplification. Strand Displacement Amplification ("SDA") is a proprietary target amplification process whereby very low numbers of diagnostic targets in a test sample are enzymatically amplified to much higher levels, greatly simplifying accurate detection of these targets. In connection with forming its relationship with Becton Dickinson, the joint venture was granted certain non-exclusive rights to Becton Dickinson's patents relating to SDA in infectious disease diagnostics. In addition, the Company was also granted certain nonexclusive rights to use SDA in the fields of in vitro human genetic testing and cancer diagnostics. The Company believes that SDA will be an important element in the development of sample-to-answer applications.

NANOGEN SYSTEM COMPONENTS

     The Nanogen system, illustrated on the inside front cover, consists of both a disposable cartridge containing a proprietary semiconductor microchip and a fully automated instrument that controls all aspects of microchip operations, processing, detection and reporting. The system has been designed so that the operator simply inserts a disposable cartridge containing a test sample into the instrument. All subsequent steps are handled automatically within minutes.

     DISPOSABLE CARTRIDGE

     The disposable cartridge consists of a proprietary semiconductor microchip with electrical and fluidic connections to the instrument. Several prototypes of the disposable cartridges have been completed, and the Company is finalizing designs for manufacturing. The Company expects that the disposable cartridge and microchip can be manufactured in high volumes at a low cost.

     Semiconductor Microchip. Nanogen's proprietary microchip capitalizes on advances in the semiconductor industry and is designed and constructed using state-of-the-art microlithography and fabrication techniques. Nanogen's microchip is coated with a permeation layer to which capture probes are attached and is mounted on the disposable cartridge. The original microchip design measures one square centimeter with an active area of one square millimeter containing a five-by-five array of 25 electrodes, or independent test sites, per microchip. Nanogen is currently testing additional microchip designs containing 100 electrodes fabricated with wire bonding techniques. In addition, the Company has developed microchips containing 400 electrodes based on CMOS process integrated circuit designs and is developing high density arrays of 10,000 or more sites. The Company is aware of certain U.S. and corresponding foreign patents and applications which are assigned to Affymax Technologies, N.V. and which relate to certain devices having 1,000 or more groups of oligonucleotides occupying a total area of less than 1 cm(2) on a substrate. In the event that the Company proceeds with the development of arrays with more than 1,000 groups of oligonucleotides, the Company expects to design its devices through, among other things, the selection of the physical dimensions and methods of binding so as to avoid infringing these patents. Recent microchip configurations are less than half of the original size, but contain all of the functionality of the original microchip. These new configurations significantly reduce manufacturing costs and further size reductions are contemplated as development continues. The microchip can be designed and built by Nanogen for specific applications or can be individually customized by the end user.

     Permeation Layer. The Company's proprietary permeation layer, which is critical to the proper functioning of the Nanogen system, is the interface between the surface of the microchip and the biological test environment. The permeation layer isolates the biological materials from the harsh electrochemical environment near the electrode surface and provides the chemistry necessary for attachment of capture probes.

     Capture Probes. Capture probes or other capture molecules are electronically addressed to the desired microlocations and chemically attached to the permeation layer. Because independent control can be applied at any test site on Nanogen's microchip, different capture probes can be addressed on the same microchip, allowing multiple tests to be processed simultaneously. Nanogen's cartridges can be sold with preloaded sets of capture probes or can be customized by the end user in build-your-own-chip applications which will allow the customer to assemble specific probes onto a microchip to perform individualized analyses.

     NANOGEN INSTRUMENT

     Nanogen's fully integrated instrument consists of three major subsystems:
(i) a highly sensitive, laser-based fluorescence scanner that detects molecular binding, (ii) a fluid handling subsystem that controls test sample application and washing steps, and (iii) computer hardware and software that allow the operator to select assays from a simple, graphical user menu which controls all microchip operations, tabulates test results, and prints test reports.

     Fluorescent Array Scanner. The fluorescent scanner uses pattern recognition software and optoelectronic technology to reduce instrument cost and size and eliminate the need for complicated array positioning mechanics. In its present configuration, the scanner is able to perform high sensitivity scans of 100 test site arrays in less than two minutes. With this scanner, fluorescence is detectable at levels of fewer than 500 molecules at each test site.

     Fluidics Station. The instrument fully automates the movement of the reagents and test sample onto the disposable cartridge. The fluidic subassembly of the instrument includes a panel of precision syringe pumps, a cartridge-mounted sample assembly and appropriate fluidic connections between the instrument and the disposable cartridge.

     Computer Hardware and Software System. An advanced multi-tasking operating system and Pentium-based microprocessor control all aspects of machine operation, including bar-coded assay selection, assay operation, fluorescent signal detection and signal processing, calculation of assay results, and report generation. Each of the individual array locations is separately controlled by the microprocessor. Fluorescent signals emanating from positive test sites are scanned, monitored and quantitated.

NANOGEN STRATEGY

     Nanogen's objective is to develop commercial applications for its proprietary platform technology and to promote its technology as the standard for molecular identification and analysis. Key elements of the Company's strategy to achieve this objective include the following:

     Develop Research and Genomics Applications. The Company intends to pursue the research and genomics markets by taking advantage of the open architecture design of its technology that allows end users to customize microchips to meet their individual research needs. The Company believes that this build-your-own-chip capability will fulfill an unmet need for a powerful, versatile and relatively inexpensive analytical tool. In addition, the Company believes that acceptance of its technology by leading academic research centers will promote more rapid commercial acceptance. The Company further believes that it has developed a powerful tool which will enable users to develop unforeseen and commercially attractive applications.

     Develop Commercial Applications. The Company intends initially to develop commercial applications for its platform technology in the infectious disease diagnostic market through its joint venture with Becton Dickinson by exploiting the increasing availability of genetic information and its relationship to human disease. The Company also intends to leverage its technology in the rapidly developing genetic testing, drug discovery, and pharmacogenetics markets. The Company intends to build a recurring stream of revenue from the sale of low cost, disposable cartridges. The Company believes that widespread market penetration of its instruments and the open architecture of its systems will promote sustained demand for its disposable cartridges. In addition, the Company's semiconductor microchip manufacturing is scalable, allowing the

Company to produce substantial volumes of disposable cartridges at a low cost. Other areas such as forensics and prenatal genetics also offer opportunities for Nanogen's technology.

     Establish Strategic Collaborations. The Company intends to continue to enter into collaborations to expand applications of its technology platform and to accelerate the commercialization of the Company's products. The Company is developing products for the diagnosis of infectious disease through its joint venture with Becton Dickinson. The Company has entered into a collaborative research and development agreement with Hoechst to develop drug discovery tools. The Company has also entered into a collaboration agreement with Elan for genomics applications. By partnering with these multinational healthcare companies, Nanogen believes that it can gain broader access to global markets, without shifting its resources from the further development of its platform technology. In addition, as part of these arrangements, Nanogen believes it can better focus on introducing its technology into expanding markets while its collaborative partners contribute their technology and expertise in areas such as sales, marketing and regulatory approvals. The Company will pursue additional collaborations in various forms, including research and development agreements, licensing agreements and joint ventures. The Company's collaborations permit integration of the technology and resources of its partners with the Company's technology, while allowing the Company, independently or with other collaborators to pursue diagnostics, drug discovery and genomics opportunities outside the scope of these collaborations.

     Develop Advanced Technologies and Point-of-Care Applications. The Company's long term strategy is to develop sample-to-answer systems which integrate otherwise time-consuming and labor-intensive sample preparation procedures on the disposable cartridge through the use of active microelectronics. The Company believes that the availability of this lab-on-a-chip technology would fulfill a substantial unmet need in both academic research and commercial sectors. Miniaturization of the Company's instrumentation together with this lab-on-a-chip capability offers the potential to address the point-of-care market.

APPLICATIONS AND PRODUCTS UNDER DEVELOPMENT

     The Company is currently developing a broad range of applications and products based upon the Company's platform technology, as summarized in the following table:

--------------------------------------------------------------------------------------------------
                                                                           U.S.
                                                                        REGULATORY
                                                                         REQUIRE-       CURRENT
      APPLICATIONS AND PRODUCTS                  DESCRIPTION             MENTS(1)     PARTNER(2)
      -------------------------                  -----------            ----------    ----------
  INFECTIOUS DISEASE DIAGNOSTICS
  PANELS
     Diarrheal Culture                  Detection of enteric bacteria    510(k)/     Becton
                                        from stool culture                 PMA       Dickinson
     Food Pathogen                      Detection of enteric bacteria     USDA       Becton
                                        from food culture                            Dickinson
     Molecular Respiratory              Detection of organisms             PMA       Becton
                                        associated with respiratory                  Dickinson
                                        infections
     Antibiotic Resistance              Detection of antibiotic            PMA       Becton
                                        resistance                                   Dickinson
     Diarrheal Direct                   Direct detection of enteric        PMA       Becton
                                        bacteria from stool sample                   Dickinson
     Food Pathogen Direct               Direct detection of enteric       USDA       Becton
                                        bacteria from food culture                   Dickinson

  BIOMEDICAL RESEARCH, INDUSTRIAL AND   Build-your-own-chip               None       Elan;
  GENOMICS                              applications                                 University
                                                                                     of Texas
                                                                                     Southwestern
  GENETIC TESTING
     Hemochromatosis                    Detection of hereditary            PMA       --
                                        hemochromatosis
     Molecular Oncology                 Detection of cancer-related        PMA       --
                                        sequences
     Pharmacogenetics                   Prediction of drug                 PMA       --
                                        performance in individuals
  DRUG DISCOVERY                        Combinatorial chemical            None       Hoechst
                                        synthesis for screening
  LAB-ON-A-CHIP                         Automated sample preparation       PMA       --

---------------


  (1) The Company has not applied for FDA or other regulatory approvals with respect to any of its products under development. The FDA regulatory approval and clearance process requires many steps before a product can be approved or cleared for marketing. Certain products will be subject to the USDA regulatory process in order to be marketed. The terms "510(k)" and "PMA" indicate the regulatory pathway the Company believes will be applicable to a product, although there can be no assurance that the FDA will agree that the pathway noted is the appropriate pathway for the specific product. See "Risk Factors--No Assurance of Obtaining Regulatory Approvals; Government Regulatory Process." For a description of the terms 510(k) and PMA and the USDA requirements, see
      "-- Government Regulation."


  (2) For a description of the Company's collaborative arrangements, see "--Collaborative Alliances."

     INFECTIOUS DISEASE DIAGNOSTICS APPLICATIONS

     The Company is applying its technology in the area of infectious disease to develop automated tests to replace the manual and time-intensive procedures currently used in hospitals and reference laboratories. The role of the clinical microbiology laboratory is to detect, identify and determine antibiotic sensitivity of disease causing microorganisms. To accomplish this task, colonies of microorganisms from patient specimens are grown, or cultured, in various growth media. Following colony growth, various direct and indirect techniques are utilized to determine the identity and, as required, the sensitivity of the microorganism to specific antibiotics. The entire process may take days or weeks to complete while the patient, requiring immediate therapy, must be treated by the clinician based upon the best clinical facts available at that time. Upon receipt of the diagnostic analysis from the laboratory, the initial patient treatment protocol may need to be modified in order to treat the patient effectively.

     Current culture-based methods detect a single microorganism at one time. Because a particular infectious episode may be caused by one of many microorganisms or several microorganisms together, multiple tests may be required to determine the correct diagnosis. "Single tube" (one at a time) DNA probe diagnostics, which were first introduced to the marketplace in the mid-1980's, have been unsuccessful in displacing culture based diagnostic tests due to their inability to identify several organisms simultaneously. Nanogen's technology addresses shortcomings of current methods by allowing the simultaneous analysis of multiple microorganisms from a single patient sample. The Company believes its technology and integrated system will speed the time-to-result for diagnostic tests and patient treatment and offer its customers the opportunity to lower their costs and improve productivity by automating all or a significant portion of their labor-intensive testing.

     The Company, through its joint venture with Becton Dickinson, is developing a broad range of products relating to the detection of infectious disease, each of which may incorporate Becton Dickinson's proprietary SDA technology. The joint venture contemplates that Nanogen will manufacture and supply the disposable cartridge and related reagents while Becton Dickinson will manufacture the system instrumentation and market the several infectious disease products described below.

     Diarrheal Culture Panel/Food Pathogen Panel. These panels will identify four microorganisms commonly associated with food poisoning, or gastroenteritis:
Salmonella, Shigella, Campylobacter species and E. coli strains. The products under development are being designed to provide test results to a physician in approximately six hours, rather than the 24 to 72 hours required under currently available immunoassay tests. Clinical trials are expected to commence no earlier than 1999.

     Molecular Respiratory Panel. Respiratory infections, particularly in the very young, the critically ill and the aged, are often life-threatening. Nanogen intends to develop a respiratory microchip to rapidly identify cause of infection and allow the physician to provide the correct therapy in hours rather than days, as is currently required. The Company believes that its technology will be able to identify specific bacteria, including Group A Streptococcus, S. aureus and E. coli, or viral pathogens from complex samples such as respiratory tract fluids.

     Antibiotic Resistance Panel. The increasing incidence of strains of bacteria, viruses and other microorganisms resistant to antibiotic drug therapies is a growing health care concern. The Company intends to develop a panel to detect three principal antibiotic-resistant targets: (i) methacillin-resistant S. aureus, a major cause of hospital acquired infections, often adding days or weeks onto hospital stays, (ii) various microorganisms resistant to vancomycin, an expensive antibiotic frequently used to treat serious infections, and (iii) various microorganisms resistant to penicillin and other B-lactam antibiotics. The Company believes that a resistance test capable of rapid, accurate identification of both infectious bacteria and antibiotic resistance will provide physicians with valuable information that will improve patient care and shorten hospital stays.

     Diarrheal Direct Panel/Food Pathogen Direct Panel. The Company believes that significant time and cost savings can be achieved by replacing the traditional sequential sample preparation and testing processes with a single integrated diagnostic instrument. The Company believes that use of such an integrated instrument will increase the demand for infectious disease diagnostic testing in clinical and point-of-care settings. These products are in the early stages of development.

     BIOMEDICAL RESEARCH, INDUSTRIAL AND GENOMICS APPLICATIONS

     Worldwide efforts, including the Human Genome Project and other public and private genetic sequencing efforts, are identifying and sequencing genes of many organisms. As these genes and their nucleotide sequences are identified, additional research will focus on how the genetic content of the cell, its genome, controls and influences biological function. Gene expression studies are often used to elucidate which of the genes contained within the genome are regulated during disease or in response to a variety of stimuli and how specific mutations in a gene affect the normal expression and operation of that gene. This basic understanding will allow the development of new diagnostic and therapeutic approaches to cancer, inborn errors of metabolism, and other genetic disease, according to their genetic profile.

     The Company intends to pursue the research and genomics markets by taking advantage of the open architecture design of its technology that allows end users to customize microchips to meet their individual research needs. The Company believes that this build-your-own-chip capability will fulfill an unmet need for a powerful, versatile and relatively inexpensive analytical tool. The Company has recently placed a prototype system at the University of Texas Southwestern Medical Center ("UT Southwestern") for research studies.

     Genetics research utilizing Nanogen's technology may be conducted by genomics companies, industrial research labs and research institutions. The Company's build-your-own-chip systems are intended to simplify genomics research by allowing users to configure their own semiconductor microchips. These arrays would then be used by the investigator to study gene expression in test samples, to map or discover important genes, or for a variety of other research applications. The Company believes that its research instrument system fulfills a significant unmet need in the area of user definable arrays.

     GENETIC TESTING APPLICATIONS

     As the Human Genome Project and other public and private genetic sequencing efforts yield increasing genetic information, the demand for genetic predisposition testing will continue to grow. The combination of novel therapeutic approaches, such as gene therapy, and the discovery of new genes could lead to earlier and more precise diagnosis and more refined therapeutic interventions which may further enhance this area as a commercial market opportunity. Because a number of important genetic diseases are ideally suited to diagnosis in multiplexed arrays, the Company believes that its technology platform could contribute significantly to the expansion of testing in this area.

     The Company believes that the ability of its technology to screen simultaneously for various DNA sequences and the ability to differentiate between single base pair mismatches has potentially wide applicability to the field of genetic testing. The ability to test simultaneously for many specific mutations can be used for detecting patients predisposed to certain diseases and for early detection of the disease itself, thereby permitting early preventive and therapeutic intervention. For example, in cancer diagnostics, certain mutations are indicative of a predisposition to certain types of cancer. Because many diseases involve multiple mutations, the ability to analyze all possible mutations has previously been expensive and impracticable. Nanogen's electronic stringency control feature permits rapid and accurate testing for single point mutations. The Company is currently developing products in the field of genetic testing for hemochromatosis and molecular oncology.


     Hemochromatosis. In March 1998, the Company entered into an agreement with Billups-Rothenberg, Inc., ("BRI") to exclusively license certain patented technology and has begun developing a test for hereditary hemochromatosis. In connection therewith, the Company paid an initial license fee consisting of $490,000 and 2,000 shares of its Common Stock, and is obligated to make certain additional milestone and royalty payments. The Company also granted to BRI the right to purchase up to $490,000 worth of Common Stock in this offering. This disease is an iron metabolism disorder and represents one of the most common inherited disorders in individuals of Northern European descent. If left untreated, gradual accumulation of iron in the body often leads to serious health problems such as cirrhosis, diabetes and heart failure. Many experts believe there is a need for widespread hemochromatosis screening since simple, periodic phlebotomies allow patients to easily manage this disease. Genetic testing for hemochromatosis to date has been limited. The Company believes that the demand for this testing will increase as the long term consequences of the disease are more fully understood. The product is in the early stages of development.

     Molecular Oncology. Many clinically important mutations in cancerous tumors involve discrete, single point mutations that may be predictive of certain types of cancer and may correlate with known drug resistance patterns in specific tumors. Nanogen's technology has the ability to rapidly detect single point mutations in long DNA sequences. The Company's system can also analyze RNA, another nucleic acid of diagnostic importance.

     Pharmacogenetics. Pharmacogenetics refers to the way an individual person may or may not respond to specific drugs. The Company intends to develop pharmacogenetic products incorporating its proprietary array technology for use in both hospital and reference laboratories, with anticipated applications in multiple fields such as thiopurine toxicity relating to leukemia treatment, drug metabolism, and toxicity/carcinogenicity associated with cigarette smoking.

     DRUG DISCOVERY APPLICATIONS

     The Company believes it has a powerful tool which will elucidate appropriate pathways for therapeutic intervention, identify and evaluate lead compounds and simultaneously assess the efficacy and toxicology of these compounds in model systems. It is estimated that the preclinical drug discovery process currently takes an average of six and one-half years. Consequently, the Company believes there is a significant demand for improved tools which accelerate the drug discovery process.

     The Company believes the microelectronic array format and independent test site control of the Nanogen system are ideally suited for applications in drug discovery. The benefits of the Company's electronic technology will enable the rapid manipulation of potential drug molecules against targets such as bacteria, virus, tumor, or immune response cells addressed to the microchip to determine drug efficacy, thus simplifying the drug discovery process. The combination of electronic addressing and the electronic protection of specific areas of the microchip allows the targeting of chemical building blocks to unique locations on the array. The Company believes its system provides an efficient automated method for drug lead optimization. Nanogen intends to develop a novel drug discovery platform which can be used internally for drug screening or can be licensed to other pharmaceutical companies. The Company has recently entered into a collaborative research and development agreement with Hoechst to develop applications utilizing the Company's technology in combination with Hoechst's ELIAS and/or pRNA technology. See "-- Collaborative Alliances."

     LAB-ON-A-CHIP

     Patient samples are complex and comprised of a number of substances such as proteins and carbohydrates. As a result, purification of DNA to release the target DNA in a useable form is required prior to use in any DNA diagnostic product. The Company's long term strategy is to develop sample-to-answer systems which integrate otherwise time-consuming and labor-intensive sample preparation procedures on the disposable cartridge through the use of active microelectronics. The Company believes its proprietary microelectronic technology can simplify the complex sample preparation process and could potentially lead to the development of an integrated platform for point-of-care testing.

COLLABORATIVE ALLIANCES

     The Company has established collaborative alliances in certain areas of infectious disease diagnostics, drug discovery and genomics as part of its strategy to expand the applications and accelerate the commercialization of products derived from its technology. The Company is developing products to expedite the diagnosis of infectious disease through its joint venture with Becton Dickinson. The Company has also entered into an agreement for a research and development collaboration and the establishment of a joint venture with Hoechst to develop drug discovery tools. Additionally, the Company has entered into a research and development agreement with Elan for genomics applications.

     BECTON, DICKINSON AND COMPANY

     In May 1997, Becton Dickinson and Nanogen entered into a Collaborative Research and Development Agreement (the "Prior R&D Agreement") to develop products utilizing Nanogen's technology to detect microbial agents causing infectious disease and to determine their antibiotic susceptibility or resistance. In connection with the Prior R & D Agreement, Nanogen entered into a Series D Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") with Becton Dickinson pursuant to which Becton Dickinson purchased 666,666 shares of Nanogen's Series D Preferred Stock. In addition, Becton Dickinson agreed pursuant to the Stock Purchase Agreement to purchase Common Stock worth an aggregate of $6.0 million directly from the Company in the Private Placement.

     As of October 1, 1997, Becton Dickinson and Nanogen entered into new agreements which superseded the Prior R&D Agreement. Pursuant to a Master Agreement entered into between the parties (the "Master Agreement"), Becton Dickinson and Nanogen agreed to form The Nanogen/Becton Dickinson Partnership, a Delaware general partnership (the "Partnership"), to develop and commercialize products in the field of in vitro nucleic acid-based diagnostic and monitoring technologies. The products will be based on Nanogen's proprietary semiconductor technology and Becton Dickinson's proprietary SDA technology. NanoVenture LLC, a Delaware limited liability company wholly-owned by Nanogen ("NanoVenture"), and Becton Dickinson Venture LLC, a Delaware limited liability company wholly-owned by Becton Dickinson ("Becton Dickinson Venture"), are the general partners of the Partnership with (i) losses generally allocated in proportion to cash funding, (ii) profits generally shared equally, and (iii) distributions allocated 60% to Becton Dickinson Venture and 40% to NanoVenture until unrecovered partner cash contributions are equalized and thereafter distributions shared equally. The Master Agreement provides that the Partnership will pay to Becton Dickinson certain minimum allowances of up to an aggregate of $8,000,000 which Becton Dickinson will spend on the marketing, sale and distribution of the Partnership's products, if developed. The Master Agreement also contemplates that each of the parties will negotiate in good faith additional agreements with the Partnership in furtherance of the Partnership's business, including license agreements, manufacturing agreements and marketing agreements. Pursuant to the Master Agreement, Nanogen has also granted to Becton Dickinson Venture, acting on behalf of the Partnership, a right of first offer, under certain circumstances, to negotiate licenses in certain limited additional fields.

     Cash and certain intellectual property rights were contributed by Nanogen and Becton Dickinson in connection with the formation of the Partnership. Upon the successful completion of certain defined milestones by December 31, 1997 and June 30, 1998, minimum contributions for use in the research programs aggregating approximately $6.7 million will be contributed to the Partnership from July 1, 1998 through April 1, 1999, of which $5.0 million is to be paid by Becton Dickinson and $1.7 million is to be paid by Nanogen. The December 31, 1997 milestones have been achieved, however there can be no assurance that any of the June 30, 1998 milestones will be achieved in a timely fashion, if at all. The General Partnership Agreement also contemplates additional research funding aggregating approximately $14.3 million during the period from July 1, 1999 through April 1, 2001 conditioned upon the achievement of certain milestones to be mutually agreed upon by the partners. Of such amount, $10.0 million is to be paid by Becton Dickinson and $4.3 million is to be paid by the Company. There can be no assurances that the parties will agree to such milestones, and if agreed upon, there can be no assurances that such milestones will be achieved in a timely fashion, if at all.

     In addition to the above described payments, Becton Dickinson and Nanogen have agreed to contribute certain additional amounts to fund marketing and manufacturing of products commercialized by the Partnership. The success of the Partnership will be dependent to a significant degree upon a mutuality of interest between Nanogen and Becton Dickinson. Becton Dickinson is a large company with alternate opportunities competing for its resources. There can be no assurance that Becton Dickinson will make further capital contributions or allocate sufficient management or other resources to the Partnership to complete the development, manufacturing and marketing of Partnership products.

     The Partnership has entered into a Collaborative Research and Development and License Agreement with Nanogen and Becton Dickinson (the "Collaborative Agreement"), pursuant to which each of Nanogen and Becton Dickinson has granted to the Partnership, during the life of the Partnership, certain intellectual property and patent rights and shall conduct research and development activities with respect to the products on behalf of the Partnership.

     Concurrently with the execution of the Master Agreement, Nanogen entered into a worldwide, royalty-bearing, nonexclusive License Agreement with Becton Dickinson, without a right to sublicense, relating to Becton Dickinson's proprietary SDA technology for use by Nanogen outside the Partnership in the fields of in vitro human genetic testing and in vitro cancer diagnostics.

     Certain events, including a failure by the Partnership to achieve certain milestones set forth in the Collaborative Agreement by June 30, 1998, could result in termination of the Collaborative Agreement and the Master Agreement and a concurrent dissolution of the Partnership. There can be no assurance that such milestones will be achieved in a timely fashion, if at all. The failure to achieve such milestones could have a material adverse effect on the Company's business, financial condition and results of operations.

     HOECHST AG

     In December 1997, the Company entered into an agreement with Hoechst Corporate Research and Technology ("CR&T"), an affiliate of Hoechst, for an exclusive research and development collaboration relating to new drug discovery tools and immunodiagnostics research and the establishment of a joint venture. The objectives of the collaboration and joint venture are to develop and commercialize microarray platforms and related devices and applications utilizing the Company's technology in combination with CR&T's Exponential Library by Association of Sublibraries ("ELIAS") technology and/or pRNA technology. CR&T's ELIAS technology is its novel combinatorial approach for drug screening and development and its pRNA technology is a novel DNA-like molecular recognition polymer for drug screening. The arrangements for the commercialization of products, if any, developed as a result of the collaboration will be negotiated by the parties prior to completion of the research and development phase.

     It is expected that the initial term of the research phase of the collaboration will be two years. After the first year, funding for the research phase may be terminated upon the mutual consent of the parties. Each party will perform certain aspects of the research, with funding provided primarily by CR&T although Nanogen has currently budgeted an aggregate of $3.83 million for materials costs during the first two years of the agreement. The agreement contemplates the formation of a joint venture or other joint relationship to facilitate the commercialization of products resulting from the collaboration.

     Pursuant to the agreement, CR&T has agreed to purchase Common Stock worth an aggregate of $10.0 million directly from the Company in the Private Placement. The Company has agreed to issue to CR&T, upon the achievement of certain milestones, warrants to purchase up to four percent of the Common Stock based upon the number of shares of capital stock outstanding on December 5, 1997 as follows: (i) upon the execution of a definitive research and development agreement between the parties, a warrant for the purchase of one percent of the outstanding shares of Company Common Stock (assuming conversion of the Preferred Stock into Common Stock) on December 5, 1997 (the "Baseline Outstanding Share Amount") at a 25% premium to market price on the date of execution, (ii) upon announcement by the parties of entry into the product development phase of the research and development collaboration, a warrant for the purchase of 1.5% of the Baseline Outstanding Share Amount at a 50% premium to market price on the date of such entry and (iii) upon the first commercial sale by the joint venture or other joint relationship, a warrant to purchase 1.5% of the Baseline Outstanding Share Amount at a 50% premium to market price on the date of such sale. The warrants will have five-year maximum terms, provided that with respect to each such warrant issuance, if at any time subsequent to the issuance of the warrant the price of the Company's Common Stock exceeds the exercise price by 50% or more, Hoechst must exercise such warrant no later than the end of its next fiscal year.

     ELAN CORPORATION, PLC

     In December 1997, the Company entered into a nonexclusive research and development agreement with Elan for the development of genomics and gene expression research tools. The agreement contemplates that Nanogen will develop products for discrimination of sequence variations such as single nucleotide polymorphisms, allelic variations, genotyping and mutation detection. Nanogen will also develop products for use in expression monitoring of RNA levels for use in gene discovery, drug discovery, target validation, animal studies and toxicity studies. The agreement contemplates that Elan will provide Nanogen with an aggregate of $11.0 million over the five-year term of the research program, subject to the achievement of certain milestones. There can be no assurance that such milestones will be achieved in a timely fashion, if at all. Nanogen will pay Elan a royalty on net sales to third parties of any products developed pursuant to the collaboration and shall make its instrument platform available to Elan for beta testing. In addition, Elan has agreed pursuant to the agreement to purchase Common Stock worth an aggregate of $5.0 million directly from the Company in the Private Placement.

     THE UNIVERSITY OF TEXAS SOUTHWESTERN MEDICAL CENTER

     In July 1995, the Company entered into a collaborative research agreement with UT Southwestern, pursuant to which the parties agreed to collaborate on the analysis of polymorphisms and human genetic linkage studies using Nanogen's technology. Under the terms of the agreement, Nanogen is to provide its microchips, controller hardware and software in support of research to be conducted by UT Southwestern. Additionally, the agreement specifies that UT Southwestern is to have title to all inventions and discoveries arising solely as a result of its research conducted thereunder, although (i) Nanogen has the option to negotiate a license for any patented technology, and (ii) if the parties are unable to negotiate a license on mutually agreeable terms within a specified time period, Nanogen retains a right of first refusal with respect to such patented technology for a period of two years. The agreement further specifies that the parties are to have joint rights to patents and patented technology invented jointly by Nanogen and UT Southwestern.

RESEARCH GRANTS

     The Company currently has six active research grants administered by various governmental agencies. Two of the grants, which aggregate approximately $4.0 million, have been entered into with ATP for the development of a fully integrated DNA testing system and the development of automated DNA sample processing technology. In connection with the ATP awards, the Company was awarded grants aggregating approximately $375,000 from the California Trade and Commerce Agency Defense Conversion Program for developing polymer based permeation systems for use in integrated microelectronic DNA diagnostic systems. The Company has also received two grants, one from the National Institute of Justice ("NIJ") and one from the Bode, to evaluate the feasibility of using Nanogen's technology to perform rapid forensic DNA tests and the development of microelectronic systems for analysis of fingerprints. The cumulative funding of the NIJ and Bode grants is approximately $2.1 million. Additionally, Nanogen received a small subcontracting agreement from the Potomac Institute of Policy Studies to develop electronic microchip based immunoassays.

RESEARCH AND PRODUCT DEVELOPMENT

     As of December 31, 1997, the Company had 78 employees in research and development, of which 36 hold Ph.D. or M.D. degrees. The Company's research and product development organization is dedicated to developing the DNA analysis platform, leveraging basic technology across a number of different product areas, planning system modifications for specific applications using a common platform and enhancing chip design and capabilities to simplify instrument design.

     The Company's research and product development efforts are focused on the further development of the Company's proprietary technology platform as well as specific applications of the platform. The microelectronics, systems development and chemistry groups are focusing on moving current designs into production and on furthering developments and enhancements of the technology platform, including developing more sophisticated microchip designs, next generation instrumentation and enhanced operating software. The infectious disease products group supports the research and development efforts of the joint venture with Becton Dickinson. The genomics group is developing programs to exploit Nanogen technology in genomics applications, both independently and through the Elan collaboration. The molecular biology group is developing genetic analysis and forensic applications and integrating the Becton Dickinson SDA technology with the Company's platform. The advanced technology group is developing an advanced sample-to-answer system. The Company will form a group to support its drug discovery efforts, initially including the Hoechst collaboration. The Company also has research groups to support its research grants.

     In addition to its internal research and development efforts the Company has entered into agreements with third parties to further develop certain aspects of its technology platform. In July 1996, the Company entered into a letter of intent with Prolinx, Inc. ("Prolinx") for the development of an enhanced sensitivity detection system for use with Nanogen's electronic microchips. In December 1996, the Company and Prolinx entered into a sponsored research agreement pursuant to which Nanogen is to fund research conducted by Prolinx in three principal areas: (i) identification and development of chromophore/fluorophore/luminescent detection reagents, (ii) refinement and development of an amplification polymer, and (iii) application of Prolinx proprietary chemical linkage system for immobilization and capture of probes within the field of electronically addressable microarrays. Pursuant to the sponsored research agreement, the Company is committed to spend $500,000 annually in research funding for the three year term of the agreement. The letter of intent also contemplates a license agreement regarding the results of the sponsored research program pursuant to which Nanogen will have certain exclusive and nonexclusive rights to Prolinx technology and program inventions in certain specified fields of use. Additionally, in February 1996, the Company entered into a design and development agreement with RELA, Inc. ("RELA") pursuant to which RELA assisted Nanogen in the design and development of a prototype optical detection platform which has been integrated into the Company's instrument. The Company continues to work with RELA on an as-needed basis.

PROPRIETARY TECHNOLOGY AND PATENTS

     The Company has four issued U.S. patents, one foreign issued patent, four indications of allowability and 15 additional patent application families pending in the U.S. Corresponding foreign patent applications have been filed in a number of foreign countries. Additionally, in November 1997, the Company entered into a licensing agreement with Syntro Corporation, pursuant to which the Company obtained an exclusive license to U.S. Patent No. 4,787,963 relating to methods and means of annealing complementary nucleic molecules in exchange for payment of an initial fee, aggregate payments of $1 million during the agreement's first two years and the potential payment of certain royalties. The Company's current policy is to file patent applications on what it deems to be important technological developments which might relate to products of the Company or methods relating to such products. In addition to pursuing patents and patent applications relating to its platform technology, the Company may enter into certain other license arrangements to obtain rights to third-party intellectual property where appropriate.

     There can be no assurance that any of the Company's or its licensors' patent applications will issue or whether any issued patents will be found valid if challenged. In addition, there can be no assurance that the intellectual property rights licensed by the Company will be successfully integrated into commercial products or that others will not independently develop similar technologies or duplicate any technology developed by the Company. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of the Company's products can be commercialized, any related patent may expire or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent, which could adversely affect the Company's ability to protect future product development and, consequently, its business, financial condition and results of operations.

     To date all of the Company's inventions have originated in the U.S. and all patent applications were originally filed in the U.S. The Company also seeks to protect these inventions through foreign counterpart applications filed in selected other countries. Because patent applications in the U.S. are maintained in secrecy until patents issue and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its issued or pending patent applications or that it was the first to file for protection of inventions set forth in such patent applications. There can be no assurance that the Company's planned or potential products will not be covered by third-party patents or other intellectual property rights, in which case continued development and marketing of such products would require a license under such patents or other intellectual property rights. There can be no assurance that such required licenses will be available to the Company on acceptable terms, if at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. The Company is aware of certain U.S. and corresponding foreign patents and applications which are assigned to Affymax Technologies, N.V. and which relate to certain devices having 1,000 or more groups of oligonucleotides occupying a total area of less than 1 cm(2) on a substrate. In the event that the Company proceeds with the development of arrays with more than 1,000 groups of oligonucleotides, the Company expects to design its devices through, among other things, the selection of the physical dimensions and methods of binding so as to avoid infringing these patents. The Company is aware of certain U.S. and European patents and patent applications owned by Isis Innovations Ltd. (E.M. Southern) ("Isis Innovations"). The Company has opposed one such allowed European patent which had broad claims to certain array technology for analyzing a predetermined polynucleotide sequence. Isis Innovations' position with respect to the opposed patent is that such claims relate to what it terms the "diagnostic mode." Those claims have now all been narrowed to the point that, if such claims are accepted by the European Patent Office, they would not be infringed by the Company's technology. It is not possible to determine whether or not such claims will be accepted, additionally narrowed or canceled in their entirety as a result of the opposition proceeding or during prosecution or will be allowed and issued as patents. If the claims of the original European patent survive the opposition or if an application relating to arrays issues in another country with claims as broad as the original European patent, the Company could be subject to infringement claims that could delay or preclude sales of some or all of its anticipated diagnostic products.

     Litigation may be necessary to defend against or assert such claims of infringement, to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the scope and validity of the proprietary rights of others. In addition, interference proceedings declared by the USPTO may be necessary to determine the priority of inventions with respect to patent applications of the Company. Litigation or interference proceedings could result in substantial costs to and diversion of effort by the Company, and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that these efforts by the Company would be successful.

     The Company may rely, in certain circumstances, on trade secrets to protect its technology. However, trade secrets are difficult to protect. The Company seeks to protect its proprietary technology and processes, in part, by confidentiality agreements with its employees and certain contractors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. To the extent that the Company's employees or its consultants or contractors use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights in related or resulting know-how and inventions.

MANUFACTURING

     The Company's strategy is to source semiconductor microchip fabrication and disposable cartridge components from third-party contract manufacturers and provide in-house deposition of the permeation layer, placement of DNA capture probes and final electronic assembly and testing. The instrument will be primarily sourced from third-party contract manufacturers, after which Nanogen will provide final assembly and testing. The Company currently fabricates microchips in limited quantities using a number of outside contract manufacturers and is currently qualifying new contract manufacturers for large scale wafer fabrication. The Company believes its technology allows for large scale microchip production at a relatively low cost. The Company believes this scalability and low cost will be one of its principal competitive advantages and will promote the rapid acceptance of its proprietary semiconductor-based platform technology as an industry standard. However, there can be no assurance the Company will be successful in achieving the ability to scale up manufacturing capacity. Under the terms of the Company's joint venture, Becton Dickinson is expected to manufacture the instrument for infectious disease diagnostics.

     The Company has limited experience in manufacturing as well as limited manufacturing capacity for its products and will be required to increase its in-house manufacturing capability to manufacture additional products. The Company intends to commence construction of a manufacturing facility during 1998 which is expected to be completed in 1999. The Company is currently recruiting manufacturing management personnel. If the Company is unable to increase its in-house manufacturing capability, the Company will need to obtain alternative manufacturing facilities or establish additional contract manufacturing for its products.

     The Company will be required to comply with QSR requirements in order to produce products for sale in the United States and with applicable quality system standards and directives in order to produce products for sale in the European union. Any failure of the Company to comply with the QSR requirements or applicable standards and directives may result in the Company being required to take corrective actions, such as modification of its policies and procedures. Pending such corrective actions, the Company could be unable to manufacture or ship any products, which could have a material adverse effect on the Company's business, financial condition and results of operation. Furthermore, the Company's manufacturing facilities, and those of its third-party manufacturers, are subject to periodic inspection by regulatory authorities, and its operations must undergo QSR compliance inspections conducted by the FDA and corresponding state agencies. Additionally, prior to approval of a PMA, the Company's and its third-party manufacturers' facilities, procedures and practices will be subject to preapproval QSR inspection. Failure to pass such inspections may have a material adverse effect on the Company's business, financial condition and results of operations.

     If the Company or any of its contract manufacturers encounter future manufacturing difficulties, including problems involving the ability to scale up manufacturing capacity, production yields, quality control and quality assurance, or shortages of components or qualified personnel, it could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The Company believes that there are no other currently available technologies that offer a range of capabilities comparable to those offered by the Company's technology. However, as it develops applications of its technology, the Company expects to encounter intense competition from a number of companies that offer products competing in its targeted applications. The Company anticipates that its competitors in these areas will include health care companies that manufacture laboratory-based tests and analyzers, diagnostic and pharmaceutical companies, as well as companies developing drug discovery technologies. To the extent the Company is successful in developing products in these areas, the Company will face competition from established and numerous development-stage companies that continually enter these markets.

     In many instances, the Company's competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations than the Company. Moreover, such competitors may offer broader product lines and have greater name recognition than the Company, and may offer discounts as a competitive tactic. In addition, several development stage companies are currently making or developing products that compete with or will compete with those of the Company. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies or products that are more effective or commercially attractive than the Company's current or future products, or that would render the Company's technologies and products obsolete. Also, there can be no assurance that the Company will have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future. The Company's future success will depend in large part on its ability to maintain a competitive position with respect to its technologies in which it competes. Rapid technological development by the Company or others may result in competing products or technology. See "Risk Factors -- Intense Competition; Competing Technologies."

GOVERNMENT REGULATION


     The Company has not applied for FDA or other regulatory approvals with respect to any of its products under development. The Company anticipates the manufacturing, labeling, distribution and marketing of some or all of the Company's diagnostics products will be subject to regulation in the U.S. and in certain other countries. In addition to clinical diagnostic markets, Nanogen also intends to pursue research, environmental, laboratory and industrial applications for certain of its products which may be subject to different government regulation. Aspects of the Company's manufacturing and marketing activities may also be subject to federal, state and local regulation by various governmental authorities.


     In the U.S., the FDA regulates, as medical devices, most diagnostic tests and in vitro reagents that are marketed as finished test kits and equipment. Pursuant to the Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, design manufacture, labeling, distribution and promotion of medical devices. The Company will not be able to commence marketing or commercial sales in the U.S. of new medical devices under development until it receives clearance or approval from the FDA, which can be a lengthy, expensive and uncertain process. Noncompliance with applicable requirements can result in, among other things, administrative or judicially imposed sanctions such as injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals, or criminal prosecution.

     In the U.S., medical devices are classified into one of three classes (i.e., Class I, II or III) on the basis of the controls deemed necessary by the FDA to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (e.g., labeling, premarket notification and adherence to QSR). Class II devices are subject to general and special controls (e.g., performance standards, postmarket surveillance, patient registries and FDA guidelines). Generally, Class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices or new devices which have been found not to be substantially equivalent to a legally marketed devices). Before a new device can be introduced in the market, the manufacturer must generally obtain FDA clearance of a 510(k) notification or approval of a PMA application. The Company's products will vary significantly in the degree of regulatory approvals required. The Company believes that certain of its products for research, industrial, genomics and drug discovery applications will not require regulatory approvals or clearance. Certain diagnostic products will require 510(k) approvals while other diagnostic and genetic testing products will require PMA approvals.

     A 510(k) clearance will generally only be granted if the information submitted to the FDA establishes that the device is "substantially equivalent" to a legally marketed predicate device. For any devices that are cleared through the 510(k) process, significant modifications or enhancements in the design or intended use that could significantly affect safety or effectiveness will require new 510(k) submissions. It generally takes from four to twelve months from submission to obtain 510(k) premarket clearance but may take longer.

     The PMA approval process is more expensive, uncertain and lengthy than the 510(k) clearance process. A PMA must prove the safety and effectiveness of the device to the FDA's satisfaction, which typically requires extensive data, including but not limited to, technical, preclinical, clinical trials, manufacturing, and labeling to demonstrate the safety and effectiveness of the device. Although clinical investigations of most devices are subject to the investigational device exemption ("IDE") requirements, clinical investigations of vitro diagnostic ("IVD") tests, such as the Company's products and products under development, are exempt from the IDE requirements, including the need to obtain the FDA's prior approval, provided the testing is noninvasive, does not require an invasive sampling procedure that presents a significant risk, does not intentionally introduce energy into the subject, and is not used as a diagnostic procedure without confirmation by another medically established test or procedure. In addition, the IVD must be labeled for research use only ("RUO") or investigational use only ("IUO"), and distribution controls must be established to assure that IVDs distributed for research or clinical investigation are used only for those purposes.

     There can be no assurance that with respect to any of the Company's products in development, the FDA will not determine that the Company must adhere to the more costly, lengthy and uncertain PMA approval process. Significant modifications to the design, labeling or manufacturing process of an approved device may require approval by the FDA of a PMA supplement or a new PMA application.

     After a PMA is accepted for filing, the FDA begins its review of the submitted information, which generally takes between one and two years, but may take significantly longer. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA will be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. There can be no assurance that the Company will be able to obtain necessary approvals on a timely basis, if at all, and delays in obtaining or failure to obtain such approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements could have an adverse effect on the Company's business, financial condition and results of operations.

     Manufacturers of medical devices for marketing in the U.S. are required to adhere to the QSR requirements (formerly Good Manufacturing Practices), which include testing, control and documentation requirements. Manufacturers must also comply with Medical Device Reporting ("MDR") requirements that a manufacturer report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and would be likely to cause or contribute to a death or serious injury upon recurrence. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses.

     The Company is subject to routine inspection by the FDA and certain state agencies for compliance with QSR requirements, MDR requirements and other applicable regulations. The recently finalized QSR requirements include design controls that will likely increase the cost of compliance. There can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that such laws and regulations will not have a material adverse effect upon the Company's business, financial condition and results of operation.

     Any of the Company's customers using its diagnostic devices for clinical use in the U.S. may be regulated under the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"). CLIA is intended to ensure the quality and reliability of clinical laboratories in the U.S. by mandating specific standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of diagnostic tests ("waived," "moderately complex" and "highly complex"), and the standards applicable to a clinical laboratory depend on the level of the tests it performs. CLIA requirements may prevent some clinical laboratories from using certain of the Company's diagnostic products. Therefore, there can be no assurance that the CLIA regulations and future administrative interpretations of CLIA will not have a material adverse impact on the Company by limiting the potential market for the Company's products.

     The President recently signed into law the Food and Drug Administration Modernization Act of 1997. This legislation makes changes to the device provisions of the FDC Act and other provisions in the Act affecting the regulation of devices. Among other things, the changes will affect the IDE, 510(k) and PMA processes, and also will affect device standards and data requirements, procedures relating to humanitarian and breakthrough devices, tracking and postmarket surveillance, accredited third-party review, and the dissemination of off-label information. The Company cannot predict how or when these changes will be implemented or what effect the changes will have on the regulation of the Company's products. There can be no assurance that the new legislation will not impose additional costs or lengthen review times for the Company's products.

     The Company's food pathogen products will be subject to the regulations of various domestic and foreign government agencies which regulate food safety and food adulteration, including the U.S. Department of Agriculture ("USDA").

     Nanogen intends to consult with and, when appropriate, to hire personnel with expertise in regulatory affairs to assist the Company in obtaining appropriate regulatory approvals as required. Nanogen also intends to work with its corporate partners that have experience in regulatory affairs to assist in obtaining regulatory approvals for collaborative products.

SALES AND MARKETING

     Pursuant to the terms of its joint venture with Becton Dickinson, the Company's potential products relating to infectious disease will be marketed by Becton Dickinson. Nanogen intends to market and sell other potential products directly or indirectly through strategic alliances and distribution arrangements with third parties, including its collaborative partners. There can be no assurance that any efforts to establish such strategic alliances or distribution arrangements will be successful. The Company is currently recruiting senior marketing management personnel to formulate and implement the Company's sales and marketing strategies.

FACILITIES

     Nanogen currently leases approximately 45,000 square feet of commercial real estate in San Diego, California, under a lease expiring in 2005. The Company has an option to renew the lease on this facility for two additional five-year terms. Currently, Nanogen occupies 27,000 square feet of the facility which accommodates Nanogen's administrative offices and research and development laboratories. The remainder of the leased premises are under construction in anticipation of the Company's expanded research and development activities, with occupancy expected in May 1998. The Company intends to commence construction of a manufacturing facility in close proximity to its existing facility during 1998 which is expected to be completed in 1999. As currently planned, this new facility will accommodate the Company's final electronic assembly, permeation layer deposition, DNA probe placement, quality control and instrument final assembly and testing.

EMPLOYEES

     As of December 31, 1997, the Company had 90 full-time employees, of whom 37 hold Ph.D. or M.D. degrees and six hold other advanced degrees. None of the Company's employees is covered by a collective bargaining agreement, and management considers relations with its employees to be good.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT


DIRECTORS, EXECUTIVE OFFICERS AND KEY SCIENTIFIC PERSONNEL AND CONSULTANTS


     The directors, executive officers and key scientific personnel of the Company are as follows:


                NAME                     AGE                         POSITION
                ----                     ---                         --------
Directors and Executive Officers
     Howard C. Birndorf..............    48     Chairman of the Board, Chief Executive Officer and
                                                Chief Financial Officer
     Tina S. Nova, Ph.D.(1)..........    44     President, Chief Operating Officer and Director
     W. J. Kitchen, Sc.D.............    55     Senior Vice President, Operations
     Harry J. Leonhardt, Esq.........    41     Vice President, General Counsel and Secretary
     James P. O'Connell, Ph.D........    51     Vice President, Research and Product Development
     Kieran T. Gallahue..............    34     Vice President, Strategic Marketing
     Brook H. Byers..................    52     Director
     Robert E. Curry, Ph.D.(2).......    51     Director
     Cam L. Garner(2)................    49     Director
     David G. Ludvigson..............    47     Director
     Thomas G. Lynch(1)(2)...........    41     Director
     Andrew E. Senyei, M.D.(1).......    47     Director

Key Scientific Personnel and
  Consultants
     Michael J. Heller, Ph.D.........    53     Chief Technical Officer
     Donald E. Ackley, Ph.D..........    44     Senior Director, Microelectronics
     Richard R. Anderson, Ph.D.......    47     Senior Director, Drug Discovery
     Mark L. Collins, Ph.D...........    43     Senior Director, Advanced Technology
     Patrick J. Dillon, Ph.D.........    36     Senior Director, Genomics
     John J. Carrino, Ph.D...........    39     Director, Assay Development
     John R. Havens, Ph.D............    40     Director, Chemistry
     Michael I. Nerenberg, M.D.......    42     Director, Molecular Biology
     Thomas H. Adams, Ph.D...........    55     Consultant


---------------

(1) Member of Audit Committee of the Board of Directors.

(2) Member of Compensation Committee of the Board of Directors.


     Howard C. Birndorf, a founder of the Company, has served as Chairman of the Board and Chief Executive Officer since October 1993, and Chief Financial Officer since December 1997. He previously served as Chief Financial Officer from September 1993 to October 1997. Mr. Birndorf was a co-founder and Chairman Emeritus of Ligand Pharmaceuticals, Incorporated ("Ligand") where from January 1988 to November 1991 he was President and Chief Executive Officer. He was also a co-founder, director and Executive Vice President of Gen-Probe Incorporated ("Gen-Probe"), co-founder and Vice President of Corporate Development at Hybritech, Incorporated ("Hybritech"), co-founder and director of IDEC Pharmaceuticals Corporation ("IDEC Pharmaceuticals") and was involved in the formation of Gensia Pharmaceuticals, Inc. (currently known as Gensia Sicor Inc.) where he was a director. From November 1991 to January 1994, Mr. Birndorf was President of Birndorf Technology Development, an investment and consulting company. He was a director of Neurocrine Biosciences, Inc., from 1992 to December 1997 and is currently a director of the Cancer Center of the University of California, San Diego. Mr. Birndorf received an M.S. in Biochemistry from Wayne State University.


     Tina S. Nova, Ph.D. has been a director of the Company since April 1994 and has served as President and Chief Operating Officer since February 1994. Dr. Nova began her scientific career at Hybritech, where she was responsible for the development of several diagnostic products commonly used in clinical laboratories today. She joined Ligand as Executive Director of Development where she developed the automated high-throughput screening assay utilized today in their drug discovery efforts. She then joined PRIZM Pharmaceuticals ("PRIZM") from 1992 to February 1994 where she was Vice President and Chief Operating Officer. Dr. Nova has published in numerous scientific journals, and is an inventor on several patents and patent applications in the area of assay development. Dr. Nova is a director of The Solaris Group, a division of Monsanto, and currently serves on the Board of Directors of BIOCOM in San Diego, the Cancer Center of the University of California, San Diego and the Doris Howell Foundation for Women's Healthcare. Dr. Nova received a Ph.D. in Biochemistry from the University of California, Riverside followed by a postdoctoral fellowship in Dermatology and Pharmacology at New York University Medical School.

     W.J. Kitchen, Sc.D. joined the Company in December 1997 as Senior Vice President, Operations. From May 1993 to December 1997, Dr. Kitchen served as Corporate Vice President, Director of Technology and Quality of the Automotive, Energy and Components Sector of Motorola, Inc. ("Motorola"). He joined Motorola's Semiconductor Products Sector in 1982 where his various positions included Vice President, Director Strategic R&D, Vice President Technology, Vice President, Director, Advanced Technology Center, and Director, Semiconductor R&D Laboratories. Prior to joining Motorola, Dr. Kitchen was a Senior Executive with the National Security Agency where he was responsible for the development and manufacturing of secure communications equipment. He received a B.S. in Electrical Engineering with distinction from Virginia Military Institute, an M.S. and Doctor of Science degrees in Electrical Engineering from the University of Virginia and an M.B.A. from the Industrial College of the Armed Forces.

     Harry J. Leonhardt, Esq. has served as Vice President, General Counsel and Secretary since July 1996. From 1990 to 1996, Mr. Leonhardt served in various capacities at Allergan, Inc., as Senior Attorney and Head of Intellectual Property Litigation, Assistant General Counsel and Head of Worldwide Litigation, and during a two-year expatriate assignment at its European headquarters in England, served as General Counsel for Allergan's European Operations. From 1983 to 1990, Mr. Leonhardt was an associate attorney with the patent firm of Lyon & Lyon LLP in Los Angeles, where he represented a number of high technology clients in the fields of biotechnology, pharmaceuticals, diagnostic devices, genetic probes and genetic engineering. Mr. Leonhardt received a B.Sc. in Pharmacy from the Philadelphia College of Pharmacy and Science and a J.D. from the University of Southern California Law Center.

     James P. O'Connell, Ph.D. has served as Vice President, Research and Product Development since December 1994. From August 1988 to December 1994, he was Vice President, Research and Development and Central Operations for Ortho Diagnostic Systems, a Johnson & Johnson Company, where he was responsible for general management of research and development, manufacturing and industrial engineering, purchasing and procurement. Dr. O'Connell was also responsible for the research activities of the Johnson & Johnson Biotechnology Center in La Jolla, California. Prior to October 1988, Dr. O'Connell was Director of Immunodiagnostics Research and Development at Becton Dickinson. He received a M.S. and Ph.D. in Microbiology and Public Health from the University of North Carolina.

     Kieran T. Gallahue has served as Vice President, Strategic Marketing since January 1998. From 1995 to 1997, he served as Vice President of the Critical Care Business Unit for Instrumentation Laboratory ("IL") where he was responsible for the worldwide strategic sales and marketing, and research and development efforts for the product line. From 1992 to 1995, he held a variety of sales and marketing positions within IL. In addition, Mr. Gallahue has held various marketing positions within Procter & Gamble from 1991 to 1992 and the General Electric Company from 1985 to 1989. Mr. Gallahue holds an MBA from the Harvard Business School.

     Brook H. Byers has been a director of the Company since 1994. Mr. Byers is a general partner of Kleiner Perkins Caufield & Byers ("KPCB"), a venture capital firm which he joined in 1977. He has been the founding president and chairman of four life sciences companies: Hybritech, IDEC Pharmaceuticals, InSite Vision Inc. and Ligand. Mr. Byers currently serves as a director of Arris Pharmaceutical Corporation and a number of privately-held technology companies. Mr. Byers serves on the Board of Directors of the University of California, San Francisco Foundation.

     Robert E. Curry, Ph.D. has been a director of the Company since 1995. Dr. Curry joined the Sprout Group ("Sprout"), a submanager of various venture capital funds within the Donaldson, Lufkin & Jenrette organization, as a general partner of several of the partnerships comprising Sprout in May 1991 and is currently a divisional Vice President of DLJ Capital Corporation ("DLJ"), a wholly-owned subsidiary of Donaldson, Lufkin & Jenrette, Inc. Prior to joining Sprout, Dr. Curry served in various capacities with Merrill Lynch R&D Management and Merrill Lynch Venture Capital from 1984, including as President of both organizations from January 1990 to May 1991. Previously, Dr. Curry was a Vice President of Becton Dickinson from May 1980 to July 1984, and General Manager of BioRad Laboratory Inc.'s Diagnostics Systems Division from August 1976 to May 1980. He currently is a director of AutoCyte, Inc., Biocircuits Corporation, Diatide, Inc. and Photon Technology International, Inc. Dr. Curry received a B.S. from the University of Illinois and an M.S. and Ph.D. in Chemistry from Purdue University.

     Cam L. Garner has been a director of the Company since September 1997. Since May 1990, Mr. Garner has been President and Chief Executive Officer of Dura Pharmaceuticals, Inc. ("Dura") and since 1995 has served as Dura's Chairman of the Board of Directors. Mr. Garner also currently serves as a director of Spiros Development Corp. II, Inc., a special purpose corporation developing a pulmonary drug delivery system. Prior to joining Dura, Mr. Garner served as President of Syntro Corporation, a biotechnology company, from November 1987 to June 1989. Mr. Garner is currently a director of Safeskin Corporation, a manufacturer of medical supplies, CardioDynamics International and Trega Biosciences, Inc. Mr. Garner received a B.S. in Biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College.

     David G. Ludvigson has been a director of the Company since 1996. Since February 1996, Mr. Ludvigson has been President and Chief Operating Officer of NeTpower. From 1992 to 1995, Mr. Ludvigson was Senior Vice President and Chief Financial Officer of IDEC Pharmaceuticals. Prior to that time, he served as Senior Vice President of Sales and Marketing for Conner Peripherals and as Executive Vice President, Chief Financial Officer and a director of MIPS Computer Systems, Inc., a RISC microprocessor developer and systems manufacturer. Mr. Ludvigson received a B.S. and an M.A.S. from the University of Illinois.

     Thomas G. Lynch has been a director of the Company since February 1997. Mr. Lynch is Executive Vice President, Chief Financial Officer and a director of Elan, a leading drug delivery and biopharmaceutical company headquartered in Dublin, Ireland, where he is responsible for finance, treasury, strategic planning and corporate and investor relations. He is also a member of the executive committee of Elan's board of directors. Prior to his appointment at Elan in 1993, Mr. Lynch was a partner with KPMG Peat Marwick where he specialized in securities matters and business advisory and accounting services. Mr. Lynch is also a director of Pembroke Capital Limited, Icon Research Limited, Axogen Limited and Warner Chilcott, plc.

     Andrew E. Senyei, M.D., a founder of the Company, has been a director of the Company since September 1993. He has been a general partner of Enterprise Management Partners, a venture capital firm, since 1988. Prior to joining Enterprise Management Partners, Dr. Senyei was co-founder and the first President of Molecular Biosystems, Inc. Dr. Senyei then served as Assistant Professor in the Departments of Obstetrics, Gynecology and Pediatrics at the University of California, Irvine. Dr. Senyei received a B.A. in Biology from Occidental College and a M.D. from Northwestern University.

     Michael J. Heller, Ph.D. is a founder of the Company and has served as its Chief Technical Officer since September 1993. In November 1991, Dr. Heller co-founded Nanogen's former parent company, Nanotronics, and since that time has served as Nanotronics' Vice President for Research. Dr. Heller co-founded and served as President and Chief Operating Officer of Integrated DNA Technologies from 1987 to 1989, and from 1984 to 1987 served as Director of Molecular Biology for Molecular Biosystems, Inc. Prior to 1984, he served as Supervisor of DNA Technology and Molecular Biology for Standard Oil Company. Dr. Heller received a Ph.D. in Biochemistry from Colorado State University.

     Donald E. Ackley, Ph.D. joined the Company in June 1996 as Senior Director of Microelectronics. Dr. Ackley served as Chief Scientist for Motorola's Photonics Technology Center from March 1993 to May 1996 where he was responsible for projects that included bioelectronics, chemical sensors, virtual displays, packaging, and optoelectronic devices for data communications. From November 1990 to March 1993, Dr. Ackley served as Manager of Motorola's Optoelectronics Device Research Group. Prior to joining Motorola, Dr. Ackley worked in a wide variety of semiconductor technologies including molecular beam epitaxy, optoelectronics devices, and optical sensors at companies such as RCA's David Sarnoff Research Center, Siemens Corporation and the Hewlett-Packard Company. He has also participated in two successful start-ups in the field of semiconductor-based devices. Dr. Ackley received a B.Sc., M.Sc. and Ph.D. from Brown University.

     Richard A. Anderson, Ph.D. joined the Company in January 1998 as Senior Director of Drug Discovery. From April 1988 to January of 1998, Dr. Anderson held technical and managerial positions at Biosite Diagnostics Incorporated ("Biosite"), which he co-founded. While at Biosite, Dr. Anderson served as Director of Product Development where he led the development of all of Biosite's current immunodiagnostic products and was a co-inventor on several patents. From March 1984 to April 1988, Dr. Anderson was employed by Hybritech, Inc. where he developed several immunodiagnostic products for use in clinical laboratories and held the position of Scientific Investigator. From July 1981 to February 1984, Dr. Anderson was a Research Scientist with the Ames Division of Miles Laboratories where he developed products for clinical laboratories. Dr. Anderson received a Ph.D. in Physical Chemistry from the University of California, Davis and from 1979 to 1981 held postdoctoral fellowships in the departments of chemistry at the University of California, Davis and the University of Chicago.

     Mark L. Collins, Ph.D. joined the Company in July 1997 as Senior Director of Advanced Technology. From June 1994 to July 1997, Dr. Collins was Associate Director of Research in the Hybridization Technology Group at Chiron Corporation, and was a Senior Scientist in the Probe Design Group from September 1991 to June 1994. Prior to that, he was Director of the Sample Processing Group and Manager, Basic Research Group, at Gene-Trak Systems. Dr. Collins received a Ph.D. in Biochemistry from Ohio State University.

     Patrick J. Dillon, Ph.D. joined the Company in August 1997 as Senior Director of Genomics. From March 1993 to August 1997, Dr. Dillon was employed by Human Genome Sciences, Inc. ("HGS"), where he was Director of Gene Discovery and Exploratory Research from July 1995 to August 1997 and was an Associate Director of Molecular Biology from August 1993 to June 1995. Prior to his four years at HGS, he was a Senior Scientist in the Molecular Biology Group at R.W. Johnson Pharmaceutical Research Institute from 1992 to 1993. Dr. Dillon received a Ph.D. in Immunology from Rush University, and from 1988 to 1992 completed Postdoctoral Fellowships in the Department of Molecular Oncology & Virology and in the Department of Gene Regulation at the Roche Institute of Molecular Biology.

     John J. Carrino, Ph.D. joined the Company in July 1997 as Director of Assay Development. From March 1994 to June 1997, Dr. Carrino was Section Manager, LCR/PCR Core Technology and New Assay Development for Abbott Laboratories, where he was responsible for the development of diagnostic assays utilizing nucleic acid amplification methodology. Before joining Abbott in 1988 as a Senior Molecular Biologist, Dr. Carrino was a postdoctoral fellow at the University of Chicago in the Department of Medicine. He received a Ph.D. in Microbiology/Immunology from Northwestern University.

     John R. Havens, Ph.D. joined the Company in February 1997 as Director of Chemistry. From September 1984 to February 1997, Dr. Havens held technical and managerial positions at Raychem Corporation. During his tenure at Raychem, Dr. Havens served as Principal Scientist of the Display Products Group where he led the development of a polymerdispersed liquid crystal material designed for compact, bright video projectors. Other assignments included the development of a plastic display based on the laser processing of thin-film transistors, with Lawrence Livermore National Laboratory; and the position of Quality Assurance/Quality Control Manager of the U.S. Materials Division. Dr. Havens received a Ph.D. in Macromolecular Science from Case Western Reserve University, and from 1982 to 1984 served as National Research Council Postdoctoral Fellow, Polymers Division, for the National Bureau of Standards.

     Michael I. Nerenberg, M.D. joined the Company in July 1996 as Director of Molecular Biology. From July 1989 to July 1996, Dr. Nerenberg served at the Scripps Research Institute ("Scripps") in the Department of Neuropharmacology and Molecular and Experimental Medicine, where he directed a research laboratory in retroviral oncogenesis. Dr. Nerenberg was a medical staff fellow in the laboratory of molecular virology at the National Institutes of Health until 1987 and a postdoctoral fellow at Scripps. Dr. Nerenberg received a B.A. in Chemistry from the University of Chicago, and a M.D. from Yale University School of Medicine. Dr. Nerenberg completed his residency in Internal Medicine at the University of Pennsylvania in 1984.


     Thomas H. Adams, Ph.D. is an exclusive consultant to the Company, and served as a Company director from 1994 to 1997. Dr. Adams is Chairman Emeritus of Genta Incorporated, and served as that company's Chairman of the Board and Chief Executive Officer from 1989 to 1997. He previously served as Chairman of the Board and Chief Executive Officer of Gen-Probe Incorporated ("Gen-Probe"), which he co-founded in 1984. Prior to founding Gen-Probe, Dr. Adams held the positions of Senior Vice-President of Research and Development and Chief Technical Officer at Hybritech Incorporated. Dr. Adams is a director of Biosite Diagnostics Incorporated, La Jolla Pharmaceuticals and Life Technologies, Inc.


BOARD COMMITTEES

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee, which consists of Mr. Lynch, Dr. Senyei and Dr. Nova, reviews the results and scope of the annual audit and the services provided by the Company's independent auditors. The Compensation Committee, which consists of Dr. Curry, Mr. Garner and Mr. Lynch, makes recommendations to the Board of Directors with respect to general and specific compensation policies and practices of the Company and administers the Company's 1997 Stock Incentive Plan (the "1997 Stock Plan") and the Employee Stock Purchase Plan (the "ESPP").

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee during 1996 were Dr. Curry, Dr. Senyei and Dr. Adams, a former director of the Company. There were no interlocks or other relationships among the Company's executive officers and directors that are required to be disclosed under applicable executive compensations disclosure applications.

     The Company currently has authorized eight directors. Upon the closing of this offering, the Company will have three classes of directors serving staggered three-year terms. All directors are elected to hold office until the next annual meeting of stockholders of the Company in which their three-year term expires and until their successors have been elected. Officers are elected at the first board of directors meeting following the stockholders' meeting at which the directors are elected and serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

COMPENSATION OF DIRECTORS

     Directors do not receive any fees for service on the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance at Board and Committee meetings. At the time Messrs. Ludvigson, Lynch and Garner became members of the Board of Directors, the Company granted to each of them an option to purchase 16,666 shares of Common Stock under the Company's 1995 Stock Option/Stock Issuance Plan or the 1997 Stock Plan. All of these options were exercisable immediately, although unvested shares issued upon exercise are subject to repurchase by the Company. The Company's right of repurchase lapses as to 25% of the shares covered by the respective options on the first anniversary of the date of grant, and lapses ratably on a monthly basis thereafter, with the repurchase right terminating in full on the fourth anniversary of the date of grant. Directors are eligible to participate in the Company's 1997 Stock Plan described below.

EXECUTIVE COMPENSATION

     The following table summarizes all compensation paid to the Company's Chief Executive Officer and to the Company's three other most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the Company during the fiscal years ended December 31, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                  ANNUAL COMPENSATION                    ------------
                                   --------------------------------------------------     SECURITIES
                                                                       OTHER ANNUAL       UNDERLYING
   NAME AND PRINCIPAL POSITION     YEAR    SALARY($)    BONUS($)      COMPENSATION($)     OPTIONS(#)
   ---------------------------     ----    ---------    --------      ---------------    ------------
Howard C. Birndorf
  Chief Executive Officer and
  Chief Financial Officer........  1997    $285,010     $75,000           $    --          437,496
                                   1996     270,005      60,000                --          183,333

Tina S. Nova, Ph.D.
  President and Chief Operating
  Officer........................  1997     225,007      60,000                --          160,379
                                   1996     198,004      39,600                --           50,000

James P. O'Connell, Ph.D.
  Vice President, Research and
  Product Development............  1997     218,007      35,000                --          106,096
                                   1996     206,004      38,600            19,428(1)        33,333

Harry J. Leonhardt, Esq.
  Vice President, General Counsel
  and Secretary..................  1997     190,006      60,000(3)         42,138(1)        85,200
                                   1996      92,503(2)   20,000(3)         20,860(1)        66,666

---------------

(1) Amount represents reimbursement of expenses and related income taxes incurred in relocating to San Diego.


(2) Mr. Leonhardt joined the Company in July 1996. Mr. Leonhardt's salary for 1996 reflects a partial year of service.


(3) $20,000 of Mr. Leonhardt's bonus in each of 1996 and 1997 constitutes a bonus granted to Mr. Leonhardt in connection with his hiring in July 1996.

     The following tables set forth certain information as of December 31, 1997 and for the fiscal year then ended with respect to stock options granted to and exercised by the individuals named in the Summary Compensation Table above.

                             OPTION GRANTS IN 1997


                                          INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                        ------------------------------------------------------     VALUE AT ASSUMED
                         NUMBER OF          % OF                                 ANNUAL RATES OF STOCK
                        SECURITIES     TOTAL OPTIONS                              PRICE APPRECIATION     POTENTIAL REALIZABLE
                        UNDERLYING       GRANTED TO     EXERCISE                  FOR OPTION TERM(3)       VALUE AT INITIAL
                          OPTIONS       EMPLOYEES IN      PRICE     EXPIRATION   ---------------------      PUBLIC OFFERING
         NAME           GRANTED(#)      FISCAL YEAR     ($/SH)(1)    DATE(2)       5%($)      10%($)          PRICE($)(4)
         ----           -----------    --------------   ---------   ----------   ---------   ---------   ---------------------
Howard C. Birndorf....    437,496(5)      27.5808%        $.90      5/16/07      $247,625    $627,530         $4,418,710
Tina S. Nova, Ph.D....    160,379(5)      10.1107          .90      5/16/07        90,775     230,043          1,619,828
James P. O'Connell,
  Ph.D................    106,096(5)       6.6885          .90      5/16/07        60,051     152,181          1,071,570
Harry J. Leonhardt,
  Esq.................     85,200(5)       5.3712          .90      5/16/07        48,224     122,208            860,520

---------------

(1) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

(2) All options granted in 1997 have been exercised in full.


(3) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.



(4) This value assumes (i) an initial public offering price of $11.00 per share,
    (ii) that the options are exercised in full and (iii) that the Company's right of repurchase and any contractual and legal restrictions on the sale of shares issued upon exercise do not apply.



(5) These incentive stock options are exercisable in full immediately, but the shares issued upon exercise are subject to repurchase by the Company. The Company's right of repurchase lapses ratably on a monthly basis from the date of grant, with the repurchase right terminating in full on the fourth anniversary of the date of grant. Under the terms of the Stock Option Plans, the committee designated by the Board of Directors to administer the Stock Option Plans retains the discretion, subject to certain limitations within the Stock Option Plans, to modify, extend or renew outstanding options and to reprice outstanding options. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such canceled options.



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                        AND 1997 YEAR END OPTION VALUES

                                                                   NUMBER OF SECURITIES             VALUE OF
                                                                  UNDERLYING UNEXERCISED           UNEXERCISED
                                                                        OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                                   DECEMBER 31, 1997(#)       DECEMBER 31, 1997($)
                                                                 ------------------------   -------------------------
                             SHARES ACQUIRED        VALUE              EXERCISABLE/               EXERCISABLE/
           NAME              ON EXERCISE(#)     REALIZED($)(1)        UNEXERCISABLE               UNEXERCISABLE
           ----             -----------------   --------------   ------------------------   -------------------------
Howard C. Birndorf........       437,496(2)          --                     --/--                    --/--
Tina S. Nova, Ph.D........       160,379(2)          --                     --/--                    --/--
James P. O'Connell,
  Ph.D....................       106,096(2)          --                     --/--                    --/--
Harry J. Leonhardt,
  Esq.....................        85,200(2)          --                     --/--                    --/--

---------------

(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.

(2) In connection with the acquisition of shares, the officer received a loan from the Company pursuant to a five-year full recourse promissory note, which note is secured by the shares acquired.

STOCK OPTION PLANS

     1993 STOCK OPTION PLAN AND 1995 STOCK OPTION/ISSUANCE PLAN

     In 1993, the Company's Board of Directors adopted the Company's 1993 Stock Plan, and in April 1995, the Board of Directors adopted the 1995 Stock Option/Stock Issuance Plan (the "Prior Stock Plans"). The Prior Stock Plans were amended at various times from their adoptions to the date of this Prospectus to increase the number of shares available under the Prior Stock Plans.

     Under the Prior Stock Plans, all employees (including officers) and directors of the Company or any subsidiary and any independent contractor or advisor who performs services for the Company or a subsidiary were eligible to purchase shares of Common Stock and to receive awards of shares or grants of nonstatutory stock options ("NSOs"). Employees were also eligible to receive grants of incentive stock options ("ISOs") intended to qualify under Section 422A of the Internal Revenue Code of 1986, as amended ("Code"). The Prior Stock Plans are administered by a committee of the Board of Directors of the Company, which selects the persons to whom shares will be sold or awarded or options will be granted, determines the number of shares to be made subject to each sale, award or grant, and prescribes other terms and conditions, including the type of consideration to be paid to the Company upon sale or exercise and vesting schedules, in connection with each sale, award or grant.

     The exercise price under the NSOs generally must be at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price under ISOs cannot be lower than 100% of the fair market value of the Common Stock on the date of grant and, in the case of ISOs granted to holders of more than 10% of the voting power of the Company, not less than 110% of such fair market value. The term of an option cannot exceed ten years, and the term of an ISO granted to a holder of more than 10% of the voting power of the Company cannot exceed five years. Options generally expire not later than 90 days following a termination of employment, six months following the optionee's disability unless extended to not later than twelve months if permitted by the Board of Directors in accordance with the terms of the Plan, or not later than twelve months following the optionee's death. The purchase price of shares sold under the Prior Stock Plans generally must be at least 85% of the fair market value of the Common Stock and, in the case of a holder of more than 10% of the voting power of the Company, not less than 110% of such fair market value. Under the Prior Stock Plans, options granted pursuant to the Prior Stock Plans generally vest ratably over a period of four years.


     As of February 28, 1998, the Company had outstanding options to purchase an aggregate of 152,147 shares of Common Stock at exercise prices ranging from $.02 to $.90 per share, or a weighted average exercise price per share of $.22 under the Prior Stock Plans. At the date of adoption of the 1997 Stock Plan of the Company a total of 342,419 shares of Common Stock were available for future issuance under the Prior Stock Plans, which shares are available for grants under the 1997 Stock Plan. If any option granted under the Prior Stock Plans expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will become available for additional option grants under the 1997 Stock Plan, as described below.


     1997 STOCK INCENTIVE PLAN

     The 1997 Stock Plan was adopted by the Board of Directors and was approved by the stockholders as of August 1, 1997 and replaces the Prior Stock Plans. Although all future awards will be made under the 1997 Stock Plan, awards made under the Prior Stock Plans will continue to be administered in accordance with the 1993 Stock Plan or the 1995 Stock Option/Issuance Plan, as applicable (the 1997 Plan together with the Prior Stock Plans are referred to as the "Stock Option Plans").

     The 1997 Stock Plan authorizes a total of 2,241,341 shares of Company Common Stock for grant. This amount will be increased by any forfeited or unexercised shares under the Prior Stock Plans. Also, forfeited or unexercised shares under the 1997 Stock Plan generally become available for new grants under the 1997 Stock Plan. The 1997 Stock Plan is administered by the Board of Directors or its delegate, currently the Compensation Committee. The Board of Directors, or its delegate, selects the employees of the Company who will receive awards, determines the size of any award and establishes any vesting or other conditions. Employees, directors, consultants and advisors of the Company (or any subsidiary of the Company) are eligible to participate in the 1997 Stock Plan, although incentive stock options may be granted only to employees. No individual may receive options or stock appreciation rights ("SARs") covering more than 500,000 shares in any calendar year. The participation of the outside directors of the Company is limited to 25% of shares available under the 1997 Stock Plan.

     The 1997 Stock Plan provides for awards in the form of restricted shares, stock units, options or SARs, or any combination thereof. No payment is required upon receipt of an award, except that a recipient of newly issued restricted shares must pay the par value of such restricted shares to the Company.

     Restricted shares are shares of Common Stock that are subject to repurchase by the Company at the employee's purchase price in the event that the applicable vesting conditions are not satisfied, and they are nontransferable prior to vesting (except for certain transfers to a trustee). Restricted shares have the same voting and dividend rights as other shares of Common Stock.

     The recipient of restricted shares or stock units may pay all projected withholding taxes relating to the award with Common Stock rather than cash if permitted by the Stock Option Committee.

     Options may include NSOs as well as ISOs intended to qualify for special tax treatment. The term of an ISO cannot exceed ten years (five years for 10% stockholders), and the exercise price of an ISO must be equal to or greater than the fair market value of the Common Stock on the date of grant (or 110% of fair market value at the date of grant for 10% stockholders). The exercise price of an NSO must be equal to or greater than the par value of the Common Stock on the date of grant.

     The exercise price of an option may be paid in any lawful form permitted by the Board of Directors or its delegate, including (without limitation) the surrender of shares of Common Stock or restricted shares already owned for at least six months by the optionee. The Board of Directors or its delegate may likewise permit optionees to satisfy their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the Company. The 1997 Stock Plan also allows the optionee to pay the exercise price of an option by giving "exercise/sale" or "exercise/pledge" directions. If exercise/sale directions are given, a number of option shares sufficient to pay the exercise price and any withholding taxes are issued directly to a securities broker selected by the Company who, in turn, sells these shares in the open market. The broker remits to the Company the proceeds from the sale of these shares, and the optionee receives the remaining option shares. If exercise/pledge directions are given, the option shares are issued directly to a securities broker or other lender selected by the Company. The broker or other lender will hold the shares as security and will extend credit for up to 50% of their market value. The loan proceeds will be paid to the Company to the extent necessary to pay the exercise price and any withholding taxes. Any excess loan proceeds may be paid to the optionee. If the loan proceeds are insufficient to cover the exercise price and withholding taxes, the optionee will be required to pay the deficiency to the Company at the time of exercise.

     An SAR permits the participant to elect to receive any appreciation in the value of the underlying stock from the Company, either in shares of Common Stock or in cash or a combination of the two, with the Board of Directors or its delegate having the discretion to determine the form in which such payment will be made. The amount payable on exercise of an SAR is measured by the difference between the market value of the underlying stock at exercise and the exercise price. SARs may, but need not, be granted in conjunction with options. Upon exercise of an SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which an SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised. A participant may receive not more than 200,000 SARs within one calendar year. Unless otherwise permitted by the Board of Directors or its delegate, all options and SARs are nontransferable prior to the optionee's death.

     As noted above, the Board of Directors or its delegate determines the number of restricted shares, stock units, options or SARs to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the employee's service, his or her individual performance, the Company's performance or other appropriate criteria. In general, the vesting conditions will be based on the employee's service after the date of grant. Vesting may be accelerated as determined by the Board of Directors or its delegate in the event of the employee's death, disability or retirement or in the event of a change in control with respect to the Company. The Board of Directors has in the past granted and may in the future grant options which provide for mandatory acceleration of vesting in the event of a change in control.

     For purposes of the 1997 Stock Plan, the term "change in control" does not include this offering or the consequences of this offering but thereafter occurs
(i) if any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors, (ii) upon a merger or consolidation of the Company with or into another corporation or entity or any other corporate reorganization in which over 50% of the combined voting power of the continuing or surviving entity immediately after the merger, consolidation or reorganization is owned by persons who were not stockholders of the Company immediately prior to the merger, consolidation or reorganization, or (iii) upon a change in the composition of the Board of Directors in which fewer than half of the incumbent directors had been directors 24 months prior to the change or were elected or nominated with the affirmative votes of directors 24 months prior to the change.

     The 1997 Stock Plan provides that if any payment (or transfer) by the Company causes the employee to recognize a "golden parachute" excise tax under
Section 4999 of the Internal Revenue Code, then the Company shall make such cash payments as are necessary to reimburse the employee for all additional taxes caused thereby.

     The Board of Directors is authorized, within the provisions of the 1997 Stock Plan, to amend the terms of outstanding restricted shares or stock units, to modify or extend outstanding options or SARs or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options.

     Members of the Company's Board of Directors who are not employees of the Company are eligible for awards under the 1997 Stock Plan. However, such outside directors are not eligible for ISO grants. Total shares available to outside directors is limited to 25% of total shares available under the 1997 Stock Plan.


     As of February 28, 1998, under the 1997 Stock Plan the Company had outstanding options to purchase an aggregate of 368,962 shares of Common Stock at a weighted average exercise price of $2.05 per share. The total number of restricted shares, stock units, options and SARs available for grant under the 1997 Stock Plan is 650,997 (subject to anti-dilution provisions), increased by the amount of all remaining shares available for grant under the Prior Stock Plans as of August 1, 1997. If any restricted shares, stock units, options or SARs are forfeited, or if options or SARs terminate for any other reason prior to exercise (other than the exercise of a related SAR or option, and including any forfeiture or termination under the Prior Stock Plans), then they again become available for awards under the 1997 Stock Plan.


     EMPLOYEE STOCK PURCHASE PLAN


     The ESPP was adopted by the Board of Directors on November 21, 1997, effective upon the completion of this offering. The ESPP provides employees of the Company with an opportunity to purchase Common Stock at a discount and pay for their purchases through payroll deductions. All expenses incurred in connection with the implementation and administration of the ESPP will be paid by the Company. A pool of 300,000 shares of Common Stock has been reserved for issuance under the ESPP (subject to anti-dilution provisions). Each regular full-time and part-time employee who works an average of over 20 hours per week will be eligible to participate in the ESPP at the beginning of the first participation period after the employee completes one month of service.


     Eligible employees may elect to contribute up to 15% of their cash compensation under the ESPP. Each calendar year is divided into two six-month "accumulation periods," except that the entire period from the date of this offering to June 30, 1998, will be a single accumulation period. At the end of each accumulation period, the Company will apply the amount contributed by the participant during that period to purchase shares of Common Stock for him or her. The purchase price will be equal to 85% of the lower of (a) the market price of Common Stock immediately before the beginning of the applicable "offering period" or (b) the market price of Common Stock on the last business day of the accumulation period. In general each offering period is 24 months long, but a new offering period begins every six months. Thus up to four overlapping periods may be in effect at the same time. If the market price of Common Stock is lower when a subsequent offering period begins, the subsequent offering period automatically becomes the applicable offering period. No participant may purchase more than 1,666 shares per accumulation period, and the value of the Common Stock purchased each calendar year (measured at the beginning of the offering periods) may not exceed $25,000 per participant. In no event may a participant be granted a right to purchase Common Stock under the ESPP if such purchase would increase participant's ownership to greater than 5%. Participants may withdraw their contributions at any time before the close of the accumulation period. If a participant terminates employment during an accumulation period all previous contributions made during the period will be returned to the participant.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company has adopted provisions in its Restated Certificate of Incorporation that limit the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law ("Delaware Law"). The Delaware Law provides that directors of a company will not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper benefit. If the Delaware Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a Company director shall be so amended by the approval of the holders of shares representing at least
66 2/3% of the shares of the Company entitled to vote in the election of directors, voting as one class. The provision in the Restated Certificate of Incorporation does not eliminate a director's duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. This provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Company's Certificate of Incorporation and Bylaws also provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware Law. The Company has entered into separate indemnification agreements with its directors and executive officers that could require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that the limitation of liability provision in its Restated Certificate of Incorporation and the indemnification agreements will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

                              CERTAIN TRANSACTIONS

PREFERRED STOCK AND WARRANT FINANCINGS


     The Company issued shares of Preferred Stock and warrants between February 10, 1994 and January 1998 in the following private placement transactions: (i) an aggregate of 1,559,769 shares of Series A Preferred Stock at $2.25 per share,
(ii) an aggregate of 2,493,725 shares of Series B Preferred Stock at $3.75 per share, (iii) an aggregate of 4,369,049 shares of Series C Preferred Stock at $6.00 per share, and (iv) an aggregate of 832,333 shares of Series D Preferred Stock at $9.00 per share. The Company also issued to purchasers of Series B Preferred Stock warrants exercisable for an aggregate of 420,703 shares of Common Stock at an exercise price of $.375 per share (collectively, "Common Stock Warrants"). Certain purchasers of Series B Preferred Stock also received warrants exercisable for an aggregate of 40,000 shares of Series B Preferred Stock at an exercise price of $2.25 per share ("Series B Warrants") in consideration of loans made to the Company. Each share of Preferred Stock will convert into one share of Common Stock and each Series B Warrant will convert into a warrant for the purchase of an equivalent number of shares of Common Stock upon the consummation of this offering. The purchasers of Series A, Series B, Series C and Series D Preferred Stock, the Common Stock Warrants and the Series B Warrants include, among others, the following officers and directors of the Company and entities who beneficially own 5% or more of the Company's Common Stock.



                                                                                        TOTAL
                                           SERIES A   SERIES B   SERIES C   SERIES D    COMMON    TOTAL
                                           PREFERRED  PREFERRED  PREFERRED  PREFERRED   STOCK    SERIES B
                INVESTORS                    STOCK      STOCK      STOCK      STOCK    WARRANTS  WARRANTS
                ---------                  ---------  ---------  ---------  ---------  --------  --------
Enterprise Management Partners(1)........   666,666    399,999     92,276     76,079    66,666    20,000
Kleiner Perkins Caufield &
  Byers VI (2)...........................   666,666    400,000     92,277         --    66,666    20,000
Sprout Capital VII, L.P.(3)..............        --    794,666     68,707         --   132,444        --
Interwest Partners(4)....................        --    666,666     57,677         --   111,111        --
Howard C. Birndorf.......................   133,333    160,000     25,376         --    26,666        --
Harry J. Leonhardt, Esq..................        --     16,666         --         --     2,778        --
Elan Corporation, plc(5).................        --         --    833,333         --        --        --
Oracle Strategic Partners, L.P...........        --         --    833,333         --        --        --
Becton, Dickinson and Company............        --         --         --    666,666        --        --
Thomas G. Lynch(6).......................        --         --         --     22,222        --        --
Cam L. Garner............................        --         --         --     11,111        --        --


---------------

(1) Represents (i) 606,060 shares of Series A Preferred Stock, 363,636 shares of Series B Preferred Stock, 83,888 shares of Series C Preferred Stock, 60,606 Common Stock Warrants and 18,182 Series B Warrants purchased by Enterprise Partners II, L.P. ("Enterprise Partners"), (ii) 60,606 shares of Series A Preferred Stock, 36,363 shares of Series B Preferred Stock, 8,388 shares of Series C Preferred Stock, 6,060 Common Stock Warrants and 1,818 Series B Warrants purchased by Enterprise Associates II, L.P. ("Enterprise Associates"), (iii) 6,820 shares of Series D Preferred Stock received by Enterprise Partners III, L.P. in connection with the Company's purchase of Nanotronics and (iv) 480 shares of Series D Preferred Stock received by Enterprise Partners III Associates, L.P. in connection with the Company's purchase of Nanotronics. Andrew E. Senyei, a director of the Company, is a general partner of Enterprise Management Partners II, L.P., and the general partner of each of Enterprise Partners and Enterprise Associates.

(2) Represents (i) 578,000 shares of Series A Preferred Stock, 346,800 shares of Series B Preferred Stock, 92,277 shares of Series C Preferred Stock, 57,800 Common Stock Warrants and 17,340 Series B Warrants purchased by Kleiner Perkins Caufield & Byers VI ("KPCB VI"), and (ii) 88,666 shares of Series A Preferred Stock, 53,200 shares of Series B Preferred Stock, 8,866 Common Stock Warrants and 2,660 Series B Warrants purchased by KPCB Founders Fund VI, L.P., which merged with and into KPCB VI in 1997. Brook H. Byers, a director of the Company, is a General Partner of KPCB VI.

(3) Represents (i) 61,062 shares of Series B Preferred Stock, 5,279 shares of Series C Preferred Stock and 10,177 Common Stock Warrants purchased by DLJ and (ii) 733,604 shares of Series B Preferred Stock, 63,428 shares of Series C Preferred Stock and 122,267 Common Stock Warrants purchased by Sprout Capital VII, L.P. Robert E. Curry, a director of the Company, is an officer of DLJ, which is the Managing General Partner of Sprout Capital VII, L.P.

(4) Represents (i) 662,500 shares of Series B Preferred Stock, 57,317 shares of Series C Preferred Stock and 110,416 Common Stock Warrant Shares purchased by Interwest Partners V, L.P., and (ii) 4,166 shares of Series B Preferred Stock, 360 shares of Series C Preferred Stock and 694 Common Stock Warrants purchased by Interwest Investors V.

(5) Includes 833,333 shares of Series C Preferred Stock purchased by Elan International Services Limited, a wholly-owned subsidiary of Elan Corporation, plc. Thomas G. Lynch, a director of the Company, is Executive Vice President and Chief Financial Officer of Elan Corporation, plc.


(6) Does not include shares purchased by Elan International Services Limited.


TRANSACTIONS WITH DIRECTORS, OFFICERS AND RELATED PARTIES

     In September 1993, in connection with the Spin-Off, certain affiliates of the Company received from Nanotronics an aggregate of 512,224 shares of Common Stock, including Enterprise Partners, 289,514 shares; Enterprise Associates, 26,319 shares (both Enterprise Partners and Enterprise Associates are entities affiliated with director Andrew Senyei); and Howard C. Birndorf, a founder of, Chairman of the Board, Chief Executive Officer and Chief Financial Officer of the Company, 41,684 shares.

     During the period May 1993 through January 1994 salary and administrative of $115,000 expenses were incurred by Birndorf Biotechnology Development, an entity affiliated with Mr. Birndorf, on behalf of the Company. These expenses were repaid to Birndorf Biotechnology Development in the form of partial consideration for the issuance to Mr. Birndorf of 133,333 shares of the Company's Series A Preferred Stock.

     In June 1993, Enterprise Partners loaned $200,000 to the Company at an interest rate of 5.0% per annum pursuant to a promissory note payable on demand, which note was canceled as partial consideration for the issuance to Enterprise of 666,666 shares of the Company's Series A Preferred Stock.

     In January 1994, November 1994, May 1996 and December 1997, the Company entered into agreements with Tina S. Nova, Ph.D., President and Chief Operating Officer of the Company, James P. O'Connell, Ph.D., Vice President, Research and Product Development of the Company, Harry J. Leonhardt, Esq., Vice President, General Counsel and Secretary of the Company, and Kieran T. Gallahue, Vice President, Strategic Marketing of the Company, respectively, pursuant to which, in the event of termination without cause (or if Dr. O'Connell or Mr. Leonhardt terminates his employment for good reason), such employee will be paid an amount equal to six months of such employee's respective base salary. Mr. Gallahue's right to such payment expires one year from the commencement of his employment. In addition, 50% of the remaining unvested shares purchased by Dr. O'Connell and Mr. Leonhardt pursuant to their respective agreements will vest in the event such employee is terminated without cause or if such employee terminates his employment for good reason. In December 1997, the Company entered into an agreement with W.J. Kitchen, Sc.D., Senior Vice President, Operations of the Company pursuant to which, in the event of termination without cause within two years of the commencement of his employment, he will be paid an amount equal to two years of his base salary.

     In February 1994, Mr. Birndorf purchased 100,071 shares of Common Stock for $751 ($.075 per share), and in June 1995, purchased another 100,000 shares of Common Stock for $15,000 ($.15 per share) pursuant to the Company's 1995 Stock Option/Stock Issuance Plan. In connection with the purchase of these 100,000 shares, the Company loaned $15,000 to Mr. Birndorf at an interest rate of 6.7% per annum pursuant to a five-year promissory note, which note is secured by the 100,000 shares of Common Stock. As of December 31, 1997, 66,666 of these shares are vested. In August 1996, Mr. Birndorf purchased an additional 183,333 shares of Common Stock at $.15 per share. In connection with such purchase, the Company loaned Mr. Birndorf $27,500 at an interest rate of 6.3% per annum pursuant to a five-year promissory note, which note is secured by the 183,333 shares of Common Stock. Of the 183,333 shares purchased by Mr. Birndorf, 66,666 shares were issued pursuant to the Company's 1995 Stock Option/Stock Issuance Plan. The remaining 116,667 shares are performance-based options which vest based on the attainment of specified milestones. As of December 31, 1997, 222,916 of these shares are vested. In May 1997, Mr. Birndorf was granted an option to purchase 437,496 shares of Common Stock pursuant to the Company's 1997 Stock Incentive Plan. As of December 31, 1997, 63,800 of these shares were vested.

     In February 1994, Dr. Nova purchased 100,071 shares of Common Stock for $7,505 ($.075 per share). As of December 31, 1997, 95,902 of these shares were vested. In June 1995, Dr. Nova purchased another 100,000 shares of Common Stock for $15,000.00 ($.15 per share) pursuant to the 1995 Stock Option/Stock Issuance Plan. In connection with the purchase of these 100,000 shares, the Company loaned $15,000.00 to Dr. Nova at an interest rate of 6.7% per annum pursuant to a five-year promissory note, which note is secured by the 100,000 shares of Common Stock. As of December 31, 1997, 66,666 of these shares were vested. In August 1996, Dr. Nova purchased an additional 50,000 shares of Common Stock at the price of $.15 per share. In connection with such purchase, the Company loaned Dr. Nova $7,500 at an interest rate of 6.3% per annum pursuant to a five-year promissory note, which note is secured by the 50,000 shares of Common Stock. Of the 50,000 shares purchased by Dr. Nova, 16,666 shares were issued pursuant to the Company's 1995 Stock Option/Stock Issuance Plan. The remaining 33,334 shares are performance-based options which have vested based on the attainment of certain prescribed milestones. As of December 31, 1997, 41,319 of these shares were vested. In May 1997, Dr. Nova was granted an option to purchase 160,379 shares of Common Stock pursuant to the Company's 1997 Stock Incentive Plan. As of December 31, 1997, 23,388 of these shares were vested.

     On January 23, 1995, in connection with a bridge financing, Enterprise Partners and KPCB VI, an entity affiliated with director Brook H. Byers, each loaned $300,000 to the Company pursuant to a promissory note payable thirty days after the issue date or on demand thereafter, which notes were canceled as partial consideration for the issuance of 400,000 shares of the Company's Series B Preferred Stock to each investor. Additionally, in connection with the issuance of the promissory notes, the Company issued warrants to purchase 20,000 shares of Series B Preferred Stock to each investor exercisable from April 1995 to April 2000 at an exercise price of $2.25 per share.

     In connection with their respective purchases of Series B Preferred Stock, Mr. Birndorf and the entities associated with KPCB, Enterprise Partners, and Sprout entered into a Shareholders' Agreement to vote their respective shares as necessary to obtain or maintain a seat on the Board of Directors for the Chief Executive Officer of the Company and at least one representative designated by each of Enterprise Partners, KPCB and Sprout. The Agreement will terminate upon the consummation of this offering.

     In September 1996 and November 1996, entities associated with Enterprise Partners, KPCB, Sprout, InterWest Partners, DLJ and an affiliate of DLJ and Mr. Birndorf agreed to loan the Company an aggregate of $2.0 million to fund ongoing operations of the Company, pursuant to demand promissory notes bearing interest at 6% per annum, which notes and accrued interest thereon were canceled in exchange for an aggregate of 336,774 shares of Series C Preferred Stock in December 1996.

     In May 1997, the Company entered into a series of agreements with Becton Dickinson pursuant to which Becton Dickinson agreed to purchase 666,666 shares of the Company's Series D Preferred Stock and to fund certain product development costs. See "Business -- Collaborative Alliances -- Becton, Dickinson and Company." Becton Dickinson has also committed to purchase shares of Common Stock directly from the Company at a price per share equal to the price to public for an aggregate purchase price of $6.0 million, subject to the completion of this offering.

     In November and December 1997 and March 1998, certain officers and directors of the Company exercised options to purchase an aggregate of 1,155,838 shares of the Company's Common Stock. As consideration for such shares the Company received full recourse promissory notes, bearing interest at 6.01%, from directors and officers Birndorf (an aggregate of 437,496 shares for $393,747) and Nova (an aggregate of 160,379 shares for $144,341) and officers Leonhardt (85,200 shares for $76,680), O'Connell (106,096 shares for $95,486), Kitchen
(233,333 shares for $210,000) and Gallahue (133,333 shares for $400,000). The principal and accrued interest on such promissory notes will be payable in November 2002 or December 2002. The payment of each promissory note is secured by a pledge of the shares purchased by such director and/or officer.

     On December 18, 1997, the Company entered into an Agreement and Plan of Merger with its former parent corporation, Nanotronics, Inc., a California corporation ("Nanotronics"), pursuant to which a wholly-owned California subsidiary of the Company merged with and into Nanotronics, which was the surviving corporation. Nanotronics' assets are primarily intellectual property and certain government grants. Andrew Senyei, a director of Nanogen, is a director of Nanotronics and an affiliate of the principal Nanotronics shareholders. Mr. Birndorf is a shareholder of Nanotronics. Under the Agreement and Plan of Merger, Nanogen issued upon the effective date of the merger an aggregate of 132,334 shares of its Series D Preferred Stock and a warrant for the purchase of 993 shares of Series D Preferred Stock.

     In December 1997, the Company entered into a collaborative research and development agreement with Elan. Thomas G. Lynch, a director of the Company, is Executive Vice President, Chief Financial Officer and a director of Elan. In March 1998, the Company loaned W.J. Kitchen $200,000 pursuant to a four-year promissory note in connection with his relocation to San Diego. The loan bears interest at 6.01% per annum and is secured by a deed of trust.

     The Company believes that the foregoing transactions were in its best interests. As a matter of policy these transactions were, and all future transactions between the Company and its officers, directors or principal stockholders will be, approved by a majority of the independent and disinterested members of the Board of Directors, on terms no less favorable to the Company than could be obtained from unaffiliated third parties and in connection with bona fide business purposes of the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 28, 1998 and as adjusted to reflect the sale by the Company of the shares offered hereby and the Private Placement by: (i) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Company's officers named under
"Management -- Summary Compensation Table," and (iv) all directors and executive officers of the Company as a group.

                                                                                PERCENT BENEFICIALLY
                                                                                       OWNED
                                                                   SHARES       --------------------
                                                                BENEFICIALLY     BEFORE      AFTER
            NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNED        OFFERING    OFFERING
            ------------------------------------                ------------    --------    --------
Entities Affiliated with Enterprise
  Management Partners II, L.P.(1)...........................      1,637,519       13.1%        9.1%
  7979 Ivanhoe, Suite 550
  La Jolla, CA 92037
Kleiner Perkins Caufield & Byers VI(2)......................      1,245,609        9.9%        6.9%
  2750 Sand Hill Road
  Menlo Park, CA 94025
Howard C. Birndorf(3)(13)...................................      1,215,348        9.8%        6.8%
  Nanogen, Inc.
  10398 Pacific Center Court
  San Diego, CA 92121
Entities Affiliated with Sprout Group(4)....................      1,002,497        8.0%        5.5%
  3000 Sand Hill Road, Bldg. 4, Suite 270
  Menlo Park, CA 94025
Elan Corporation, plc(5)....................................        833,333        6.7%        7.2%
  Lincoln House
  Dublin 2
  Ireland
Oracle Strategic Partners, L.P..............................        833,333        6.7%        4.6%
  712 Fifth Ave., 45th Floor
  New York, NY 10019
Entities Affiliated with Interwest Partners(6)..............        835,454        6.7%        4.6%
  3000 Sand Hill Road, Bldg. 4, Suite 255
  Menlo Park, CA 94025
Becton, Dickinson and Company(7)............................        666,666        5.4%        6.8%
  1 Becton Drive
  Franklin Lakes, NJ 07417-1880
Hoechst AG(8)...............................................             --         --         5.1%
  D-65926 Frankfurt am Main
  Germany
Brook H. Byers(2)...........................................      1,245,609        9.9%        6.9%
Robert E. Curry, Ph.D.(4)...................................      1,002,497        8.0%        5.5%
Cam L. Garner(9)............................................         27,777          *           *
David Ludvigson.............................................         16,666          *           *
Thomas G. Lynch(5)(9).......................................        872,221        7.0%        7.4%
Tina S. Nova, Ph.D.(13).....................................        410,450        3.3%        2.2%
Andrew E. Senyei, M.D.(1)...................................      1,637,519       13.1%        9.1%
James P. O'Connell, Ph.D.(10)(13)...........................        242,539        1.9%        1.3%
Harry J. Leonhardt, Esq.(11)(13)............................        171,310        1.4%          *
All Directors and Executive Officers as a group (12
  persons)(12)(13)..........................................      7,184,602       55.3%       41.3%

---------------

  *  Less than 1% of the outstanding shares of Common Stock.

 (1) Includes (i) 1,406,199 shares held by Enterprise Partners II, L.P. (ii) 137,354 shares held by Enterprise Partners II Associates, L.P. ("Enterprise Associates"), (iii) 6,820 shares held by Enterprise Partners III, L.P. and
     (iv) 480 shares held by Enterprise Partners III Associates, L.P. Also includes 78,788 shares issuable to Enterprise Partners and 7,878 shares issuable to Enterprise Associates upon the exercise of outstanding warrants exercisable within 60 days of February 28, 1998. Andrew E. Senyei, a director of the Company, is a general partner of Enterprise Management Partners II, L.P., the general partner of each of Enterprise Partners and Enterprise Associates, and as such, may be deemed to share voting and investment power with respect to the shares held by such entities. Dr. Senyei disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

 (2) Includes 86,666 shares issuable to KPCB VI upon the exercise of outstanding warrants exercisable within 60 days of February 28, 1998. Mr. Byers is a general partner of KPCB VI, and as such, may be deemed to share voting and investment power with respect to the shares held by such entity. Mr. Byers disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

 (3) Includes 26,666 shares issuable upon the exercise outstanding warrants exercisable within 60 days of February 28, 1998.

 (4) Includes 66,341 shares held by DLJ, 797,032 shares held by Sprout Capital VII, L.P. ("Sprout Capital") and 5,792 shares held by an affiliate of DLJ. Also includes 122,267 shares issuable to Sprout Capital, 10,177 shares issuable to DLJ and 888 shares issuable to an affiliate of DLJ upon the exercise of outstanding warrants exercisable within 60 days of February 28, 1998. Dr. Curry, a director of the Company, is an officer of DLJ, the Managing General Partner of Sprout Capital, and as such, may be deemed to share voting and investment power with respect to the shares held by such entities. Dr. Curry disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

 (5) Includes 833,333 shares held by Elan International Services Limited ("Elan International"). Mr. Lynch, a director of the Company, is Executive Vice President and Chief Financial Officer of Elan, the parent company of Elan International, and as such, may be deemed to share voting and investment power with respect to the shares held by Elan International. Includes 454,545 shares that Elan has agreed to purchase directly from the Company in the Private Placement. Mr. Lynch disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

 (6) Includes 723,983 shares held by Interwest Partners V, L.P. ("Interwest Partners V") and 360 shares held by its investment affiliate Interwest Investors V. Also includes 111,111 shares issuable to Interwest Partners V upon the exercise of outstanding warrants exercisable within 60 days of February 28, 1998.

 (7) Includes 545,454 shares that Becton Dickinson has agreed to purchase directly from the Company in the Private Placement.

 (8) Includes 909,090 shares that Hoechst has agreed to purchase directly from the Company in the Private Placement.

 (9) Includes 16,666 shares issuable to each of Mr. Lynch and Mr. Garner upon the exercise of options exercisable within 60 days of February 28, 1998, subject to repurchase of unvested shares.

(10) Includes 33,333 shares issuable upon the exercise of options within 60 days of February 28, 1998, subject to repurchase of unvested shares, and 444 shares issuable upon the exercise of warrants exercisable within 60 days of February 28, 1998.

(11) Includes 2,778 shares issuable upon the exercise of outstanding warrants exercisable within 60 days of February 28, 1998.

(12) Includes an aggregate of 199,998 shares issuable upon the exercise of options exercisable within 60 days of February 28, 1998, subject to repurchase of unvested shares, and an aggregate of 336,552 shares issuable upon the exercise of outstanding warrants exercisable within 60 days of February 28, 1998.

(13) Includes unvested shares subject to repurchase by the Company at February 28, 1998, as follows: Mr. Birndorf, 415,678 shares; Dr. Nova, 167,462 shares; Dr. O'Connell, 111,204 shares; and Mr. Leonhardt, 109,503 shares.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of the Company, after giving effect to the conversion of all outstanding Preferred Stock into Common Stock, and the amendment of the Company's Certificate of Incorporation, will consist of 50,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

     As of February 28, 1998 there were 12,432,754 shares of Common Stock outstanding held by approximately 90 stockholders of record. Such amounts assume the conversion of each outstanding share of Preferred Stock upon the closing of this offering.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock and the Preferred Stock are entitled to share ratably on an as-converted basis in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. The Common Stock has no preemptive or conversion rights or other subscription rights and there are no redemptive or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of Preferred Stock will be converted into Common Stock. See Note 4 of Notes to Financial Statements for a description of the currently outstanding Preferred Stock. Following the conversion, the Company's Certificate of Incorporation will be restated to delete all references to the prior series of Preferred Stock, and 5,000,000 shares of undesignated Preferred Stock will be authorized. The Board of Directors has the authority, without further action by the stockholders, to issue from time to time the Preferred Stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or affect adversely the rights and powers, including voting rights, of the holders of Common Stock, and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS


     As of February 28, 1998 the Company had outstanding (i) Common Stock Warrants exercisable for an aggregate of 420,703 shares of Common Stock at prices ranging from $.02 to $.38 per share (ii) Series B Warrants exercisable for an aggregate of 40,000 shares of Series B Preferred Stock (which automatically convert into warrants for the purchase of 40,000 shares of Common Stock upon the consummation of this offering) exercisable at $2.25 per share,
(iii) Series C Warrants exercisable for an aggregate of 6,000 shares of Series C Preferred Stock exercisable at $6.00 per share, and (iv) Series D Warrants exercisable for an aggregate of 993 shares of Series D Preferred Stock (which automatically convert into warrants for the purchase of 993 shares of Common Stock upon the consummation of this offering) exercisable at $7.68 per share. Common Stock Warrants for the purchase of 415,612 shares expire upon the effective date of this offering, and Common Stock Warrants for the purchase of 5,091 shares expire on September 1, 1999. The Series C Warrants will expire on the day prior to the effective date of this offering. The Series B Warrants expire in April 2000 and the Series D Warrants expire upon the earlier of September 11, 1999 or the third anniversary of this offering. Pursuant to the Amended and Restated Investors' Rights Agreement, dated as of May 5, 1997, among the Company and certain of its securityholders set forth therein, holders of shares issuable upon exercise of certain of the Warrants are entitled to certain demand and piggyback registration rights. See "-- Registration Rights."


REGISTRATION RIGHTS


     Pursuant to the Investors' Rights Agreement, the holders of approximately 9,632,471 shares of Common Stock, including (i) shares issued upon conversion of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and (ii) shares issuable pursuant to exercise of certain of the Series B Warrants, Series D Warrants and Common Stock Warrants (collectively, "Registrable Shares"), or their permitted transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). The holders of the 1,909,089 shares issued in the Private Placement will also be entitled to similar rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, holders of Registrable Shares are entitled to notice of such registration and are entitled to include, at the Company's expense, such Registrable Shares therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. In addition, commencing 180 days after the effective date of this offering, holders of at least 20% of the Registrable Shares then outstanding (or a lesser percent, if the anticipated aggregate offering price of such shares, net of underwriting discounts and commissions, would exceed $7,500,000), may require the Company to prepare and file a registration statement under the Securities Act, at the Company's expense, covering such Registrable Shares, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The Company is not obligated to effect more than two of these stockholder-initiated registrations. Further, holders of Registrable Shares may require the Company to file additional registration statements on Form S-3, subject to certain conditions and limitations.


DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Upon the closing of this offering, the Company's Certification of Incorporation will be amended to require that any action permitted to be taken by stockholders of the Company must be effected at a duly-called annual or special meeting of stockholders and will not be able to be effected by a consent in writing. The Board of Directors will be composed of a classified board where only one-third of the directors are eligible for election in any given year. The Company's Certificate of Incorporation will also be amended to require the approval of at least two-thirds of the total number of authorized directors in order to adopt, amend or repeal the Company's Bylaws. In addition, the Company's Certificate of Incorporation will similarly be amended to permit the stockholders to adopt, amend or repeal the Company's Bylaws only upon the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote. Lastly, the foregoing provisions of the Certificate of Incorporation and certain other provisions pertaining to the limitation of liability and indemnification of directors will be able to be amended or repealed only with the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

     Upon the closing of this offering, the Company's Bylaws will also be amended to contain certain of the above provisions found in the Company's Certificate of Incorporation. The Company's Bylaws, as amended (the "Restated Bylaws"), will not permit stockholders to call a special meeting. In addition, the Company's Restated Bylaws will establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of the Company. Also, a director will be removable only for cause. In addition, the Restated Bylaws will provide that the business permitted to be conducted in any annual meeting or special meeting of stockholders will be limited to business properly brought before the meeting.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering there has been no public market for the Common Stock of the Company, and no predictions can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price.

     Upon closing of this offering and the Private Placement, the Company will have outstanding 17,941,843 shares of Common Stock based on the number of shares of Preferred Stock and Common Stock outstanding as of December 31, 1997, and assuming no exercise of the Underwriters over-allotment option. Of these shares, the 3,600,000 shares of Common Stock being sold hereby, not including the shares sold in the Private Placement, will be freely tradable (other than by an "affiliate" of the Company as such term is defined in the Securities Act) without restriction or registration under the Securities Act. All remaining shares were issued and sold by the Company in private transactions ("Restricted Shares") and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 thereunder.

     The Company's directors, executive officers and certain stockholders, who collectively hold an aggregate of approximately 11,000,000 shares of Common Stock, have agreed pursuant to certain agreements that they will not sell any Common Stock owned by them without the prior written consent of Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this Prospectus (the "Lockup Period"). Excluding the shares of Common Stock being sold hereby and in the Private Placement, the remaining 11,076,398 shares of Common Stock (excluding shares purchased pursuant to the exercise of unvested options and subject to repurchase by the Company) may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. As a result of lockups with the Underwriters and the provisions of Rule 144 and 701, additional shares will be available for sale in the public market as follows: (i) approximately 71,400 shares will be eligible for immediate sale on the date of this Prospectus, (ii) approximately 10,969,000 shares of Common Stock will be eligible for sale upon expiration of the Lockup Period, and (iii) the remainder of the shares of Common Stock will be eligible for sale from time to time thereafter upon expiration of their respective holding periods. The holders of the 1,909,089 shares issued in the Private Placement will have the right to register such shares for future sale and such shares will otherwise be eligible for sale one year from the closing date of this offering, subject to the limitations of Rule 144. See "Description of Capital Stock -- Registration Rights."

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an affiliate of the Company, or a holder of Restricted Shares who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the previous year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 179,418 shares immediately after this offering, assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who owns beneficially Restricted Shares is entitled to sell such shares under Rule 144(k) without regard to the limitations described above; provided that at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company. The foregoing is a summary of Rule 144 and is not intended to be a complete description of it.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the closing of this offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the

Commission has indicated that Rule 701 will apply to stock options granted by the Company before this offering, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be Restricted Shares and, beginning 90 days after the date of this Prospectus (unless subject to the contractual restrictions described above), may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.


     The Company intends to file registration statements under the Securities Act covering approximately 2,800,000 shares of Common Stock reserved for issuance under its stock plans. Such registration statements are expected to be filed soon after the date of this Prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.



     In addition, after this offering, the holders of approximately 9,632,471 shares of Common Stock (including certain shares issuable upon the exercise of certain of the Series B Warrants, Series D Warrants and Common Stock Warrants) and the holders of the 1,909,089 shares issued in the Private Placement will be entitled to certain rights to cause the Company to register the sale of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in the Underwriting Agreement dated as of the date hereof, the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and SBC Warburg Dillon Read Inc. are serving as Representatives (the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell to them severally, the respective numbers of shares of Common Stock set forth opposite their names below:

                                                                      NUMBER
                            NAME                                     OF SHARES
                            ----                                    -----------
Morgan Stanley & Co. Incorporated...........................
Lehman Brothers Inc.........................................
SBC Warburg Dillon Read Inc.................................

                                                                     ---------
          Total.............................................         3,600,000
                                                                     =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby (other than the shares covered by the overallotment option described below) if any such shares are taken.

     The Underwriters propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not
in excess of $          per share under the initial public offering price. The
Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $          per share to other Underwriters or to certain other
dealers. After the initial offering of the Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

     Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 540,000 additional shares of Common Stock at the initial public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering overallotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered hereby to the Underwriters.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales in excess of five percent of the number of shares of Common Stock offered hereby to accounts over which they exercise discretionary authority.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     See "Shares Eligible for Future Sale" for a description of certain arrangements by which all officers, directors, stockholders and option holders of the Company have agreed not to sell or otherwise dispose of Common Stock or convertible securities of the Company for up to 180 days after the date of this Prospectus without the prior consent of Morgan Stanley & Co. Incorporated. The Company has agreed in the Underwriting Agreement that it will not, directly or indirectly, without the prior written consent of Morgan Stanley & Co. Incorporated, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus, except under certain circumstances.

     In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     The Underwriters have reserved for sale, at the initial public offering price, up to five percent of the Common Stock offered hereby for employees and directors of the Company and certain others who have expressed an interest in purchasing such shares of Common Stock in this offering. The Company has entered into an agreement with BRI to exclusively license certain patented technology for the identification of hereditary hemochromatosis. Pursuant to the terms of the agreement, BRI has the right to purchase up to $490,000 of the Common Stock in this offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

     Prior to this offering, there has been no public market for the Common Stock of the Company. The initial public offering price for the Common Stock will be determined by negotiations among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Pillsbury Madison & Sutro LLP, San Francisco, California. A member of Pillsbury Madison & Sutro LLP owns 5,000 shares of Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The financial statements of Nanogen, Inc. at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statements in this Prospectus as set forth under the captions "Risk Factors -- Uncertainty of Patent and Proprietary Technology Protection; Potential Inability to License Technology from Third Parties" and in
"Business -- Proprietary Technology and Patents" have been passed upon by Lyon & Lyon LLP, Costa Mesa, California, patent counsel to the Company, and experts on such matters, and are included herein in reliance upon its review and approval.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material may be obtained from such office upon payment of the fees prescribed by the Commission. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                 NANOGEN, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors...........  F-2
Balance Sheets at December 31, 1996 and 1997................  F-3
Statements of Operations for each of the three years in the
  period ended December 31, 1997............................  F-4
Statements of Stockholders' Equity for each of the three
  years in the period ended December 31, 1997...............  F-5
Statements of Cash Flows for each of the three years in the
  period ended December 31, 1997............................  F-6
Notes to Financial Statements...............................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Nanogen, Inc.

We have audited the accompanying balance sheets of Nanogen, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nanogen, Inc. at December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
January 16, 1998
except for the last paragraph of Note 4, as to which the date is January 29, 1998

                                 NANOGEN, INC.

                                 BALANCE SHEETS


                                                                                       PRO FORMA
                                                                                     STOCKHOLDERS'
                                                              DECEMBER 31,             EQUITY AT
                                                       ---------------------------   DECEMBER 31,
                                                           1996           1997           1997
                                                       ------------   ------------   -------------
                                              ASSETS
Current assets:
  Cash and cash equivalents..........................  $ 16,775,228   $ 19,498,293
  Grant receivables and other current assets.........       554,018        699,595
                                                       ------------   ------------
Total current assets.................................    17,329,246     20,197,888
Property and equipment, net..........................     1,315,540      2,439,941
Restricted cash......................................       409,267        358,858
Other assets.........................................        36,225        218,376
                                                       ------------   ------------
                                                       $ 19,090,278   $ 23,215,063
                                                       ============   ============

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................  $    479,967   $    597,211
  Accrued liabilities................................     1,422,533      1,008,951
  Deferred revenue...................................            --      1,012,186
  Current portion of capital lease obligations.......       573,641        804,495
                                                       ------------   ------------
Total current liabilities............................     2,476,141      3,422,843
Capital lease obligations, less current portion......       934,544      1,193,221
Commitments
Stockholders' equity:
  Convertible preferred stock, $.001 par value,
     15,500,000 shares authorized; 10,785,428 and
     13,683,865 shares issued and outstanding at
     December 31, 1996 and 1997, respectively
     (5,000,000 shares authorized, no shares issued
     and outstanding pro forma); liquidation
     preference $45,375,393 at December 31, 1997.....        10,785         13,684   $         --
  Common stock, $.001 par value, 40,000,000 shares
     authorized; 1,832,383 and 3,183,523 shares
     issued and outstanding at December 31, 1996 and
     1997, respectively (50,000,000 shares
     authorized, 12,306,065 shares issued and
     outstanding pro forma)..........................         1,832          3,184         12,306
  Additional paid-in capital.........................    30,885,668     48,523,140     48,527,702
  Deferred compensation..............................            --     (2,322,850)    (2,322,850)
  Notes receivable from officers.....................       (68,127)    (1,129,509)    (1,129,509)
  Accumulated deficit................................   (15,150,565)   (26,488,650)   (26,488,650)
                                                       ------------   ------------   ------------
Total stockholders' equity...........................    15,679,593     18,598,999   $ 18,598,999
                                                       ------------   ------------   ============
                                                       $ 19,090,278   $ 23,215,063
                                                       ============   ============


                            See accompanying notes.

                                 NANOGEN, INC.

                            STATEMENTS OF OPERATIONS


                                                                 YEARS ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1995          1996           1997
                                                         -----------   -----------   ------------
Revenues:
  Contract and grant revenue...........................  $   317,628   $ 1,644,078   $  2,122,912
  Sponsored research...................................           --            --      1,242,810
                                                         -----------   -----------   ------------
Total revenues.........................................      317,628     1,644,078      3,365,722
Operating expenses:
  Research and development.............................    3,356,167     6,931,535     11,768,951
  General and administrative...........................    1,645,526     2,426,923      3,910,078
                                                         -----------   -----------   ------------
Total operating expenses...............................    5,001,693     9,358,458     15,679,029
                                                         -----------   -----------   ------------
Loss from operations...................................   (4,684,065)   (7,714,380)   (12,313,307)
Interest income (expense), net.........................       96,256       (63,957)       975,222
                                                         -----------   -----------   ------------
Net loss...............................................  $(4,587,809)  $(7,778,337)  $(11,338,085)
                                                         ===========   ===========   ============
Pro forma net loss per share -- basic and diluted......                              $      (1.13)
                                                                                     ============
Number of shares used in computing pro forma net loss
  per share -- basic and diluted.......................                                10,072,324
                                                                                     ============


                            See accompanying notes.

                                 NANOGEN, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                              CONVERTIBLE                                                              NOTES
                                            PREFERRED STOCK         COMMON STOCK       ADDITIONAL                   RECEIVABLE
                                          --------------------   -------------------     PAID-IN       DEFERRED        FROM
                                            SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL     COMPENSATION    OFFICERS
                                          ----------   -------   ---------   -------   -----------   ------------   -----------
Balance at December 31, 1994............   2,339,667   $2,339      918,308   $  918    $ 3,645,841   $        --    $        --
  Issuance of common stock..............          --       --      217,661      218         24,032            --             --
  Repurchase of common stock............          --       --       (4,486)      (4)          (332)           --             --
  Issuance of Series B convertible
    preferred stock.....................   3,234,800    3,235           --       --      8,047,313            --             --
  Issuance of Series B convertible
    preferred stock in connection with
    conversion of debt..................     240,000      240           --       --        599,760            --             --
  Exercise of stock options in exchange
    for notes receivable and accrued
    interest............................          --       --      200,000      200         29,800            --        (31,008)
  Net loss..............................          --       --           --       --             --            --             --
                                          ----------   -------   ---------   ------    -----------   -----------    -----------
Balance at December 31, 1995............   5,814,467    5,814    1,331,483    1,332     12,346,414            --        (31,008)
  Issuance of common stock..............          --       --      283,499      283         42,243            --             --
  Repurchase of common stock............          --       --      (15,930)     (16)        (1,567)           --             --
  Issuance of Series B convertible
    preferred stock.....................     240,800      241           --       --        601,609            --             --
  Issuance of Series C convertible
    preferred stock.....................   4,225,000    4,225           --       --     15,842,063            --             --
  Issuance of Series C convertible
    preferred stock in connection with
    conversion of debt..................     505,161      505           --       --      2,020,139            --             --
  Exercise of stock options in exchange
    for notes receivable and accrued
    interest............................          --       --      233,331      233         34,767            --        (37,119)
  Net loss..............................          --       --           --       --             --            --             --
                                          ----------   -------   ---------   ------    -----------   -----------    -----------
Balance at December 31, 1996............  10,785,428   10,785    1,832,383    1,832     30,885,668            --        (68,127)
  Issuance of common stock..............          --       --      207,103      207        129,179            --             --
  Repurchase of common stock............          --       --      (30,635)     (30)        (4,424)           --             --
  Issuance of Series C preferred
    stock at............................   1,823,437    1,824           --       --      7,173,892            --             --
  Issuance of Series B preferred
    stock...............................      25,000       25           --       --         62,475            --             --
  Issuance of Series D preferred
    stock...............................   1,050,000    1,050           --       --      6,286,544            --             --
  Deferred compensation related to stock
    options.............................          --       --           --       --      2,933,774    (2,933,774)            --
  Amortization of deferred
    compensation........................          --       --           --       --             --       610,924             --
  Exercise of stock options in exchange
    for notes receivable and accrued
    interest............................          --       --    1,174,672    1,175      1,056,032            --     (1,061,382)
  Net loss..............................          --       --           --       --             --            --             --
                                          ----------   -------   ---------   ------    -----------   -----------    -----------
Balance at December 31, 1997............  13,683,865   $13,684   3,183,523   $3,184    $48,523,140   $(2,322,850)   $(1,129,509)
                                          ==========   =======   =========   ======    ===========   ===========    ===========

                                                             TOTAL
                                                         STOCKHOLDERS'
                                          ACCUMULATED       EQUITY
                                            DEFICIT        (DEFICIT)
                                          ------------   -------------
Balance at December 31, 1994............  $(2,784,419)   $    864,679
  Issuance of common stock..............           --          24,250
  Repurchase of common stock............           --            (336)
  Issuance of Series B convertible
    preferred stock.....................           --       8,050,548
  Issuance of Series B convertible
    preferred stock in connection with
    conversion of debt..................           --         600,000
  Exercise of stock options in exchange
    for notes receivable and accrued
    interest............................           --          (1,008)
  Net loss..............................   (4,587,809)     (4,587,809)
                                          ------------   ------------
Balance at December 31, 1995............   (7,372,228)      4,950,324
  Issuance of common stock..............           --          42,526
  Repurchase of common stock............           --          (1,583)
  Issuance of Series B convertible
    preferred stock.....................           --         601,850
  Issuance of Series C convertible
    preferred stock.....................           --      15,846,288
  Issuance of Series C convertible
    preferred stock in connection with
    conversion of debt..................           --       2,020,644
  Exercise of stock options in exchange
    for notes receivable and accrued
    interest............................           --          (2,119)
  Net loss..............................   (7,778,337)     (7,778,337)
                                          ------------   ------------
Balance at December 31, 1996............  (15,150,565)     15,679,593
  Issuance of common stock..............           --         129,386
  Repurchase of common stock............           --          (4,454)
  Issuance of Series C preferred
    stock at............................           --       7,175,716
  Issuance of Series B preferred
    stock...............................           --          62,500
  Issuance of Series D preferred
    stock...............................           --       6,287,594
  Deferred compensation related to stock
    options.............................           --              --
  Amortization of deferred
    compensation........................           --         610,924
  Exercise of stock options in exchange
    for notes receivable and accrued
    interest............................           --          (4,175)
  Net loss..............................  (11,338,085)    (11,338,085)
                                          ------------   ------------
Balance at December 31, 1997............  $(26,488,650)  $ 18,598,999
                                          ============   ============


                            See accompanying notes.

                                 NANOGEN, INC.

                            STATEMENTS OF CASH FLOWS


                                                                       YEARS ENDED DECEMBER 31,
                                                               -----------------------------------------
                                                                  1995           1996           1997
                                                               -----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................   $(4,587,809)  $ (7,778,337)   (11,338,085)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................       289,572        351,003        527,381
  Interest expense converted into convertible preferred
    stock...................................................            --         20,644             --
  Amortization of deferred compensation.....................            --             --        610,924
  Changes in operating assets and liabilities:
    Accounts payable........................................        10,521        276,329        117,244
    Accrued liabilities.....................................       247,231      1,175,302       (413,582)
    Unearned revenue........................................            --             --      1,012,186
    Grant receivables and other current assets..............      (189,381)      (181,960)      (145,577)
                                                               -----------   ------------   ------------
Net cash used in operating activities.......................    (4,229,866)    (6,137,019)    (9,629,509)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment.......................................        35,797       (114,106)      (492,308)
                                                               -----------   ------------   ------------
Net cash used in investing activities.......................       (35,797)      (114,106)      (492,308)
CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash.............................................        55,228         55,916         50,409
Principal payments on capital lease obligations.............      (355,993)      (427,270)      (669,943)
Proceeds from capital lease financing.......................            --        593,059             --
Issuance of notes payable to stockholders...................       600,000      2,000,000             --
Issuance of common stock, net of repurchases................        22,906         38,824        120,757
Issuance of convertible preferred stock, net of issuance
  costs.....................................................     8,050,548     16,448,138     13,525,810
Other assets................................................         4,590             --       (182,151)
                                                               -----------   ------------   ------------
Net cash provided by financing activities...................     8,377,279     18,708,667     12,844,882
                                                               -----------   ------------   ------------
Increase in cash and cash equivalents.......................     4,111,616     12,457,542      2,723,065
Cash and cash equivalents at beginning of year..............       206,070      4,317,686     16,775,228
                                                               -----------   ------------   ------------
Cash and cash equivalents at end of year....................   $ 4,317,686   $ 16,775,228   $ 19,498,293
                                                               ===========   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid...............................................   $   125,208   $    188,273   $    224,504
                                                               ===========   ============   ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Equipment acquired under capital leases.....................   $   730,100   $    404,125   $  1,159,474
                                                               ===========   ============   ============
Issuance of convertible preferred stock in exchange for
  cancellation of debt and related accrued interest.........   $   600,000   $  2,020,644   $         --
                                                               ===========   ============   ============


                            See accompanying notes.

                                 NANOGEN, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activity

     Nanogen, Inc. ("Nanogen" or the "Company") was incorporated in California on November 6, 1991 as Nanophore, Inc. ("Nanophore"), a wholly-owned subsidiary of Nanotronics, Inc. ("Nanotronics"), and pursuant to a Plan of Corporate Separation and Reorganization, Nanophore issued shares of its common stock to the Nanotronics shareholders and commenced operations as Nanogen, Inc. on September 1, 1993. The Company was established to develop products in the area of medical diagnostics, biomedical research, genomics, genetic testing and drug discovery using advanced microelectronics and molecular biology. Through December 31, 1996, the Company was considered to be in the development stage. The Company commenced planned commercial operations upon consummation of the collaborative agreement with Becton Dickinson in May 1997, (see Note 6), and is no longer considered to be in the development stage.

Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and highly liquid investments which include debt securities with remaining maturities of three months or less when acquired.

Concentration of Credit Risk

     Cash and cash equivalents are financial instruments which potentially subject the Company to concentration of credit risk. The Company invests its excess cash primarily in U.S. government securities and marketable debt securities of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities to maintain safety and liquidity. These guidelines are reviewed periodically and modified to take advantage of trends in yields and interest rates. The Company has not experienced any material losses on its investments.

     At December 31, 1996 and 1997, all of the Company's investments were with financial institutions and organizations with strong credit ratings with maturities of ninety days or less when acquired.

Restricted Cash

     During 1994, the Company obtained an irrevocable standby letter of credit in the amount of $463,775 to secure its building lease. The letter of credit is secured by a certificate of deposit which is shown as restricted cash in the accompanying balance sheet. The letter of credit expires by approximately $50,000 annually.

Property and Equipment

     Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets (2 to 5 years) using the straight-line method. Leasehold improvements are stated at cost and amortized on a straight-line basis over the shorter of the estimated useful life of the assets or the lease term.

Revenue Recognition

     Contract, grant and sponsored research revenue are recorded as the costs and expenses to perform the research are incurred. Payments received in advance under these arrangements are recorded as deferred revenue until the expenses are incurred. Continuation of certain contracts, grants, and research agreements are dependent upon the company achieving specific contractual milestones.

     Contract and grant revenue from one customer amounted to approximately 100%, 70% and 45% of total revenues in 1995, 1996 and 1997, respectively. Contract and grant revenue from a second customer amounted to 23% and 13% in 1996 and 1997, respectively. Additionally, sponsored research (see Note 6) was 37% of total revenue in 1997.

                                 NANOGEN, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) New Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Segment Information. Both of these standards are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company does not believe that comprehensive income or loss will be materially different than net income or loss. SFAS No. 131 amends the requirements for public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating the segment performance. The Company believes it operates in one business and operating segment and does not believe adoption of SFAS No. 131 will have a material impact on the Company's financial statements.

Net Loss Per Share

     Historical basic net loss per share is computed using the weighted average number of common shares outstanding during the periods presented. Common equivalent shares resulting from convertible preferred stock, options to purchase common stock and warrants to purchase convertible preferred stock are excluded from the computation.

     Historical basic net loss per share information is as follows:


                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1995      1996       1997
                                                              -------   -------   ---------
     Basic net loss per share...............................  $ (5.95)  $ (8.04)  $   (8.79)
                                                              =======   =======   =========
     Shares used in computing basic net loss per share......  770,706   966,920   1,289,989
                                                              =======   =======   =========


Pro Forma Net Loss Per Share

     Pro forma net loss per share has been computed as described above and also gives effect to the conversion of the convertible preferred stock, which will convert to common stock upon completion of the Company's initial public offering, using the as if-converted method from the original date of issuance.

Stock-Based Compensation

     As permitted by Statement of Financial Accounting Standards No. 123, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations ("APB 25"), in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options is not less than the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

                                 NANOGEN, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements, and the amounts of revenues and expenses reported during the period. Actual results could differ from those estimates.

Pro Forma Stockholders' Equity

     In November 1997, the Company reincorporated in Delaware and established $.001 par value common and preferred stock. The accompanying financial statements have been retroactively reclassified to reflect the effects of the reincorporation.

     In December 1997, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission for the Company to sell shares of its common stock in an initial public offering. If the initial public offering contemplated by this Prospectus is consummated under the terms presently anticipated, all outstanding shares of convertible preferred stock at December 31, 1997 will automatically convert into 9,122,542 common shares. Upon closing of the initial public offering, the Company will effect a 2-for-3 reverse split. All common stock shares have been retroactively adjusted to reflect this 2-for-3 reverse split.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1996          1997
                                                     ----------    -----------
Scientific equipment...............................  $1,242,172    $ 2,058,766
Office furniture and equipment.....................     706,944        945,938
Leasehold improvements.............................      49,823        646,017
                                                     ----------    -----------
                                                      1,998,939      3,650,721
Less accumulated depreciation and amortization.....    (683,399)    (1,210,780)
                                                     ----------    -----------
                                                     $1,315,540    $ 2,439,941
                                                     ==========    ===========

3. COMMITMENTS

Licensing and Research Agreement

     The Company is a party to a licensing agreement under which it has obtained exclusive licenses to technology, or technology claimed, in certain patents and pending patent applications. Under the terms of the agreement, the Company issued 27,282 shares of its common stock in 1993 as a nonrefundable license fee. At December 31, 1997, the Company is committed to expend $5.75 million over the next six years for the further development of products utilizing the licensed technology. The Company is also required to pay additional amounts if certain milestones are achieved and to pay royalties on future sales, if any, on licensed products covered by the agreement.

     The Company has entered into a sponsored research agreement to develop certain technologies. The agreement is for three years effective December 18, 1996. Under the terms of the agreement, the Company is committed to expend $500,000 annually, payable in monthly installments of $41,667, for the term of the agreement. The Company, at its sole discretion, may terminate the agreement without cause at any time after the first year, with no further financial obligations.

                                 NANOGEN, INC.

3. COMMITMENTS (CONTINUED)
Leases

     The Company leases its facilities and certain equipment under operating lease agreements that expire at various dates through 2004. The minimum annual rents are subject to specified annual rental increases. Rent expense was $378,440, $442,560, and $460,800 in 1995, 1996, and 1997, respectively.

     The Company leases certain equipment under capital lease obligations. Cost and accumulation amortization of equipment under capital lease were $1,881,974 and $636,082 at December 31, 1996 and $3,364,536 and $1,141,733 at December 31,
1997, respectively.

     Annual future minimum obligations for operating and capital leases as of December 31, 1997 are as follows:

                                                                      CAPITAL
                                                      OPERATING        LEASE
                                                        LEASES      OBLIGATIONS
                                                      ----------    -----------
YEAR ENDING DECEMBER 31:
  1998..............................................  $  561,434    $1,006,136
  1999..............................................     604,881       724,608
  2000..............................................     624,694       500,285
  2001..............................................     639,094       136,855
  2002..............................................     664,495            --
  Thereafter........................................   1,591,253            --
                                                      ----------    ----------
  Total minimum lease payments......................  $4,685,851     2,367,884
                                                      ==========
  Less amount representing interest.................                   370,168
                                                                    ----------
  Present value of future minimum capital lease
     obligations....................................                 1,997,716
  Less amounts due in one year......................                   804,495
                                                                    ----------
  Long term portion of capital lease obligations....                $1,193,221
                                                                    ==========

     As of December 31, 1997, the Company has approximately $3.1 million of available funding under equipment lease lines.

4. STOCKHOLDERS' EQUITY

Convertible Preferred Stock

     A summary of Convertible Preferred Stock issued and outstanding as of December 31, 1997 is as follows:

                                                                     LIQUIDATION
                                                      LIQUIDATION     PREFERENCE
                                          SHARES      PREFERENCE      PER SHARE
                                        ----------    -----------    ------------
Series A............................     2,339,667    $ 3,509,501       $1.50
Series B............................     3,740,600      9,351,500       $2.50
Series C............................     6,553,598     26,214,392       $4.00
Series D............................     1,050,000      6,300,000       $6.00
                                        ----------    -----------
                                        13,683,865    $45,375,393
                                        ==========    ===========

     In 1995, in connection with the sale of Series B Convertible Preferred Stock, the Company issued warrants to purchase 386,080 shares of common stock exercisable from February 1997 to September 2000 at an exercise price of $.38 per share. Additionally, in connection with the issuance of notes payable which were converted to Series B Convertible Preferred Stock, the Company issued warrants to purchase 60,000 shares of

                                 NANOGEN, INC.

4. STOCKHOLDERS' EQUITY (CONTINUED)
Series B Convertible Preferred Stock exercisable from April 1995 to April 2000 at an exercise price of $1.50 per share.

     In 1996, in connection with the sale of Series B Convertible Preferred Stock, the Company issued warrants to purchase 26,754 shares of common stock exercisable from February 1997 to September 2001 at an exercise price of $.38 per share.

     In 1997, in connection with the sale of Series B Convertible Preferred Stock, the Company issued warrants to purchase 2,778 shares of common stock exercisable from August 1997 to August 2002 at an exercise price of $.38 per share.

     The Series A, B, C and D Convertible Preferred Stock are convertible, at the option of the holder, into 1,559,769, 2,493,725, 4,369,049 and 699,999 shares, respectively, of common stock, subject to certain anti-dilution adjustments. The Series A, B, C and D Convertible Preferred Stock are automatically convertible into common stock, at the then applicable conversion rate, upon the closing of an underwritten public offering of shares of common stock of the Company for total gross offering proceeds of not less than $7,500,000, but only if the public offering price of the Company's common stock in such offering is not less than $6.00 per share.

     Noncumulative annual dividends of $.12, $.20, $.32 and $.48 per share are payable on the Series A, B, C and D Convertible Preferred Stock, respectively, whenever funds are legally available, when and if declared by the Board of Directors.

Warrants

     In addition to the warrants issued in connection with the sale of Convertible Preferred Stock, the Company issued warrants in connection with certain financing arrangements. In 1991, a warrant was issued to purchase 7,637 shares of common stock exercisable through September 1999 at an exercise price of $.01. In 1996, a warrant was issued to purchase 9,000 shares of Series C Convertible Preferred Stock exercisable through the earlier of August 2002 or upon completion of an initial public offering at an exercise price of not less than $4.00.

     The following table summarizes the warrants outstanding at December 31, 1997:

   TITLE OF SECURITIES       NUMBER                   DATE                 EXERCISE
  CALLED FOR BY WARRANTS    OF SHARES              EXERCISABLE              PRICE
  ----------------------    ---------              -----------             --------
Series B Preferred Stock      40,000    Through April 2000                 $2.25
Series C Preferred Stock       6,000    Through August 2002                $6.00
Common Stock                   5,091    Through September 1999             $ .02
Common Stock                 415,612    Various dates through August 2002  $0.38
                             -------
                             466,703
                             =======

Stock Option Plans

     Under the Company's 1993 Stock Option Plan (the "1993 Plan"), as amended in April 1995, 654,671 shares of common stock were reserved for issuance upon exercise of stock options granted by the Company. In April 1995, the Board of Directors adopted the 1995 Stock Option/Stock Issuance Plan (the "1995 Plan") under which 333,333 shares of common stock were reserved for issuance. In April 1996, an additional 650,000 shares of common stock were reserved for issuance under the 1995 Plan. The plans provide for the grant of stock options to officers, directors, and employees of, and consultants and advisors to, the Company. In August 1997, the Board of Directors adopted the 1997 Stock Incentive Plan (the "1997 Plan" and together with the 1993 Plan and 1995 Plan, the "Stock Option Plans"), under which 1,641,341 shares of common stock

                                 NANOGEN, INC.

4. STOCKHOLDERS' EQUITY (CONTINUED)
were reserved for issuance upon exercise of stock options granted by the Company. In November 1997, an additional 600,000 shares were reserved for issuance under the 1997 Plan.

     The exercise price of incentive stock options to be granted under the Stock Option Plans shall not be less than 100% of the fair value of such shares on the date of grant. The exercise price of nonqualified stock options to be granted under the plans shall not be less than 85% of the fair value of such shares on the date of grant. The options are generally exercisable immediately; however, the shares generally vest at the rate of one fourth after one year and the remainder ratably over the remaining three years. Options granted have a term of up to ten years.

     As of December 31, 1997, 1,092,136 shares are available for future grant under the Stock Option Plans. The following table summarizes stock option activity through December 31, 1997:

                                                                      WEIGHTED
                                                                       AVERAGE
                                                                      EXERCISE
                                                        NUMBER OF     PRICE PER
                                                          SHARES        SHARE
                                                        ----------    ---------
Outstanding at December 31, 1994....................        91,998      $.08
  Granted...........................................       463,528      $.15
  Exercised.........................................      (417,661)     $.13
  Cancelled.........................................       (23,333)     $.15
                                                        ----------
Outstanding at December 31, 1995....................       114,532      $.15
  Granted...........................................       665,146      $.15
  Exercised.........................................      (516,830)     $.15
  Cancelled.........................................       (28,973)     $.15
                                                        ----------
Outstanding at December 31, 1996....................       233,875      $.15
  Granted...........................................     1,586,223      $.89
  Exercised.........................................    (1,381,766)     $.86
  Cancelled.........................................       (21,616)     $.53
                                                        ----------
Outstanding at December 31, 1997....................       416,716      $.60
                                                        ==========

     As of December 31, 1997, 884,188 shares issued pursuant to early exercises of options or issuable under outstanding options were vested. The Company has the option to repurchase, at the original issue price, the unvested shares issued pursuant to early exercise of options in the event of termination of employment or engagement. At December 31, 1997, 1,543,939 shares issued under the Stock Option Plans were subject to repurchase by the Company.


     The Company recognized an aggregate of $2,933,774 through December 31, 1997 as deferred compensation for the excess of the deemed fair value for financial statement presentation purposes of the common stock issuable on exercise of such options over the exercise price. Compensation expense related to options granted during the year ended December 31, 1997 was $610,924. The deferred compensation expense is being recognized over the vesting period of the options.

                                 NANOGEN, INC.

4. STOCKHOLDERS' EQUITY (CONTINUED)
     Following is a further breakdown of the options outstanding as of December 31, 1997:

                                                                 WEIGHTED
                           WEIGHTED                               AVERAGE
                            AVERAGE    WEIGHTED                  EXERCISE
 RANGE OF                  REMAINING   AVERAGE                   PRICE OF
 EXERCISE      OPTIONS      LIFE IN    EXERCISE     OPTIONS       OPTIONS
  PRICES     OUTSTANDING     YEARS      PRICE     EXERCISABLE   EXERCISABLE
----------   -----------   ---------   --------   -----------   -----------
$  .02            4,000      5.67        $.02          4,000       $.02
$  .15          144,411      7.06        $.15        144,411       $.15
$  .38           23,866      9.10        $.38         23,866       $.38
$  .90          244,439      9.69        $.90        244,439       $.90
              ---------                            ---------
$.02-.90        416,716      8.71        $.60        416,716       $.60
              =========                            =========

     Adjusted pro forma information regarding net loss is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Minimum Value method for option pricing with the following assumptions for 1995, 1996 and 1997: a risk-free interest rate of 6.5%, a dividend yield of 0% and a weighted average expected life of the option of five years.

     For purposes of adjusted pro forma disclosures, the estimated fair value of the options are amortized to expense over the vesting period. The Company's adjusted pro forma information is as follows:


                                               YEARS ENDED DECEMBER 31,
                                       ----------------------------------------
                                          1995          1996           1997
                                       -----------   -----------   ------------
Adjusted pro forma net loss..........  $(4,588,195)  $(7,780,757)  $(11,383,330)
Adjusted pro forma net loss per
  share..............................       $(5.95)       $(8.05)        $(8.82)


     The weighted average fair value of options granted during 1995, 1996 and 1997 was $.01, $.01 and $(.16), respectively.

     The pro forma effect on net loss for 1995, 1996 and 1997 is not likely to be representative of the pro forma effects on reported net income or loss in future years because these amounts reflect 3 or fewer years of vesting.

Shares Reserved for Future Issuance

     The following shares of common stock are reserved for future issuance at December 31, 1997:

Convertible preferred stock..............................   9,122,542
Stock options............................................   1,508,853
Warrants.................................................     466,703
                                                           ----------
                                                           11,098,098
                                                           ==========

Nanotronics

     In December 1997, the Company entered into an Agreement and Plan of Merger (the "Agreement") with Nanotronics, pursuant to which a wholly-owned California subsidiary of the Company will merge with and into Nanotronics. Upon the effective date of the merger, the Company will issue approximately 200,000 shares of its Series D Convertible Preferred Stock at $6.00 per share in exchange for all of the outstanding shares of Nanotronics. The transaction will be accounted for using the purchase method. The operations and net assets of Nanotronics are not material to the Company's financial position or results of operations. The technological feasibility of the acquired technology has not been established nor have alternative uses been identified, therefore, the purchase price of $1.2 million will be allocated primarily to

                                 NANOGEN, INC.

4. STOCKHOLDERS' EQUITY (CONTINUED)
acquired in-process technology and will be reflected as a charge in the Company's statement of operations upon closing, which occurred on January 29, 1998.

5. INCOME TAXES

     Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1997 are shown below. A valuation allowance of $11,279,000, of which $4,783,000 relates to 1997, as of December 31, 1997 has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

                                                              1996            1997
                                                           -----------    ------------
Deferred tax assets:
  Net operating loss carryforwards.......................  $ 5,477,000    $  9,120,000
  Research and development credits.......................      533,000       1,146,000
  Capitalized research expenses..........................      540,000       1,050,000
  Other..................................................       61,000         114,000
                                                           -----------    ------------
Total deferred tax assets................................    6,611,000      11,430,000
Valuation allowance for deferred tax assets..............   (6,496,000)    (11,279,000)
                                                           -----------    ------------
Net deferred tax assets..................................      115,000         151,000
Deferred tax liabilities:
  Depreciation...........................................     (115,000)       (151,000)
                                                           -----------    ------------
Net deferred tax assets..................................  $        --    $         --
                                                           ===========    ============

     At December 31, 1997, the Company has federal and California net operating loss carryforwards of approximately $25,048,000 and $6,143,000, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to the capitalization of research and development expenses for California tax purposes and the fifty percent limitation on California loss carryforwards. The federal and California tax loss carryforwards will begin expiring in 2006 and 1998, respectively, unless previously utilized. The Company also has federal and California research and development tax credit carryforwards of approximately $820,000 and $502,000, respectively, which will begin expiring in 2007 unless previously utilized.

     Under Sections 382 and 383 of the Internal Revenue Code, the annual use of the Company's net operating loss and credit carryforwards may be limited because of cumulative changes in ownership of more than 50% which occurred during 1995 and 1997. However, the Company does not believe such limitations will have a material impact upon the ultimate utilization of these carryforwards.

6. SPONSORED RESEARCH AGREEMENTS

Becton, Dickinson and Company


     In May 1997, Becton, Dickinson and Company ("Becton Dickinson") and Nanogen entered into a Collaborative Research and Development Agreement to develop products utilizing Nanogen's technology to detect microbial agents causing infectious disease to determine their antibiotic susceptibility or resistance (the "Prior R&D Agreement"). In connection with the Prior R&D Agreement, Nanogen entered into a Series D Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") with Becton Dickinson pursuant to which Becton Dickinson purchased 1,000,000 shares of Nanogen's Series D Preferred Stock for $6.0 million. In addition, Becton Dickinson agreed, pursuant to the Stock Purchase Agreement, to purchase common stock worth an aggregate of $6.0 million, at the initial public offering price, upon the completion of this offering. This purchase will be made as part of a private placement (the "Private Placement") concurrent with this offering.

                                 NANOGEN, INC.

6. SPONSORED RESEARCH AGREEMENTS (CONTINUED)
     As of October 1, 1997, Becton Dickinson and Nanogen entered into new agreements which superseded the Prior R&D Agreement. Pursuant to a Master Agreement entered into between the parties (the "Master Agreement"), Becton Dickinson and Nanogen agreed to form The Nanogen/Becton Dickinson Partnership, a Delaware general partnership (the "Partnership") to develop and commercialize products in the field of in vitro nucleic acid-based diagnostic and monitoring technologies. NanoVenture LLC, a Delaware limited liability company wholly-owned by Nanogen ("NanoVenture") and Becton Dickinson Venture LLC, a Delaware limited liability company wholly-owned by Becton Dickinson ("Becton Dickinson Venture"), are the general partners of the Partnership with (i) losses allocated in proportion to cash funding, (ii) profits shared equally, and (iii) distributions allocated 60% to Becton Dickinson and 40% to NanoVenture until partner contributions are equalized and thereafter distributions shared equally. Pursuant to a General Partnership Agreement between NanoVenture and Becton Dickinson Venture, Becton Dickinson and Nanogen have contributed to the Partnership their respective rights under the Prior R&D Agreement, certain Intellectual Property Licenses and, as of December 31, 1997, cash in the aggregate of $1,275,000. Upon the successful completion of certain defined milestones by December 31, 1997 and June 30, 1998, contributions for use in the research programs aggregating approximately $6.7 million will be made to the Partnership from July 1, 1998 through April 1, 1999 of which $5.0 million is to be paid by Becton Dickinson and $1.7 million is to be paid by Nanogen. The December 31, 1997 milestones have been achieved, however, there can be no assurance that the June 30, 1998 milestones will be achieved in a timely fashion, if at all. The General Partnership Agreement also contemplates additional research funding aggregating approximately $14.3 million during the period from July 1, 1999 through April 1, 2001, conditioned upon the achievement of certain milestones to be mutually agreed upon by the partners. There can be no assurances that the parties will agree to such milestones, and if agreed upon, there can be no assurances that such milestones will be achieved in a timely fashion, if at all. In addition to the above described payments, Becton Dickinson and Nanogen have agreed to contribute certain additional amounts to fund marketing and manufacturing startup.

Hoechst AG

     In December 1997, the Company entered into an agreement with Hoechst Corporate Research and Technology, an affiliate of Hoechst AG ("Hoechst"), for an exclusive research and development collaboration and the establishment of a joint venture relating to new tools in molecular recognition and Nanogen's technology. Pursuant to the agreement, the Company has agreed to issue to Hoechst, upon the achievement of certain milestones, warrants to purchase up to 4% of the Company's common stock based on the number of shares outstanding on December 5, 1997, at a price based on a premium to the then current market price. The warrants will be exercisable for 5 years from the date of grant. Additionally, Hoechst has agreed to purchase Company common stock worth an aggregate of $10.0 million at the public offering price, upon the completion of this offering. This purchase will be made as part of the Private Placement.

E( 1/8)lan Corporation, plc

     In December 1997, the Company entered into an agreement with E( 1/8)lan Corporation, plc ("E( 1/8)lan") for a non-exclusive research and development agreement for the development of genomics and gene expression research tools. Pursuant to the agreement, Elan has agreed to purchase Company common stock worth an aggregate of $5.0 million at the public offering price, upon the completion of this offering. This purchase will be made as part of the Private Placement.

                     NANOGEN MICROCHIP EXPERIMENTAL DESIGNS

                         [Photo of Nanogen Microchips]

The microchip designs illustrated above are representative of various experimental prototypes designed by Nanogen. Several of these designs are currently being used to further develop Nanogen's prototype assay system. Future commercial production designs may differ from those depicted above based upon advances in materials and design and fabrication techniques and will be driven by specific product applications.


     Certain of the above designs are currently under development, and there can be no assurance that any of the above designs will be incorporated into any products which will be successfully developed or commercialized, on a timely basis, if at all. Certain product applications utilizing the Company's technology platform will require FDA or other applicable regulatory approvals prior to commercialization. The Company has not applied for such regulatory approvals with respect to any of its products under development. There can be no assurance that such approvals for such products can be obtained on a timely basis, if at all.

                                  Nanogen logo

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq listing fee.

                                                              PAYABLE BY
                                                              REGISTRANT
                                                              ----------
SEC registration fee........................................   $ 11,800
National Association of Securities Dealers, Inc. filing
  fee.......................................................      4,500
Nasdaq listing fee..........................................     50,000
Blue Sky fees and expenses..................................     10,000
Accounting fees and expenses................................    200,000
Legal fees and expenses.....................................    300,000
Printing and engraving expenses.............................    175,000
Registrar and Transfer Agent's fees.........................      5,000
Miscellaneous fees and expenses.............................    143,700
                                                               --------
          Total.............................................   $900,000
                                                               ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article XI of the Registrant's Restated Certificate of Incorporation (Exhibit 3.(i)(2) hereto) and Article 6 of the Registrant's Bylaws (Exhibit 3.(ii)(2) hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers to the fullest extent not prohibited by law.

     The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since February 1, 1994, the Registrant has sold and issued the following unregistered securities (numbers do not reflect the proposed two-for-three reverse split of the Company's capital stock):

          (a) In February, March and June, 1994 the Registrant issued (i) 2,129,667 shares of Series A Convertible Preferred Stock to a total of 28 accredited investors at a price per share of $1.50, for an aggregate consideration of $3,194,501 and (ii) 210,000 shares of Series A Convertible Preferred Stock in exchange for cancellation of indebtedness in the amount of $315,000. The Registrant relied on the exemption provided by Rule 506 under Regulation D and Section 4(2) of the Act.

          (b) Between April 1995 and August 1997, the Registrant issued to a total of 33 accredited investors (i) 3,740,600 shares of Series B Convertible Preferred Stock and warrants for the purchase of 60,000 shares of Series B Convertible Preferred Stock, at an exercise price of $1.50 per share, in exchange for cancellation of indebtedness in the amount of $600,000. The Registrant relied on the exemption provided by Rule 506 under Regulation D and Section 4(2) of the Act.

          (c) In December 1996, the Registrant issued to accredited investors
     (i) 4,225,000 shares of Series C Convertible Preferred Stock at a price per share of $4.00, for an aggregate consideration of $26,214,392 and (ii) 505,161 shares of Series C Convertible Preferred Stock in exchange for cancellation of indebtedness in the amount of $2,020,644. In January 1997, the Registrant issued to accredited investors 1,823,437 shares of Series C Convertible Preferred Stock a price per share of $4.00, for an aggregate consideration of $7,293,748. The Registrant relied on the exemption provided by Rule 506 under Regulation D and Section 4(2) of the Act.

          (d) In May and September 1997, the Registrant issued 1,050,000 shares of Series D Convertible Preferred Stock to a total of three accredited investors at a price per share of $6.00, for an aggregate consideration of $6,300,000. The Registrant relied on the exemption provided by Rule 506 under Regulation D and Section 4(2) of the Act.

          (e) In January 1998, the Registrant issued an aggregate of 200,000 shares of Series D Preferred Stock to the shareholders of Nanotronics, Inc. ("Nanotronics") in exchange for all of the outstanding shares of Nanotronics. The Registrant relied on the exemption provided by Rule 506 under Regulation D and Section 4(2) of the Act.

          (f) On various dates between December 1994 and February 1998, the Registrant issued 3,555,739 shares of its Common Stock to approximately 90 employees and directors pursuant to the exercise of options granted under the 1993 Stock Plan, the 1995 Stock Option/Issuance Plan and the 1997 Stock Incentive Plan. The exercise prices per share ranged from $.005 to $.60, for an aggregate consideration of $1,319,890. The Registrant relied on the exemption provided by Rule 701 under the Act.

     The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates and warrants issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (b) EXHIBITS


EXHIBIT
 NUMBER                       DESCRIPTION OF DOCUMENT
--------                      -----------------------
  1.1       Form of Underwriting Agreement.
  2.1*      Agreement and Plan of Merger among the Registrant,
            Nanotronics, Inc. ("Nanotronics") and the shareholders of
            Nanotronics, dated as of December 18, 1997.
  3.(i)1    Restated Certificate of Incorporation.
  3.(i)2    Certificate of Amendment of Restated Certificate of
            Incorporation, as filed with the Delaware Secretary of State on April 6, 1998.
  3.(i)3*   Form of Restated Certificate of Incorporation, to be filed upon the closing of the offering to which this Registration
            Statement relates.
  3.(ii)1*  Bylaws of the Registrant.
  3.(ii)2*  Form of Amended and Restated Bylaws of the Registrant, to be
            effective upon the closing of the offering to which this
            Registration Statement relates.
  4.1*      Form of Common Stock Certificate.
  5.1       Legal opinion of Pillsbury Madison & Sutro LLP.
 10.1*      Nanophore, Inc. 1993 Stock Option Plan.
 10.2*      Nanogen, Inc. 1995 Stock Option/Stock Issuance Plan.
 10.3       1997 Stock Incentive Plan of Nanogen, Inc. ("1997 Plan").
 10.4*      Form of Incentive Stock Option Agreement under the 1997
            Plan.
 10.5*      Form of Nonqualified Stock Option Agreement under the 1997
            Plan.
 10.6       Nanogen, Inc. Employee Stock Purchase Plan.

EXHIBIT
 NUMBER                       DESCRIPTION OF DOCUMENT
--------                      -----------------------
 10.7*      Form of Indemnification Agreement between the Registrant and its directors and executive officers.
 10.8*(+)   Agreement between the Registrant and Elan Corporation, plc dated December 19, 1997.
 10.9*(+)   Agreement between the Registrant and Hoechst AG, dated
            December 4, 1997.
 10.10*(+)  Agreement between the Registrant and Syntro Corporation, dated of November 24, 1997.
 10.11*(+)  Master Agreement between the Registrant and Becton,
            Dickinson and Company, dated as of October 1, 1997, with
            related attachments.
 10.12(+)   Exclusive Option Agreement between the Registrant and
            Billups-Rothenberg, Inc., dated as of September 12, 1997.
 10.13*(+)  Sponsored Research Agreement between the Registrant and
            Prolinx, Inc, dated as of December 18, 1996.
 10.14*(+)  Collaborative Research Agreement between the Registrant and
            The University of Texas Southwestern Medical Center at
            Dallas, dated as of August 1, 1995.
 10.15*(+)  License Agreement between the Registrant and The Salk
            Institute for Biological Studies, dated as of April 1, 1993.
 10.16*     Series D Preferred Stock Purchase Agreement between the
            Registrant and Becton, Dickinson and Company, dated as of
            May 5, 1997.
 10.17*     Form of Series B Preferred Stock Purchase Warrant, between the Registrant and certain purchasers of its Series B
            Preferred Stock, dated April 11, 1995.
 10.18      Amended and Restated Investors' Rights Agreement between the
            Registrant and certain securityholders set forth therein,
            dated as of May 5, 1997, as amended.
 10.19*     Master Lease Agreement between the Registrant and Mellon US
            Leasing, dated September 11, 1997.
 10.20*     Lease Agreement between the Registrant and LMP Properties,
            Ltd., dated June 29, 1994.
 10.21*     Lease Agreement between the Registrant and Lease Management
            Services, Inc., dated April 26, 1994, as amended on December
            13, 1994 and June 13, 1996.
 10.22*     Form of Nanogen, Inc. Restricted Stock Issuance Agreement
            between the Registrant and certain of its directors and
            executive officers, dated as of November 7, 1997.
 10.23*     Form of Promissory Note between the Registrant and certain of its executive officers, dated August 22, 1996.
 10.24*     Form of Promissory Note between the Registrant and certain of its executive officers, dated June 30, 1995.
 10.25*     Form of Common Stock Purchase Agreement.
 10.26*     Forms of Performance Stock Option Agreement.
 10.27*     Agreement between the Registrant and Tina S. Nova, Ph.D.,
            dated January 5, 1994.
 10.28*     Agreement between the Registrant and W. J. Kitchen, dated
            October 28, 1997.
 10.29*     Agreement between the Registrant and James P. O'Connell,
            Ph.D., dated November 15, 1994.
 10.30*     Agreement between the Registrant and Harry J. Leonhardt,
            dated May 24, 1996.
 10.31*     Agreement between the Registrant and Kieran T. Gallahue,
            dated December 18, 1997.
 10.32*     Secured Promissory Note and Deed of Trust, between the
            Registrant and W.J. Kitchen, dated March 16, 1998.
 10.33*     Series D Preferred Stock Purchase Warrant between the
            Registrant and Dominion Fund II, dated January 26, 1998.
 10.34(+)   License Agreement between the Registrant and
            Billups-Rothenberg, Inc., dated as of March 18, 1998.

EXHIBIT
 NUMBER                       DESCRIPTION OF DOCUMENT
--------                      -----------------------
 11.1       Statement of computation of net loss per share.
 23.1       Consent of Ernst & Young LLP, independent auditors.
 23.2       Consent of Pillsbury Madison & Sutro LLP (included in
            Exhibit 5.1).
 23.3       Consent of Lyon & Lyon LLP.
 24.1*      Power of Attorney.
 27.1       Financial Data Schedule.


---------------

 * Previously filed.


 + Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment.


     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) It will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 9th day of April, 1998.


                                          NANOGEN, INC.


                                          By:                  *
                                            ------------------------------------
                                                    Howard C. Birndorf
                                                   Chairman of the Board,
                                                  Chief Executive Officer
                                                and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               NAME                                 TITLE                         DATE
               ----                                 -----                         ----
                 *                   Chairman of the Board, Chief           April 9, 1998
-----------------------------------  Executive Officer and Chief
        Howard C. Birndorf           Financial Officer (Principal
                                     Executive Officer and Principal
                                     Financial Officer)

       /s/ DANA A. KRZYSTON          Controller (Principal Accounting       April 9, 1998
-----------------------------------  Officer)
         Dana A. Krzyston

                 *                   President and Chief Operating          April 9, 1998
-----------------------------------  Officer, Director
        Tina S. Nova, Ph.D.

                 *                   Director                               April 9, 1998
-----------------------------------
          Brook H. Byers

                 *                   Director                               April 9, 1998
-----------------------------------
      Robert E. Curry, Ph.D.

                 *                   Director                               April 9, 1998
-----------------------------------
           Cam L. Garner

                 *                   Director                               April 9, 1998
-----------------------------------
          David Ludvigson

                 *                   Director                               April 9, 1998
-----------------------------------
          Thomas G. Lynch

                 *                   Director                               April 9, 1998
-----------------------------------
      Andrew E. Senyei, M.D.

     * /s/ HARRY J. LEONHARDT
-----------------------------------
         Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER                       DESCRIPTION OF DOCUMENT
--------                      -----------------------
  1.1       Form of Underwriting Agreement.
  2.1*      Agreement and Plan of Merger among the Registrant,
            Nanotronics, Inc. ("Nanotronics") and the shareholders of
            Nanotronics, dated as of December 18, 1997.
  3.(i)1    Restated Certificate of Incorporation.
  3.(i)2    Certificate of Amendment of Restated Certificate of
            Incorporation, as filed with the Delaware Secretary of State on April 6, 1998.
  3.(i)3*   Form of Restated Certificate of Incorporation, to be filed upon the closing of the offering to which this Registration
            Statement relates.
  3.(ii)1*  Bylaws of the Registrant.
  3.(ii)2*  Form of Amended and Restated Bylaws of the Registrant, to be
            effective upon the closing of the offering to which this
            Registration Statement relates.
  4.1*      Form of Common Stock Certificate.
  5.1       Legal opinion of Pillsbury Madison & Sutro LLP.
 10.1*      Nanophore, Inc. 1993 Stock Option Plan.
 10.2*      Nanogen, Inc. 1995 Stock Option/Stock Issuance Plan.
 10.3       1997 Stock Incentive Plan of Nanogen, Inc. ("1997 Plan").
 10.4*      Form of Incentive Stock Option Agreement under the 1997
            Plan.
 10.5*      Form of Nonqualified Stock Option Agreement under the 1997
            Plan.
 10.6       Nanogen, Inc. Employee Stock Purchase Plan.
 10.7*      Form of Indemnification Agreement between the Registrant and its directors and executive officers.
 10.8*(+)   Agreement between the Registrant and Elan Corporation, plc dated December 19, 1997.
 10.9*(+)   Agreement between the Registrant and Hoechst AG, dated
            December 4, 1997.
 10.10*(+)  Agreement between the Registrant and Syntro Corporation, dated of November 24, 1997.
 10.11*(+)  Master Agreement between the Registrant and Becton,
            Dickinson and Company, dated as of October 1, 1997, with
            related attachments.
 10.12(+)   Exclusive Option Agreement between the Registrant and
            Billups-Rothenberg, Inc., dated as of September 12, 1997.
 10.13*(+)  Sponsored Research Agreement between the Registrant and
            Prolinx, Inc, dated as of December 18, 1996.
 10.14*(+)  Collaborative Research Agreement between the Registrant and
            The University of Texas Southwestern Medical Center at
            Dallas, dated as of August 1, 1995.
 10.15*(+)  License Agreement between the Registrant and The Salk
            Institute for Biological Studies, dated as of April 1, 1993.
 10.16*     Series D Preferred Stock Purchase Agreement between the
            Registrant and Becton, Dickinson and Company, dated as of
            May 5, 1997.
 10.17*     Form of Series B Preferred Stock Purchase Warrant, between the Registrant and certain purchasers of its Series B
            Preferred Stock, dated April 11, 1995.
 10.18      Amended and Restated Investors' Rights Agreement between the
            Registrant and certain securityholders set forth therein,
            dated as of May 5, 1997, as amended.
 10.19*     Master Lease Agreement between the Registrant and Mellon US
            Leasing, dated September 11, 1997.
 10.20*     Lease Agreement between the Registrant and LMP Properties,
            Ltd., dated June 29, 1994.

EXHIBIT
 NUMBER                       DESCRIPTION OF DOCUMENT
--------                      -----------------------
 10.21*     Lease Agreement between the Registrant and Lease Management
            Services, Inc., dated April 26, 1994, as amended on December
            13, 1994 and June 13, 1996.
 10.22*     Form of Nanogen, Inc. Restricted Stock Issuance Agreement
            between the Registrant and certain of its directors and
            executive officers, dated as of November 7, 1997.
 10.23*     Form of Promissory Note between the Registrant and certain of its executive officers, dated August 22, 1996.
 10.24*     Form of Promissory Note between the Registrant and certain of its executive officers, dated June 30, 1995.
 10.25*     Form of Common Stock Purchase Agreement.
 10.26*     Forms of Performance Stock Option Agreement.
 10.27*     Agreement between the Registrant and Tina S. Nova, Ph.D.,
            dated January 5, 1994.
 10.28*     Agreement between the Registrant and W. J. Kitchen, dated
            October 28, 1997.
 10.29*     Agreement between the Registrant and James P. O'Connell,
            Ph.D., dated November 15, 1994.
 10.30*     Agreement between the Registrant and Harry J. Leonhardt,
            dated May 24, 1996.
 10.31*     Agreement between the Registrant and Kieran T. Gallahue,
            dated December 18, 1997.
 10.32*     Secured Promissory Note and Deed of Trust, between the
            Registrant and W.J. Kitchen, dated March 16, 1998.
 10.33*     Series D Preferred Stock Purchase Warrant between the
            Registrant and Dominion Fund II, dated January 26, 1998.
 10.34(+)   License Agreement between the Registrant and
            Billups-Rothenberg, Inc., dated as of March 18, 1998.
 11.1       Statement of computation of net loss per share.
 23.1       Consent of Ernst & Young LLP, independent auditors.
 23.2       Consent of Pillsbury Madison & Sutro LLP (included in
            Exhibit 5.1).
 23.3       Consent of Lyon & Lyon LLP.
 24.1*      Power of Attorney.
 27.1       Financial Data Schedule.


---------------

 * Previously filed.


 + Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment.